As filed with the Securities and Exchange Commission on June 26, 2000

                                                      Registration No. 333-34444

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                   ------------------------------------------
                                 Amendment No. 2
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               Mortgage.com, Inc.
             (Exact name of registrant as specified in its charter)

        Florida                           6162                    65-0435281
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization)

                       ----------------------------------
                               Mortgage.com, Inc.
                           1643 North Harrison Parkway
                             Sunrise, Florida 33323
                                 (954) 838-5000
                        (Address, including zip code, and
                                telephone number,
                             including area code, of
                             registrant's principal
                               executive offices)
                       ----------------------------------

                                 Seth S. Werner
                             Chief Executive Officer
                               Mortgage.com, Inc.
                           1643 North Harrison Parkway
                             Sunrise, Florida 33323
                                 (954) 838-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        ---------------------------------

                                   Copies to:

     Luther F. Sadler, Jr., Esq.                  Sidney Todres, Esq.
     Jeffrey M. McFarland, Esq.                     Epstein, Becker
          Foley & Lardner                              & Green
          200 Laura Street                          250 Park Avenue
     Jacksonville, Florida 32202                  New York, NY 10177
          (904) 359-2000                            (212) 351-4500

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| :

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE

                                                                                      Proposed
                                                           Proposed maximum            maximum           Amount of
  Title of each class of securities       Amount to         offering price       aggregate offering     registration
           to be registered             be registered         per share                 price               fee
  ---------------------------------     -------------      ----------------      ------------------     ------------

                                            Up to
Common Stock, $.01 par value              8,090,000(1)           (2)              $40,000,000.00(3)       $10,560.00

Common Stock, $.01 par value(4)           1,644,120              (4)              $ 4,007,542.50(1)       $ 1,057.99

                                            Up to
Total                                     9,734,120(1)                            $44,007,542.50(1)       $11,617.99

--------------------------------------- --------------- ----------------------- ---------------------- ---------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2) The price per common share will vary based on the volume-weighted average daily price of Mortgage.com's common stock during the drawdown periods provided for in the common stock purchase agreement described in this registration statement. The purchase price will be equal to 93% of the volume-weighted average daily price for each trading day within such drawdown pricing periods. The agreement allows for up to 12 draws over a period of 24 months for amounts up to $4,000,000 per draw.

(3) This represents the maximum purchase price that Sugarplum Investments Limited is obligated to pay Mortgage.com under the common stock purchase agreement. The maximum net proceeds Mortgage.com can receive is $40,000,000 less a 5% cash placement fee payable to its placement agent, Ladenburg Thalmann & Co. Inc. and $1,500 in escrow fees and expenses per drawdown.

(4) The remainder of the shares to be registered may be offered for sale and sold from time to time during the period the registration statement remains effective, by or for the accounts of the selling stockholders. These shares include 332,060 shares issuable upon the exercise of a warrant issued to Sugarplum under the common stock purchase agreement, and 332,060 shares issuable upon the exercise of a warrant issued to Ladenburg Thalmann as a placement fee. The exercise price of these warrants is $2.4092. These warrants may be exercised until March 28, 2002. The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The proposed maximum aggregate offering price for these shares is based upon the average of the high and low reported prices of the registrant's common stock on April 5, 2000.
                            . ----------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, Dated June 26, 2000

                                9,734,120 Shares


                                  Common Stock



         Of the shares of common stock being offered, 1,644,120 are being offered by the selling stockholders identified on pages 101 through 103 and are being registered for resale. The shares of common stock which may be resold by the selling stockholders constitute 3.8% of our issued and outstanding common stock as of March 31, 2000. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the proceeds upon the exercise for cash of the stock purchase warrants held by the selling stockholders.


         The remaining 8,090,000 shares may be issued through a common stock purchase agreement with Sugarplum Investments Limited, as further described in this prospectus. The number of shares of common stock which may be issued through the common stock purchase agreement would constitute 18.4% of our issued and outstanding common stock as of March 31, 2000. We will receive the sale price of any common stock that we sell through the common stock purchase agreement and Sugarplum may resell those shares pursuant to this prospectus.


         The selling stockholders may offer shares of our common stock on The Nasdaq National Market, in negotiated transactions or otherwise, or by a combination of these methods. The selling stockholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions. Sugarplum Investments Limited is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales. We will pay the costs of registering the shares under this prospectus, including legal fees.


         Our common stock is listed on The Nasdaq National Market under the symbol "MDCM." The last reported sales price for our common stock on The Nasdaq National Market on June 22, 2000 was $1.25 per share.

              Investing in the common stock involves certain risks.
                          See "Risk Factors" on page 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       Prospectus dated        , 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary .........................................................  3

Risk Factors ...............................................................  6

Use of Proceeds ............................................................ 22

Dividend Policy ............................................................ 22

Price Range of Common Stock ................................................ 22

Selected Consolidated Financial Data ....................................... 23

Management's Discussion and Analysis of Financial Condition and
   results of Operations ................................................... 25

Business ................................................................... 44

Management ................................................................. 70

Certain Transactions ....................................................... 80

Principal Stockholders ..................................................... 84

Description of Capital Stock ............................................... 88

Common Stock Purchase Agreement ............................................ 94

Selling Stockholders .......................................................101

Plan of Distribution .......................................................104

Legal Matters ..............................................................109

Experts ....................................................................109

Additional Information .....................................................110

Index to Financial Statements ..............................................F-1



         Until         , 2000 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               Prospectus Summary

         This summary highlights information that we present more fully in the rest of this prospectus. You should read the entire prospectus carefully.

                                  Mortgage.com

         Mortgage.com is a leading provider of online mortgage services and technology to businesses and consumers. Our vision is to create the definitive Internet-based technology platform for originating, underwriting, processing, closing and selling mortgage loans. We enable other businesses to use this technology platform when they market to customers who choose to obtain mortgage services through the Internet. This platform will enable new businesses to participate in the mortgage origination arena, by offering mortgage services to their customers through the Internet while letting us do the technology and back office work. We have designed this platform to decrease the cost of originating, closing and selling loans, so consumers who obtain a loan via our technology platform will save money when compared to obtaining a loan using a traditional lender.

         We have developed, and will continue to develop, state-of-the-art technology to support the origination, processing, underwriting, closing and secondary marketing of mortgage loans. Our clients include real estate companies, homebuilders, trusted financial advisors, Internet-based companies who market their services over the Internet, known in the industry as "affinity customers", mortgage web sites that generate leads, and other non-traditional mortgage originators. In addition, our clients include mortgage companies and banks that wish to offer Internet mortgage services without developing a full in-house Internet solution for themselves.

         We believe that borrowers are generally dissatisfied with the traditional mortgage lending process. This dissatisfaction stems from the complexity of the process, inefficiencies and delays related to the manual collection and transfer of information and the borrower's inability to monitor the status of his loan. In addition, our internal research indicates that borrowers feel the fees involved in obtaining a mortgage loan are too high. Mortgage lending on the Internet can offer borrowers an easier, faster and less expensive way to obtain mortgage loans and has the potential to eliminate many of the borrower's frustrations found in traditional mortgage lending. We believe companies that provide these benefits to borrowers will gain a competitive advantage. We seek to take advantage of the existing relationships that our clients have with prospective borrowers, and offer our services through our clients marketing efforts.

         We offer borrowers a more satisfying, less frustrating mortgage experience. We use our Internet platform and other proprietary technologies to make the mortgage lending process more efficient, whether the borrower comes from one of the 89 private label web sites we have developed for our business to business clients or is referred directly to our mortgage.com Web site.

         For the year ended December 31, 1999, we originated and closed $3.0 billion of mortgage loans, of which approximately 36.2% were originated online.

         We are located on the Internet at www.mortgage.com, our address is 1643 North Harrison Parkway, Sunrise, Florida 33323 and our telephone number is (954) 838-5000. We began operations in April 1994 and changed our name to Mortgage.com, Inc. in January 1999.

                                  The Offering

         This prospectus covers up to 9,734,120 shares of Mortgage.com common stock to be sold by selling stockholders identified in this prospectus. The number of shares subject to this prospectus represents 22.1% of our issued and outstanding common stock as of March 31, 2000 and 18.5% after issuance of all currently unissued shares included in this prospectus.

         We signed a common stock purchase agreement with Sugarplum Investments Limited, a British Virgin Islands corporation, on March 27, 2000, for the future issuance and purchase of shares of our common stock. The transaction closed on March 28, 2000. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

         In general, the drawdown facility operates like this: the investor, Sugarplum, has committed to provide us up to $40 million as we request it over a 24 month period, in return for common stock we issue to Sugarplum. Once every 22 trading days, we may request a draw of up to $4,000,000 of that money, subject to a maximum of 12 draws. The maximum amount we actually can draw down upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request. Each draw down must be for at least $250,000. At the end of a 22 day trading period following the drawdown request, the final drawdown amount is determined based on the volume-weighted average stock price during that 22 day period. We then use the formulas in the common stock purchase agreement to determine the number of shares we will issue to Sugarplum in return for that money.

         The formulas for determining the final drawdown amounts, the number of shares we issue to Sugarplum and the price per share paid by Sugarplum are described in detail beginning on page 95. We may make up to a maximum of 12 draws; however, the aggregate total of all draws cannot exceed $40 million and no single draw can exceed $4 million. We are under no obligation to request a draw for any period.

         The market price for our common stock on May 26, 2000 was $1.344 and the average daily trading volume for the 45 trading days ended May 26, 2000 was 239,527. If our market price on May 26, 2000 and the 45-day average trading volume preceding May 26, 2000 each remained constant over the 24 month period of the common stock purchase agreement and we requested the maximum amount available to us under the common stock purchase agreement, each draw would be capped at $1,416,256 and we could make 12 draws for a total amount drawn of $16,995,073. As the example shows, if our stock price stays at current levels, we will not be able to draw down all $40 million under the common stock purchase agreement.

         The formula would dictate that for this example, we would issue Sugarplum 13,598,952 shares at $1.25 per share. However, we have registered only 8,090,000 shares for issuance under the common stock purchase agreement to comply with a Nasdaq listing requirement. That requirement prevents us from issuing more than 19.9% of our outstanding common stock on the closing date of the common stock purchase agreement without prior shareholder approval. Accordingly, we would issue Sugarplum only 8,090,000 shares at $1.25 per share for total proceeds to us of $10,110,348.06. The number of shares we would issue and the proceeds we would receive could be further limited by a provision of the common stock purchase agreement that prevents us from issuing shares to Sugarplum to the extent Sugarplum would beneficially own more than 9.9% of our then outstanding common stock. Any resales of shares by Sugarplum under this prospectus would reduce the number of shares beneficially owned by Sugarplum, and would enable us to issue additional shares to Sugarplum without violating this condition.

         The per share dollar amount Sugarplum pays for our common stock for each drawdown includes a 7% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee of $1,500 and a 5% placement fee payable to the placement agent, Ladenburg Thalmann & Co. Inc., which introduced Sugarplum to us. Ladenburg Thalmann is a registered broker dealer. It is not obligated to purchase any of our shares, but as an additional placement fee, we have issued to Ladenburg Thalmann warrants to purchase 332,060 shares of our common stock at an exercise price of $2.4092. The common stock issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part.





            [The Remainder of This Page Is Intentionally Left Blank]

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the following risks relating to our business and our common stock, together with the other information described elsewhere in this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected, the trading price of our common stock could decline, and you might lose all or part of your investment.


We have experienced losses since inception, we expect future losses and we may not become profitable.

         We have incurred substantial net losses in every fiscal period since we began operations. Although we have experienced strong revenue growth in the last several quarters, we anticipate further quarterly and annual losses until at least the latter half of 2002.

         As of March 31, 2000, we had an accumulated deficit of approximately $78.0 million. We incurred net losses of $12.8 million for the three months ended March 31, 2000, and net losses of $46.9 million for the year ended December 31, 1999. Net losses have increased for each fiscal year since 1996 and this trend may continue. We may not become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect to increase our research and development and general and administrative expenses. As a result, we will need to generate significant additional revenues to achieve and maintain profitability.


We have only operated online since 1997, so you may experience difficulty in evaluating our prospects.

         We began operations in April 1994 and did not begin our Internet-related business until the summer of 1997. Our Web site was not identified as "www.mortgage.com" until January 1999. Accordingly, we have a limited operating history on which you can base your evaluation of our business and prospects. In addition, we have recently changed our business model to focus primarily on the business-to-business portion of the Internet mortgage market.

         Our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the early stages of development in new and evolving markets for online financial services. These risks include the following:

         o our ability to develop further our unproven online business model, including our new business-to-business model;

         o our ability to develop further awareness and loyalty for our Internet platforms;

         o    our ability to maintain funding sources for mortgage loans;

         o    our ability to attract and retain qualified personnel; and

         o our ability to anticipate and adapt to the changes in the evolving electronic commerce market.


We may need additional capital in the future and additional financing may not be available.

         We currently anticipate that our available cash resources combined with the maximum drawdown under the stock purchase agreement with Sugarplum Investments Limited will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. However, if our stock price and trading volume stay at current levels, we will not be able to draw down all $40 million under the common stock purchase agreement and our available cash resources will meet our requirements for only the next 9 months. In addition, business and economic conditions may not make it feasible to draw down under the common stock purchase agreement at every opportunity, and drawdowns are available only every 22 trading days. We may need to raise additional capital to fund more rapid expansion, to develop new and to enhance existing services to respond to competitive pressures, and to acquire complementary businesses or technologies.

         Our placement agreement with Ladenburg Thalmann Co. Inc. restricts us from raising investment capital during the term of the common stock purchase agreement except through the common stock purchase agreement. If we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we will need to separately negotiate with Ladenburg Thalmann and Sugarplum to lift those restrictions so we can obtain the capital from other sources. Our common stock purchase agreement with Sugarplum also limits our ability to sell our securities for cash at a discount to the market price for 24 months from the effective date of the registration statement of which this prospectus is a part.

         We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we may not be able to effectively execute our business plan.


We will originate and fund fewer mortgage loans if interest rates continue to rise.

         Interest rates continued to rise in 1999 and are expected to rise further in 2000. In periods of rising interest rates, demand for mortgage loans typically declines. During those periods, our clients and we will likely originate and fund fewer mortgage loans and our revenues will decline.

         Demand for refinancing mortgages declines more significantly than for new home purchase mortgages during periods of rising interest rates. During 1999, approximately 33% of the mortgage loans we funded was refinancing mortgages.

Our gains and losses on sales of mortgage loans in the secondary market are affected by rising interest rates and our hedging strategy may not offset the risk.

         Our ability to generate net gains on the sale of loans in the secondary market may be adversely affected by increases in interest rates. For about 55% of the mortgage loans we originate, we establish interest rates on the loans at the same time we obtain commitments from the anticipated purchasers of the loans. The mortgage loan purchase commitments we obtain are contingent upon delivery of the loans to the purchasers within specified periods. If we are unable to deliver closed loans on time and interest rates increase, we may experience no gain, or even a loss, on the sale of these loans. We currently do not use derivative financial instruments to hedge these risks and are therefore exposed to losses caused by rising interest rates.

         Management employs a hedging strategy to protect us against this risk. Hedging strategies involve buying and selling mortgage-backed securities so that if interest rates increase and we expect to suffer a loss on the sale of those loans, our buying and selling of mortgage-backed securities will offset the loss. An effective hedging strategy is complex and no hedging strategy can completely eliminate our risk. To the extent that we are unable to effectively match our purchases and sales of mortgage-backed securities with the sale of the loans we originate, our gains on sales of mortgage loans may be reduced. See "Disclosures About Market Risk" in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation."


Selling loans in the secondary market on a mandatory delivery basis could expose us to losses if interest rates decline.

         We have begun to sell approximately 45% of our loans on a mandatory delivery basis. Selling on a mandatory delivery basis means we are required to sell the loans to a secondary market investor at a price we agree upon, regardless of whether the loans close. This strategy potentially generates greater revenue for us because secondary market investors are willing to pay more for this type of commitment. However, it also exposes us to penalties if interest rates decline and borrowers choose not to close on the higher interest rate loans that we promised investors before the decline in interest rates.

         Our hedging strategy helps us manage the risk of selling loans on a mandatory delivery basis. However, as with hedging strategies to protect us against rising interest rates, no hedging strategy is perfect. To the extent that we are unable to effectively match our purchases and sales of mortgage-backed securities with the sale of the loans we originate, the greater risks associated with loans sold on a mandatory delivery basis may cause us to lose money on the sale of those loans. See "Disclosures About Market Risk" in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our net interest income may be reduced by fluctuations in intermediate-term and short-term interest rates.

         When intermediate-term interest rates approach or sink below short-term interest rates, our net interest income is reduced or we suffer net interest losses. We earn net interest income or suffer net interest losses from the time we fund a mortgage loan until it is delivered to an investor in the secondary market. That time period generally consists of 18-40 days. Whether we earn net interest income or suffer net interest losses depends on the difference between the interest rates on mortgage loans we fund and the interest rates on the money we borrow to fund those mortgage loans.

         The interest rates on mortgage loans we fund are affected by intermediate-term rates in the United States. The interest rates on the money we borrow to fund mortgage loans are affected by short-term rates based on the London Interbank Offered Rate (LIBOR). If the intermediate-term rates in the United States approach the LIBOR rate, our net interest income is reduced or we suffer net interest losses.


Fluctuations may occur in our operating results due to seasonality and other factors, any of which may reduce the price of our common stock.

         Our revenue is subject to seasonal and other fluctuations. Due to these factors, our operating results during any given period may suffer, which could result in a reduction in the trading price of our common stock.

         Home sales typically peak during the spring and fall seasons and decline in the summer and winter. Our operating results may fluctuate significantly as a result of a variety of other factors, many of which are outside our control. These factors include the following:

         o a decline in residential home buying that decreases the demand for purchase mortgage loans;

         o an increase in interest rates that decreases the demand for refinancing existing mortgage loans; and

         o the number of applications generated through our Web site and those sites we create and maintain for clients.


Our business has grown significantly in the past three years and we may have difficulty managing the growth.

         We have been experiencing a period of rapid growth that has been placing a significant strain on our resources. If we fail to manage our growth effectively, the quality of our services will be impaired and our financial performance will suffer.

         We have maintained a significant online presence only since April 1998. The number of our employees increased from 255 on December 31, 1997, to 658 on March 31, 2000. In addition, we recently relocated to a larger facility. To manage future growth effectively, we must manage our expanded operations and continue to invest in our technology infrastructure.


If we are unable to maintain adequate financing sources, our ability to originate and fund mortgage loans will be impaired and our revenues will suffer.

         Our ability to fund mortgage loans depends to a large extent upon our ability to secure financing on acceptable terms. We currently fund most of the loans we originate through large lines of credit known as warehouse lines of credit, or under collateralized loan repurchase agreements. Several commercial banks and institutional investors provide these funding sources. Most of these financing arrangements have one-year terms and some are cancellable by the lenders at any time.

         If we are not successful in renewing our borrowings or in arranging new financing with terms as favorable as the terms of our current financing arrangements, we may have to curtail our origination and funding activities, which would reduce our revenue.

         All of the financing arrangements we use to fund mortgage loans are subject to financial covenants and other restrictions. Because we are an early stage company that is actively investing in growth, we are at times not in compliance with those covenants and restrictions and rely on waivers from the various lenders. If we are unable to operate within the covenants or obtain waivers, all amounts that we owe under the financing arrangements could become immediately payable. The termination of a financing arrangement by a lender, or the acceleration of our debt, would have a significant negative effect on our business.


The Internet market is highly competitive and we may not be able to compete successfully against increased competition in this market.

         The market for Internet products and services is highly competitive and there are no substantial barriers to entry. We expect that competition will continue to intensify. Many of our Internet competitors have more experience online and have greater brand recognition. We may not be able to compete successfully in the Internet services market, which would prevent us from effectively executing our business strategy.

         Recent significant entrants into the online mortgage market include E-Loan, Countrywide, iOwn and LendingTree.com. In addition, some of our competitors are collaborating with Internet portals such as Yahoo!, America Online, Go.com and Excite.


The termination of our relationship with Intuit Lender Services may negatively affect our loan production and processing fees.

         On October 7, 1999, we terminated our agreement with Intuit Lender Services, Inc. for the provision of prime loan mortgage services to the QuickenMortgage.com Web site. Approximately 19.6% of the loans we processed in 1999 were generated from this agreement. Terminating the agreement lifted certain exclusivity restrictions and will allow us to develop new and existing relationships that we anticipate will replace and exceed the Intuit Lender Services loan volume. However, if we are not successful in developing those relationships, our loan production and processing fees will be reduced.


Additional pricing pressures resulting from increased online competition could reduce our revenues.

         Pricing of mortgage loans on the Internet is also highly competitive. Pricing to borrowers involves a number of factors, including the interest rate on the loan, up-front origination fees and processing, underwriting and document preparation fees. Increased competition in the online arena has forced online mortgage lenders, including us, to reduce our prices to borrowers, thus reducing revenue.


Our competitors in the mortgage banking market are often larger, more experienced and have greater financial resources than we do, which will make it difficult for us to successfully compete.

         We compete with other mortgage banking companies, commercial banks, savings associations, credit unions, insurance companies and other financial institutions in every aspect of our business. Many of these companies and financial institutions are larger, more experienced and have greater financial resources than we do. Accordingly, we may not be able to compete successfully in the mortgage banking market. Our competitors may be able to respond more quickly to take advantage of new or changing opportunities, technologies and customer requirements. They also may be able to undertake more extensive promotional activities, offer more attractive terms to borrowers and adopt more aggressive pricing policies.


A discontinuation or reduction in secondary market programs would hurt our financial performance.

         Our ability to sell mortgage loans to institutional investors in the secondary market is largely dependent upon the continuation of programs administered by Fannie Mae, Freddie Mac, Ginnie Mae and private mortgage investors. These entities facilitate the sale of mortgage loans and mortgage-backed securities through the secondary market. Any discontinuation of or reduction in the operation of those programs or any significant impairment of our eligibility to participate in those programs would hurt our financial performance. In addition, any significant adverse change in the secondary market level of activity or the underwriting criteria of Fannie Mae, Freddie Mac, Ginnie Mae or other private mortgage investors would reduce our revenues.


The loss of our relationship with Fannie Mae would interrupt our plans for our Openclose.com subsidiary.

         We have an agreement with Fannie Mae that allows us to provide customers of our Openclose.com, Inc. subsidiary with information generated by Fannie Mae's Desktop

Underwriter software. Openclose.com operates a Web site, www.openclose.com, where mortgage brokers, mortgage bankers and other mortgage industry participants can exchange product and pricing data and borrower information. If Fannie Mae terminates the agreement with us, Openclose.com could not obtain the right to use the Desktop Underwriter software unless it became an approved Fannie Mae seller/servicer, which it currently is not qualified to do. As a result, our plans for Openclose.com would be interrupted, and possibly discontinued, which would reduce Openclose.com's revenue and therefore our revenue.

         Our agreement with Fannie Mae expires October 14, 2003 and is automatically renewed for one year terms unless:

         o we or Fannie Mae give notice of intention to terminate before the renewal date;

         o we or Fannie Mae terminate the agreement because of a breach by the other party which remains uncured; or

         o Fannie Mae terminates the agreement upon significant changes in our management, our board of directors or the ownership of our company.


If Internet growth slows or borrowers are reluctant to conduct financial business through the Web, we will generate fewer loans online.

         Our ability to originate mortgage loans on the Internet and provide clients with Internet-based mortgage services is dependent upon continued growth in Internet usage. Web-based mortgage lending is relatively new, and we cannot predict whether there will be growth in mortgage loans generated on the Internet.

         The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, inadequate development of the Internet infrastructure or slow or inadequate development of performance improvements.

         Mortgage borrowers are accustomed to traditional means of obtaining mortgage financing. For us to be successful, these borrowers must accept the use of the Internet to conduct financial transactions and exchange information online.


If the economies of Florida and California experience a downturn, our business may be significantly affected.

         Although we expect our mortgage loan business to have a greater national scope in the future, our short-term results of operations and financial condition will be negatively affected by poor economic conditions in Florida and California, particularly in their residential real estate markets. Approximately 14% of our funded loan volume for the year ended December 31, 1999 was derived from borrowers or properties in Florida and approximately 47% was derived from borrowers or properties in California.

Internet system failures and security concerns could make borrowers reluctant to use our online services.

         The performance of our Web site and the Web sites we maintain for our clients is important to our reputation, our ability to attract customers and our ability to achieve market acceptance of our services. Any system failure that causes an interruption or an increase in response time of our services could result in fewer loan applications through our Web sites and those we maintain for clients. System failures, if prolonged, could reduce the attractiveness of our services to borrowers and clients.

         Our primary Internet-related computer and communications hardware is currently located in New Jersey. We are planning to move this hardware to Florida later this year. Although we plan to fully duplicate our hardware in a California facility, we currently do not have backup facilities to prevent interruption of business in the event of any widespread power or telecommunications outages in New Jersey, or after the hardware move, in Florida. In addition, local power or telecommunications outages at our primary processing centers and Teleweb centers in Florida and California may interrupt our business operations.

         In addition, despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems.

         We do not carry sufficient insurance to compensate for losses that may occur as a result of any of these events.


If we are unable to comply with mortgage banking rules and regulations, our ability to originate and fund mortgage loans may be restricted.

         Our mortgage banking business is subject to the rules and regulations of various federal, state and local regulatory agencies in connection with originating, processing, underwriting and selling mortgage loans. These rules and regulations, among other things, impose licensing obligations on us, prohibit discrimination, establish underwriting guidelines and mandate disclosures and notices to borrowers. We also are required to comply with each regulatory entity's financial requirements. If we do not comply with these rules, regulations and requirements, the regulatory agencies may restrict our ability to originate and fund mortgage loans.

         We also must comply with state usury laws. If we fail to comply with these laws, the states can impose civil and criminal liability and restrict our ability to operate in those states. In addition, secondary market investors may demand indemnification or require us to repurchase loans sold in the secondary market. We also may be subject to class action lawsuits. Any of these events could impair our ability to originate and fund loans, which would reduce our revenue.

Changes in regulatory requirements or the interpretations of those requirements could increase our costs of doing business or otherwise hurt our financial performance.

         Regulatory and legal requirements are subject to change and may become more restrictive, making our compliance more difficult or expensive or otherwise restricting our ability to conduct our business as it is now conducted. Changes in these regulatory and legal requirements could increase our costs of doing business.

         Many states prohibit non-employees of a licensed mortgage company from conducting business under that licensed mortgage company's name. Our clients often hire us to provide back office functions, such as processing and underwriting. Because providing these back office services is a relatively new concept in the industry, most state regulations do not specifically address the provision of back office services. As state regulators become more familiar with these practices, it is possible that they may interpret current regulations or enact new regulations to restrict our ability to perform these back office services for our clients, either of which would adversely affect our financial performance.


If we fail to maintain mortgage banking authority in the states where we do business, we may incur liability.

         We are authorized to originate loans for first mortgages on homes in all 50 states and the District of Columbia. If we fail to maintain our licensing approvals and exemptions in those jurisdictions, we may incur liability and may be unable to transact business in those jurisdictions.

         We have authority in 45 states to originate loans for mortgages that would be subordinate to first mortgages in a foreclosure proceeding. In those states in which we do not have authority to originate subordinate lien mortgages, or in which our authority to do so is limited, we do not originate subordinate lien mortgage loans. If we were to originate a subordinate lien mortgage loan in a state without authority to do so, we might incur liability.

         Some states require us to obtain prior approval before a change of control of our company occurs. As a public company, we may not have advance notice of a change of control occasioned by a stockholder's purchase of our stock in the open market. We also are not able to control who purchases our voting stock in the open market. If any person holding 10% or more of our stock fails to meet a state's criteria, or refuses to comply with state regulatory requirements, we could lose our authority to originate mortgage loans in that state, which could hurt our business, results of operations and financial condition.


We face legal uncertainties associated with the Internet and electronic commerce that could increase our costs or reduce demands for our services.

         Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond mortgage-related regulations and regulations applicable to businesses generally. However, the adoption of new laws or the application of existing laws may decrease the use of the Internet, which would decrease the demand for our services and might increase our cost of doing business.

         A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including the following:

         o    taxation;

         o    access charges;

         o    online content;

         o    user privacy;

         o    liability for third-party activities; and

         o    jurisdiction.

         The tax treatment of the Internet and electronic commerce is currently unsettled and has been a subject of debate in Congress. A number of proposals have been made that could impose taxes on the sale of goods and services and other Internet activities. In October 1998, the Internet Tax Freedom Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. The moratorium ends October 21, 2001. However, we cannot assure you that future laws imposing taxes or other regulations would not substantially impair the growth of our business and our financial condition.

         Some local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers. If these access fees are imposed, the costs of communicating on the Internet could increase, which could decrease demand for our services and increase our cost of doing business.


If we are unable to adapt to technological changes, our ability to compete on the Internet will be impaired.

         The market for Internet products and services is characterized by rapid technological developments, evolving industry standards, and frequent new products and enhancements. As faster Internet access becomes more widely available through cable modems or other technologies, we may be required to make significant changes to the design and content of our Web site and the Web sites we maintain for clients to compete effectively.

         As the number of Web pages and users increase, we will need to modify our Internet infrastructure, our Web site and the Web sites we maintain for our clients to accommodate increased traffic. If we cannot modify our computer systems, we may experience the following:

         o    system disruptions;

         o    slower response times;

         o    impaired quality and speed of application processing; and

         o    delays in reporting accurate interest rate information.

         If we fail to adapt effectively to increased usage of the Internet or new technological developments, we will be unable to compete successfully online.


Our efforts to maintain our reputation may be unsuccessful, which would affect our financial performance.

         Over the past year, we have funded extensive brand advertising campaigns to establish our name in the industry. Going forward, we expect to enhance our reputation through partnerships and business alliances. To maintain and enhance the Mortgage.com brand, we must provide high-quality products and services, particularly on the Internet. If any breach or alleged breach of security or privacy involving our online services occurs, or if we are unable to otherwise successfully promote and maintain our brand, our business will suffer.

         There are thousands of Internet Web site addresses, or "domain names," containing the word "mortgage," such as "mortgages.com" "1mortgage.com" and "mortgage.cc," that have been registered to other users. To the extent consumers confuse other Web sites with ours, our reputation could be harmed and our business could suffer.


Online security risks may harm our business operations.

         A significant barrier to online commerce is the secure transmission of confidential information over public networks. If any compromise of our security occurs, it would injure our reputation, and could influence the success of our business.

         We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information, such as that required on a mortgage loan application. Advances in computer capabilities, new discoveries in cryptography, or other developments may result in a breach of the techniques we use to protect customer data.

Our reliance on third parties for development and maintenance of industry standard software may put us at risk for interruptions or slow downs in our business.

         Our products and services rely on software licensed to us by third parties. If we have to replace third-party software, our business could suffer during the replacement period.

         We believe there are other sources for most of the specialized software we use through these licenses and that we could replicate the functionality of this software. However, because our products incorporate software developed and maintained by third parties, and because we license from third parties industry standard software products that cannot be replicated, we depend on those third parties to do the following:

         o    deliver and support reliable products;

         o    enhance their current products;

         o    develop new products on a timely and cost-effective basis; and

         o respond to emerging industry standards and other technological changes.

         In addition, the third party software currently used in our products and the delivery of our services may become obsolete or incompatible with the products and services we offer in the future.


We face risks that our intellectual property is not adequately protected and we may be subject to claims from third parties for infringement.

         Our copyrights, trademarks, trade dress, trade secrets, and similar intellectual property are critical to our success. We have obtained federal trademark registration for CLOser, and have registered the Web site domain names we use, which prevents any other person from using those names for their Web sites in the United States. However, we may not be able to protect adequately our intellectual property against infringement, which could damage our reputation or create brand confusion in the market. Either of those events could injure our financial performance if it took place on a large enough scale.

         We protect our internally-developed technology through a combination of copyright, trade secret and trademark law. However, we have no patents issued or applied for on our technology. Unauthorized parties may attempt to copy or to otherwise obtain and use our services or technology and we cannot be certain that the steps we have taken and will take in the future will prevent them from misappropriating or infringing upon our technology. The costs associated with enforcing our rights to technology could increase our losses and depress our stock price.

         Mortgage-related Internet technologies are rapidly being developed. As a result, we believe that disputes regarding the ownership of these technologies are likely to arise in the future. Third parties have and in the future may assert infringement claims against us. We may incur substantial costs in defending against third-party infringement claims regardless of the merit of those claims. We also cannot guarantee that we would be able to license comparable technology if our use was found to infringe on someone else's rights. If we were unable to license comparable technology, our business could suffer.


We may not be able to hire and retain sufficient technical and support personnel that we need to succeed.

         Competition for qualified technical and support personnel is intense, and we may not be able to hire and retain sufficient numbers of qualified technical and support personnel. If we fail to hire and retain sufficient numbers of technical and support personnel, our business and results of operations would be adversely affected.


Early mortgage loan payment defaults may cause losses.

         If borrowers default in the first few months after the loan is originated, we may be required to repurchase those loans from the secondary market investors to whom we sold those loans. We may not be able to resell those loans in the secondary market. Our financial performance may be adversely affected during economic downturns when the frequency of loan defaults tends to increase.


We may be required to repurchase loans or indemnify investors if we breach representations and warranties.

         When we sell a mortgage loan to a secondary market investor, we make representations and warranties about characteristics of the mortgage loan, the borrower and the underlying property. If we breach any of these representations and warranties, we may be required to repurchase the loan from the investor or indemnify the investor for any damages caused by the breach.

         With some loan sales, we may be required to return a portion of the premium paid by the investor for the loan if the loan is prepaid within the first year after its sale. If we are regularly required to repurchase loans, indemnify investors or return loan premiums, it would have an adverse effect on our financial performance.


A delay in the receipt of services from third parties may reduce our revenues.

         We rely on third party sources for some of the information used in the mortgage loan underwriting process, including credit reports, appraisals and title searches. Any interruptions or delays in obtaining these services may cause delays in our processing and closing of mortgage loans, which could create customer dissatisfaction and injure our market position.

Internet companies have been particularly susceptible to fluctuations in stock market prices.

         The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of technology companies, particularly Internet-related companies, have experienced fluctuations unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could depress the market price of our common stock.

         Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If that were to happen to us, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management team. Both could have a negative impact on our financial performance.


We will have broad discretion in the use of the proceeds from the sale of common stock under the common stock purchase agreement with Sugarplum, and any failure to apply them effectively could negatively affect our business prospects.

         We expect to use the net proceeds from the draw downs under the common stock purchase agreement with Sugarplum Investments Limited for general corporate purposes. We will have significant flexibility in applying the net proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds. If we fail to apply the net proceeds effectively, our business could be negatively affected.


Because our executive officers and directors beneficially own a majority of the voting stock, they have the ability to control all matters submitted to stockholders for approval, which will limit your ability to control the company.

         Our officers and directors beneficially own or control 27,224,276 shares of common stock, which represents approximately 57.6% of the outstanding shares of common stock outstanding as of March 31, 2000 and prior to any drawdowns under the common stock purchase agreement with Sugarplum Investments Limited. The percentage controlled by officers and directors will change as drawdowns under the common stock purchase agreement occur. However, as of the date of this prospectus, if executive officers and directors act together, they will have the ability to control all matters submitted to our stockholders for approval, including (1) the election and removal of directors and (2) any merger, consolidation or sale of all or substantially all of our assets.


Future sales of our common stock may depress our stock price.

         Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 44,001,992 common shares issued and outstanding as of March 31, 2000, which does not include the shares covered by this prospectus. As of that date, all but 2,318,676 of those shares are eligible for sale under Rule 144 or are otherwise freely tradeable. In addition, 19,044,455 stock options and warrants were outstanding as of March 31, 2000. Including the warrants issued to Ladenburg Thalmann and Sugarplum, 12,664,097 of those stock options and warrants are vested as of March 31, 2000, and the remainder will vest within the next five years. Moreover, we may issue additional shares in acquisitions and may grant additional stock options to our employees, officers, directors and consultants under our stock option plan.


If our common stock price continues to drop, we may be delisted from The
Nasdaq National Market, which could eliminate the trading market for our common stock.

         On May 26, 2000, the closing price of our common stock was $1.344 per share. Under the rules of The Nasdaq National Market, one of the listing standards we need to maintain is a bid price for our common stock of at least $1.00 per share. If our common stock begins trading below $1.00 per share, our common stock may be delisted from The Nasdaq National Market, eliminating the only established trading market for shares of our common stock. Sugarplum can also terminate the common stock purchase agreement if we are delisted. The issuance by us of shares of common stock to Sugarplum, or the subsequent resale by Sugarplum of those shares, in either case at a discount to the market price, may reduce the trading price of our common stock to a level below the Nasdaq minimum bid price requirement.

                                    DILUTION

         The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

         The net tangible book value of our common stock as of March 31, 2000 was 38,388,000, or approximately $0.87 per share. Assuming that -

         o we issued on March 31, 2000 a total of 8,090,000 shares to Sugarplum under the common stock purchase agreement at $1.25 per share, which is 93% of the closing price for our common stock on May 26, 2000 and reflects Sugarplum's 7% discount;

         o on March 31, 2000, all vested options and warrants to purchase common stock were exercised for cash at the exercise prices stated in the options and warrants; and

         o on March 31, 2000 you purchased shares under this prospectus for $1.344 per share, which is the closing price for our common stock on May 26, 2000;

our pro forma net tangible book value as of March 31, 2000 would have been $66,034,132, or $1.02 per share. This would represent an immediate increase in the pro forma net tangible book value of $0.15 per share to existing shareholders on March 31, 2000 and would represent dilution to you of approximately $0.32 per share. The actual dilution to you may be greater or less than in this example, depending on the actual price you pay for shares, the actual prices at which we issue shares to Sugarplum under the common stock purchase agreement and how many of the vested options and warrants outstanding have been exercised at the time of your investment.

         Furthermore, approximately 9.2 million stock options and warrants will vest within the next five years, we may issue additional shares, options and warrants and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plan, all of which may further dilute our net tangible book value.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by Sugarplum Investments Limited that it has obtained under the common stock purchase agreement. We also will not receive any of the proceeds from the sale of shares by any other selling stockholder. However, we will receive the sale price of any common stock we sell to Sugarplum under the common stock purchase agreement described in this prospectus and upon the exercise of warrants held by selling stockholders that pay the exercise price in cash. We expect to use the proceeds of any such sales for general working capital purposes.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

         Our warehouse lines of credit restrict our ability to pay dividends. Under our financing arrangement with Bank United and Residential Funding Corporation, we are prohibited from declaring and paying dividends in excess of our net after-tax income earned in any fiscal year, as determined on a fiscal year-to-date basis.

                           PRICE RANGE OF COMMON STOCK

         Since our initial public offering on August 11, 1999, our common stock has traded on The Nasdaq National Market under the symbol "MDCM." The following table provides the range of high and low sales prices of our common stock for the periods indicated:

        Fiscal Quarter                   High                Low
        --------------                   ----                ---

          3rd - 1999                    $22.75              $7.00
          4th - 1999                     13.31               5.50
          1st - 2000                      7.66               2.13


         Based on information supplied by the transfer agent, as of March 15, 2000, there were approximately 124 record holders of our common stock (not including individual participants in security position listings). As of that date, the closing sale price of our common stock as quoted on The Nasdaq National Market was $4.06 and as of March 31, 2000 was $2.50.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial data have been derived from our consolidated financial statements, which have been audited by KPMG LLP, independent certified public accountants. Our financial statements as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, and the report on those financial statements, are included in this prospectus, and the information below for those periods is qualified by reference to their report. The financial statements for the periods ended March 31, 1995 and December 31, 1995, and the three month periods ended March 31, 1999 and 2000, are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements. The unaudited results of operations for the interim periods are not necessarily indicative of the results for the full year or any future period. All numbers are in thousands, except per share data.





            [The Remainder of This Page Is Intentionally Left Blank]

                      Selected Consolidated Financial Data

                                                                                                                            Apr. 15,
                                                Three Months Ended                                                 Nine      1994
                                                     March 31,                  Year Ended December 31,           Month  (inception)
                                                ------------------              -----------------------            Ended    through
                                                                                                                  Dec. 31, Mar. 31,
                                                  2000       1999        1999       1998       1997       1996      1995     1995
                                                  ----       ----        ----       ----       ----       ----    -------- ---------
                                                    (unaudited)                                                       (unaudited)
Statement of Operations Data:
Revenue:
   Secondary marketing revenue, net.........     $5,488     $8,600    $ 35,616    $28,598    $11,595    $ 4,101    $  942   $    77
   Loan production and processing fees, net.      2,292      2,598      10,629      5,338      2,347        821       778       384
   Management, technical and other fees.....        714      1,991       4,331      1,868      2,032      2,577     1,422        40
   Interest income..........................      1,673      2,677      10,682      6,998      3,550        922       289        77
     Total revenue..........................     10,167     15,866      61,258     42,802     19,524      8,421     3,431       578
Expenses:
   Compensation and employee benefits.......     11,989      9,645      53,575     26,075     13,083      6,527     2,542     1,515
   Marketing and advertising................      1,123      1,536      16,524      1,335        238         94        36        33
   Research and development.................        418        777       2,110      2,888      1,079        497        --        --
   Depreciation and amortization............      2,029        698       5,316      1,873        480        652       296       235
   General and administrative...............      5,773      3,759      18,919      9,598      5,126      3,764     1,470       919
   Interest expense.........................      1,706      2,650      11,310      7,111      3,050        905       381        94
     Total expenses.........................     23,038     19,065     107,754     48,880     23,056     12,439     4,725     2,796
Loss before minority interest and
    extraordinary item......................    (12,871)    (3,199)    (46,496)    (6,078)    (3,532)    (4,018)   (1,294)   (2,218)
Minority interest...........................         79         --          (4)        --         --         --        --        --
Loss before extraordinary item..............    (12,792)    (3,199)    (46,500)    (6,078)    (3,532)    (4,018)   (1,294)   (2,218)
Extraordinary item - loss on extinguishment
    of debt.................................         --         --        (436)        --         --         --        --        --
Net loss....................................   $(12,792)   $(3,199)   $(46,936)   $(6,078)   $(3,532)   $(4,018)  $(1,294)  $(2,218)
Net loss per share - basic and diluted:
    Loss before extraordinary item..........     $(0.30)    $(0.44)     $(2.17)    $(1.02)   $(0.55)    $(0.56)    $(0.16)  $ (0.39)
    Extraordinary item......................      --            --       (0.02)        --        --         --        --        --
    Net loss................................     $(0.30)    $(0.44)     $(2.19)    $(1.02)   $(0.55)    $(0.56)    $(0.16)  $ (0.39)



                                                                                    December 31,
                                                               -----------------------------------------------------------
                                               March 31,                                                                   March 31,
                                                  2000         1999        1998         1997        1996        1995         1995
                                               ---------       ----        ----         ----        ----        ----       ---------
                                              (unaudited)                                                          (unaudited)
Balance Sheet Data:
Cash and cash equivalents...................  $21,996       $   7,537   $   3,412     $  1,680    $  2,008     $    222     $   541
Working capital.............................  26,939            6,980       2,240        1,353       2,283         (850)        213
Total assets................................  156,521         138,075     193,438       81,927      30,711       11,684       3,253
Convertible preferred stock.................  --                   --          32           19          15            2           2
Stockholders' equity........................  51,040           33,327      13,136        3,797       3,283          347         912

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This discussion includes "forward-looking" statements that reflect our current views with respect to future events and financial performance. We use words such as we "expect", "anticipate", "believe" and "intend" and similar expressions to identify forward-looking statements. Investors should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events, particularly those risks identified in the "Risk Factors" section of this prospectus, and should not unduly rely on these forward looking statements. We will not necessarily update the information in this discussion if any forward-looking statement later turns out to be inaccurate.


Overview

         We are a leading provider of online mortgage services and technology to businesses and consumers. Our vision is to create the definitive Internet platform for originating, underwriting, processing, closing and selling mortgage loans. We enable other businesses to use this technology platform when they market to customers who choose to obtain mortgage services through the Internet.

         We began operations in April 1994 in Florida as First Mortgage Network, a wholesale mortgage lender providing independent mortgage brokers with various support services, including processing, closing and funding services for their loans. In April 1995, we acquired a software system from Morbank Financial Systems that was designed to automate mortgage origination, processing, underwriting and closing functions in traditional mortgage lending operations. We enhanced this software and named it CLOser, our proprietary technology platform that supports all of the services we provide. By the end of 1995, we were using the CLOser software system to enable financial institutions and non-traditional mortgage originators, such as Realtors(R) and homebuilders, to originate mortgages as an ancillary service. These "network members" pay monthly membership fees for the use of the CLOser software system and transaction fees for our other services.

         In the summer of 1996, we expanded our membership network by acquiring Western America Mortgage, the mortgage affiliate of Mason-McDuffie Real Estate, a major real estate company in northern California. In June 1997, we acquired Online Capital, a mortgage lender also located in northern California, with more than 25 loan counselors at the point-of-sale of homes, three Realtor(R) business-to-business relationships and requisite back office personnel. We deployed these acquired resources to support and expand our member business in California.

         In the spring of 1998, we acquired RM Holdings, Inc. and its American Finance and Investment (AFI) operations, and moved the operations to Florida. AFI was one of the first companies to originate mortgages through the Internet. We integrated this acquired Internet technology with our CLOser system, enabling us to establish various relationships with other

Internet-based businesses and to originate mortgage applications online on a national basis. In January 1999, we acquired the Internet Web address www.mortgage.com and changed our corporate name to Mortgage.com, Inc. We believe this name change more accurately reflects our business of re-engineering the mortgage process through technology such as the Internet.

         In October 1999, we acquired Capital Savings Co., Inc. and the assets of PlanMax, Inc., ACM/USA, Inc. and CSC Marketing Services, LLC from CSC Holdings, LLC for 162,500 shares of our common stock and $250,000 in cash. Capital Savings Co., Inc. and CSC Marketing Services, LLC operated a traditional mortgage brokerage company in North Carolina. We have substantially eliminated this operation as of March 2000. PlanMax has the relationships that have formed the foundation of our Trusted Financial Advisor vertical marketing strategy. ACM/USA brought us three marketing relationships that focus on marketing our services to real estate and other companies in Ohio, Illinois, Indiana, Tennessee, Georgia and North Carolina. CSC Holdings brought us a relationship with BuildNet Financial, with whom we have signed a marketing agreement pursuant to which BuildNet will market our services to homebuilders nationwide.

         We provide origination, processing, underwriting, closing, funding and post-closing mortgage services, and the technology to support these services, to other mortgage industry participants through our business-to-business channels. We enable these business clients to efficiently conduct the mortgage process by providing them:

         o private label mortgage services, where we provide mortgage services that our clients can market under their own brand names;

         o co-branded mortgage services, where we provide mortgage services that we and our clients jointly market under both of our brand names;

         o back office services, where we provide the behind-the-scenes administrative and operational portions of the mortgage process for our clients and licenses of our proprietary technology, including CLOser and its Internet interface.

         We provide similar services for mortgages originated directly with borrowers through our direct-to-consumer channels. We originate mortgages directly with borrowers through www.mortgage.com and several other Web sites and through our loan counselors stationed at the point-of-sale of homes. In February 2000, we announced plans to convert our loan officer point-of-sale originations to the installation of various Web-based solutions in the offices of our Realtor(R) and homebuilder clients. We are also redesignating our loan officers as account executives who will be responsible for marketing our point-of-sale Internet solutions to real estate and other companies.

         We also developed www.openclose.com, a Web site where participating mortgage lenders, brokers and loan correspondents pay for the opportunity to exchange lender product and pricing information, automated underwriting data, mortgage insurance certificates and borrower application information in an online environment. The www.openclose.com web site became available for commercial use in August 1999 and over 1,160 brokers and 38 lenders have agreed to participate in the program as of May 10, 2000.

         On January 27, 2000, we contributed assets associated with the www.openclose.com business to a newly formed subsidiary, Openclose.com, Inc., in exchange for $24 million in cash and common stock representing 51% of the subsidiary's outstanding securities. The remainder of the outstanding securities of Openclose.com were purchased by accredited investors that contributed $30 million in cash to Openclose.com in exchange for convertible preferred stock. Among the assets contributed were co-ownership of the www.openclose.com Internet Web site, the programming and computer code used exclusively in connection with the site, trade rights associated with this programming and code and ownership of certain customer contracts pertaining to www.openclose.com. The assets contributed had been carried on our balance sheet at a nominal amount.

         Loans that we originate directly from borrowers or through our business clients generate loan origination fees. Loans that we fund, including loans originated by our business partners and clients, generate gains or losses when we sell the loans to independent mortgage investors in the secondary market. When we sell a loan in the secondary market, we achieve a net gain, or suffer a net loss, equal to the difference between the amount we funded or paid for the loan and the price at which the loan is sold to the secondary market investor. Typically, we obtain commitments from investors to buy loans on a loan-by-loan basis at the same time we lock an interest rate for the borrower. We have sold and intend to continue to sell all loans, together with the associated servicing rights, in the secondary market. Origination fees, or "points," and secondary marketing gains or losses are recorded as "Secondary marketing revenue, net" in our financial statements.

         Other services, including underwriting and processing, and obtaining appraisals and credit reports generate fees payable by the borrower at closing. These fees are offset against amounts paid to third parties for the provision of these services and, along with underwriting and closing fees, are reflected in "Loan production and processing fees, net" in our financial statements.

         Fees for the use of our technology and related support services, including technology licensing and maintenance fees and fees earned from creating and maintaining private label Web sites, are reflected in "Management, technology and other fees" in our financial statements.

         The cost of funds under our financing arrangements is based on short-term interest rates, while the rates we charge borrowers on mortgage loans are based generally on intermediate-term interest rates. We generate net interest income on mortgage loans if the intermediate-term interest rate paid by the borrower on the mortgage loan exceeds the short-term interest rate we are charged under our financing arrangements. Conversely, we suffer net interest losses if the short-term interest rate under our financing arrangements exceeds the intermediate-term interest rate paid by the borrower on the mortgage loan. We try to minimize the length of time between closing of the loan and delivery of the loan to secondary market investors, which is especially important when intermediate-term rates have declined to the levels of short-term rates. The interest we earn on the loans we fund is recorded as "Interest income", and the interest we pay under our financing arrangements, along with other interest incurred on debt obligations, is recorded as "Interest expense" in our financial statements.

         We have experienced substantial losses since our inception and, as of March 31, 2000, have an accumulated deficit of $78.0 million. These net losses and the accumulated deficit resulted from investments in our technology infrastructure and personnel in anticipation of growth in loan volumes from both our direct-to-consumer and business to business channels and from a $10 million advertising campaign in 1999 to increase the awareness of the Mortgage.com brand name. We do not expect to be profitable until at least the latter half of 2002. Our plan to achieve profitability includes:

         o a reduction in our costs per loan through economies of scale we achieve from higher loan volumes;

         o developing the recognized standard technology platform for originating, underwriting, processing, closing and selling mortgages over the Internet;

         o increased automation of the loan process, which will reduce our cost to produce each loan; and

         o    improved terms of sale on loans we sell in the secondary market.

         We will be able to realize improved terms on sales in the secondary market because our negotiating leverage increases as our loan volumes increase. We also are working to improve our risk management and have recently implemented a hedging strategy to help manage the risk.

         We have completed our brand advertising campaign and plan to use our marketing and technology infrastructure to enhance loan production volumes through partnerships and business alliances with business partners. We expect to raise additional funds in the private and public capital markets and intend to invest available funds heavily in developing these new partnerships and strategic alliances, our operating infrastructure and supporting www.openclose.com. Our operations have historically been centered in Florida and California. This is partially due to the state of our incorporation and the states where we have acquired businesses, and partially because Florida and California represent two of the largest real estate markets in the United States. We intend to use the Internet to expand our geographic scope to every potential mortgage borrower in the United States.

         Our limited operating history makes it difficult to forecast future operating results. Although our revenue has grown significantly in recent years, we cannot assure you that we will be able to sustain revenue growth or achieve and maintain profitability. Even if we were to achieve profitability, we expect material fluctuations in quarterly revenue and earnings to result from a number of factors, including:

         o    changes in interest rates;

         o    loss of strategic relationships;

         o    changes in competitive pressures on pricing or quality of service;

         o    seasonal variations in demand for mortgages;

         o    general economic conditions;

         o    system failures or Internet down time;

         o changes in state or federal government regulations and their interpretations, especially with respect to the mortgage and Internet industries;

         o our ability to enhance our information technology to keep pace with changes in the industry; and

         o changes in attitudes of consumers doing business over the Internet.

         As a result, we do not believe that our historical results are necessarily indicative of results to be expected in any future period.





            [The Remainder of This Page Is Intentionally Left Blank]

Results of Operation

         The following table provides the percentage of total revenue of certain line items included in our statement of operations for the periods indicated:

                                                                    Three Months Ended
                                                                        March 31,                  Year ended December 31,
                                                                    -------------------            -----------------------
                                                                    2000          1999          1999          1998         1997
                                                                    ----          ----          ----          ----         ----
Revenue:
   Secondary marketing revenue, net...........................       54.0%         54.2%        58.1%          66.8%      59.4%
   Loan production and processing fees, net...................       22.5          16.4         17.4           12.5       12.0
   Management, technology and other fees......................        7.0          12.5          7.1            4.4       10.4
   Interest income............................................       16.5          16.9         17.4           16.3       18.2
Total revenue.................................................      100.0         100.0        100.0          100.0      100.0
Expense:
   Compensation and employee benefits.........................      117.9          60.8         87.5           60.9       67.0
   Marketing and advertising..................................       11.0           9.7         26.9            3.1        1.2
   Research and development...................................        4.1           4.9          3.4            6.7        5.5
   Depreciation and amortization..............................       20.0           4.4          8.7            4.4        2.5
   General and administrative.................................       56.8          23.7         30.9           22.5       26.3
   Interest expense...........................................       16.8          16.7         18.5           16.6       15.6
Total expenses................................................      226.6         120.2        175.9          114.2      118.1
Loss before minority interest and extraordinary item..........     (126.6)        (20.2)       (75.9)         (14.2)     (18.1)
Extraordinary item............................................        0.8           -           (0.7)           -          -
Net loss......................................................     (125.8)%       (20.2)%      (76.6)%        (14.2)%    (18.1)%


Three Months Ended March 31, 2000 and 1999

     Revenue

         Total revenue decreased 36% to $10.2 million for the three months ended March 31, 2000 from $15.9 million in the comparable period in 1999. The total dollar amount of closed loans that we originated was $571 million for the three month period ended March 31, 2000, $484 million from purchase-money mortgages and $87 million from refinances. In the comparable period in 1999, we originated $752 million in dollar amount of closed loans, $353 million from purchase-money mortgages and $399 million from refinances. The reduced dependence on refinance loans reflects our strategic focus on our business-to-business channels. From these originations, we funded and sold in the secondary market $383 million for the three month period ended March 31, 2000 as compared to $606 million in the comparable period last year. Other mortgage lenders funded the loans that we originated but chose not to fund. The decrease in revenue resulted primarily from lower volumes of loans originated due to the effect of higher interest rates on mortgage demand in 2000.

         Secondary marketing revenue, net. Gains and other revenue from the origination and secondary marketing of mortgage loans decreased 36% to $5.5 million for the three month period ended March 31, 2000 from $8.6 million in the comparable period in 1999. The decrease resulted primarily from the decreases in the total dollar amount of loans we originated, funded and sold due to the effect of higher interest rates on loan demand in 2000, especially on refinanced loans.

         Loan production and processing fees, net. Total loan production and processing fees, less amounts paid to third parties for processing services, decreased 12% to $2.3 million for the three months ended March 31, 2000 from $2.6 million in the comparable period in 1999. The decrease in production and processing fees resulted from an overall decrease in loan volume. Approximately 26.5% and 17.0% of these fees came from ILSI during the three month periods ended March 31, 2000 and 1999, respectively. Fees from ILSI in the three months ended March 31, 2000 included $420,000 from the settlement of outstanding fees in the termination of the contracts. Fees from this source will cease in future periods with the phase-out of the ILSI contract.

         Management, technology and other fees. Total revenue from management, technology and other fees decreased 64% to $714,000 for the three month period ended March 31, 2000 from $2.0 million in the comparable period in 1999. The 1999 amount includes recognition of $1.0 million in previously deferred revenue from the sale of software that we no longer use in our business. Also, specific software development and projects for others that generated income in 1999 were completed prior to 2000.

         Interest income. Interest income decreased 37% to $1.7 million for the three month period ended March 31, 2000 from $2.7 million in the comparable period in 1999. The decrease was primarily related to lower volume of originated loans and of loans earning interest prior to sale.


     Expenses

         Total expenses increased 21% to 23.0 million in the three months ended March 31, 2000 from $19.0 million in the comparable period in 1999. This increase reflects the overall growth that has occurred throughout 1999 to initiate and develop our business-to-business strategy. The personnel, occupancy, equipment and other costs have been incurred to position us to accomplish this strategy.

         Compensation and employee benefits. Compensation and employee benefits consist primarily of management and employee salaries, bonuses and commissions and related costs as well as the cost of personnel from temporary agencies. Total compensation and benefit costs increased 25% to $12.0 million for the three month period ended March 31, 2000 from $9.6 million in the comparable period in 1999. Compensation and benefits represents 117.9% of revenues in the three months ended March 31, 2000 and 60.8% of revenues in the comparable period in 1999. The dollar increase in total compensation and benefit costs resulted primarily from an increase in personnel from 594 at March 31, 1999 to 658 at March 31, 2000 to support our Internet expansion and related technical and administrative support services. We expect total compensation and employee benefits to decrease in absolute dollars as we have initiated a restructuring of operations to fully develop our business to business strategy. This initiative combines operational responsibilities into more effective units requiring fewer personnel than we had at December 31, 1999, when we employed 776 personnel. We also expect efficiencies to result from our use of technological advancements to reduce the time and paper trail used in originating mortgages. Total compensation and benefit costs increased as a percentage of revenue due to the reduced revenue level discussed above.

         Included in "Compensation and employee benefits" is the amortization of unearned compensation which resulted when stock options we granted during 1998 and 1999 were subsequently deemed to have exercise prices less than the estimated fair market value of our common stock at the time of grant. In 1999, we recorded approximately $16.6 million in deferred compensation, and we amortized approximately $534,000 and $193,000 of that amount to expense in the three month periods ended March 31, 2000 and 1999, respectively. The remaining balance will be amortized on a straight line basis over the remaining vesting periods of the underlying options. Stock-based compensation is a non-cash expense.

         Marketing and advertising. Marketing and advertising expenses consist primarily of leads generated through Internet marketing and distribution agreements or co-branding arrangements, as well as the cost of trade-show participation. Marketing and advertising expenses also include fees paid to other web sites and business partners for lead generation. Marketing and advertising expenses decreased 27% to $1.1 million for the three month period ended March 31, 2000, or 11.0% of revenue, from $1.5 million in the comparable period in 1999, or 9.7% of revenue. The decrease was directly related to the reduced levels of co-branding costs with the termination of the ILSI contracts. We believe that marketing and advertising expenses will increase as we expand our strategic partnerships with other web sites to drive more traffic to our web site. There were no expenses related to the 1999 branding advertising campaign in either period.

         Research and development. Research and development costs consist primarily of compensation and benefit costs of development personnel, materials, computer equipment and supplies consumed in software development and related facility costs. Research and development expenses decreased 46% to $418,000 for the three months ended March 31, 2000, or 4.1% of revenue, from $777,000 in the comparable period in 1999, or 4.9% of revenue. These expenses primarily include product development to integrate CLOser with newly-acquired Internet technology and third-party software and web platforms. During the three months ended March 31, 2000, development personnel directed their attention to projects that were capitalizable, reducing the current research and development expense.

     We believe additional investment in research and development is essential to our success and we expect these expenses will increase in future periods.

         Depreciation and amortization. Depreciation and amortization consists of depreciation of capital equipment, amortization of goodwill related to acquisitions, amortization of the Mortgage.com domain name intangible asset and amortization of capitalized software development costs. Depreciation and amortization expenses increased 187% to $2.0 million for the three months ended March 31, 2000, or 20.0% of revenue, from $698,000 in the comparable period in 1999, or 4.4% of revenue. The increase was a result of increased expenditures for an expansion of our Internet infrastructure, consolidation of our Florida facilities into our new home office in January 2000, acquisition of capital equipment to support call center operations, additions to goodwill from the AFI acquisition and payments relating to the Online Capital and Mortgage.com name acquisitions. During the three months ended March 31, 2000, $290,000 was amortized on the intangible asset compared to $6,000 in the comparable period in 1999.

         General and administrative. General and administrative costs include telephone and communication costs, rent and other occupancy costs, equipment leases, loan transfer fees and consulting and professional expenses. General and administrative expenses increased 53% to $5.8 million for the three months ended March 31, 2000, or 56.8% of revenue, from $3.8 million in the comparable period in 1999, or 23.7% of revenue. The increase in general and administrative expenses resulted from additional rent, communication costs and other expenses related to call center operations, the new home office and the effect of the personnel increase. We expect general and administrative expenses to increase in absolute dollars at a slower rate as we continue to grow but decrease as a percentage of revenue as mortgage loan volume increases.

         Interest expense. Interest expense, which includes interest on subordinated debt and on capital lease obligations, decreased 37% to $1.7 million in the three month period ended March 31, 2000, compared to $2.7 million in the comparable period in 1999. The decrease was a result of the interest on the $40.5 million in subordinated debt issued in February 1999 and the effect of reduced loan originations on warehouse lines in 2000.


Years Ended December 31, 1999 and 1998

     Revenue

         Total revenue increased 43% to $61.3 million in 1999 from $42.8 million in 1998. This growth resulted primarily from loan volume generated by our Web sites, from strategic alliances with online partners and Realtors(R) and a full year's operational effect of our acquisition of AFI in April 1998. Interest rates were generally low in 1998, but Federal Reserve policies increased interest rates in the second half of 1999, weakening the volume of originations of refinanced loans during that period.

         Secondary marketing revenue, net. Gains and other revenue from the origination and secondary marketing of mortgage loans increased 24% to $35.6 million in 1999 from $28.6 million in 1998. This increase resulted primarily from the increase in the total dollar amount of loans we originated, funded and sold. The total dollar amount of closed loans that we originated increased to $3.0 billion in 1999 as compared to $2.0 billion in 1998. From these originations, we funded and sold in the secondary market $2.3 billion in loans in 1999 and $1.5 billion in 1998. Other mortgage lenders funded loans that we originated but did not fund. The increase in loan volumes and related revenue resulted primarily from our introduction of additional Internet origination channels and an increase in Realtor(R) affiliations.

         Loan production and processing fees, net. Total loan production and processing fees, less amounts paid to third parties for processing services, increased 100% to $10.6 million in 1999 from $5.3 million in 1998. This increase in production and processing fees resulted from an overall increase in loan volume and from new strategic alliances that produced fees from processing loans for third parties and other mortgage lenders. Approximately 20% of these fees came from Intuit Lender Services during 1999. Fees from this source will decline with the termination of the Intuit Lender Services contracts.

         On October 7, 1999, we terminated our agreement with Intuit Lender Services, Inc. for the provision of prime loan mortgage services to the QuickenMortgage.com web site. Terminating this agreement relieved us of exclusivity restrictions. Approximately 19.6% of the loans we processed in 1999 were under this agreement, and we anticipate that the reduced loan volume from this termination will be replaced by new co-branded Internet relationships entered into with economic terms more favorable to us.

         In addition, on November 9, 1999, Intuit Lender Services terminated a second agreement relating to sub-prime mortgage services. This termination also relieved us of exclusivity restrictions. We processed few loans from this agreement in 1999, and accordingly, do not anticipate that the termination of this agreement will have a material adverse effect on the Company's sub-prime loan business.

         Management, technology and other fees. Total revenue from management, technology and other fees increased 126% to $4.3 million in 1999 from $1.9 million in 1998. The 1999 amount includes recognition of $1.0 million in previously deferred revenue from the sale of software that we no longer use in our business. The remaining increase was primarily attributable to fees earned from business affiliations for management services and technology.

         Interest income. Interest income increased 53% to $10.7 million in 1999 from $7.0 million in 1998 and was earned from the volume of loans originated during the period between their funding and sale. In addition, interest rates were higher in 1999 than in 1998.

     Expenses

         Compensation and employee benefits. Compensation and employee benefits consist primarily of management and employee salaries, bonuses, commissions and related costs as well as the cost of personnel from temporary agencies. Total compensation and benefit costs increased 105% to $53.6 million in 1999, or 87.5% of revenue, from $26.1 million in 1998, or 60.9% of revenue. The increase in total compensation and benefit costs resulted primarily from an increase in the number of employees from 486 to 776 at December 31, 1998 and 1999, respectively, to support our new Internet origination volumes and related technical support services. The increase was also a result of increased commissions paid to loan originators commensurate with increased loan volumes. Total compensation and benefit costs increased as a percentage of revenue due to training periods involved in expanding our call center capacity to meet Internet loan demand. We expect that compensation and employee benefits will not increase significantly in the near future as we have reorganized our operations to combine staff handling our separate business channels into one function. We expect to obtain cost efficiencies from directing our operations more toward full utilization of Internet strengths.

         Included in "Compensation and employee benefits" is the amortization of unearned compensation, which resulted when stock options we granted during 1998 and the first and second quarters of 1999 were subsequently deemed to have exercise prices less than the estimated fair market value of our common stock at the time of grant. As of December 31, 1999, we have recorded approximately $16.6 million in deferred compensation, and we amortized approximately $7.7 million and $29,000 of that amount to expense in 1999 and 1998, respectively. During the third quarter of 1999, the vesting of certain options was accelerated and approximately $5.4 million of deferred compensation relating to these options was recognized in expense. The remaining balance will be amortized on a straight-line basis over the remaining vesting periods of the underlying options. Stock-based compensation is a non-cash expense.

         Marketing and advertising. Marketing and advertising expenses consist primarily of the cost of a national advertising campaign to brand the Mortgage.com name with the public and payments for leads generated through internet marketing and distribution agreements or co-branding arrangements, as well as the cost of direct advertising and trade-show participation. Marketing and advertising expenses also include fees paid to other web sites and business partners for lead generation. Marketing expenses increased 1,169% to $16.5 million in 1999, or 26.9% of revenue, from $1.3 million in 1998, or 3.1% of revenue. These increases were directly related to the branding campaign, new online distribution agreements and online advertising designed to increase the exposure of our Web site. Since the branding campaign is complete, we believe that marketing expenses will decrease, both in absolute dollars and as a percentage of revenue. We expect that the costs of expanding strategic partnerships with other Web sites to drive more traffic to our Web site will be less than the media costs of brand advertising.

         Research and development. Research and development costs consist primarily of compensation and benefit costs of development personnel, materials, computer equipment and supplies consumed in software development and related facility costs. Research and development expenses decreased 28% to $2.1 million in 1999, or 3.4% of revenue, from $2.9 million in 1998, or 6.7% of revenue. The decrease was primarily due to the redeployment of product development personnel to the capitalized development of the integration of CLOser with newly acquired Internet technology and third-party software. We believe additional investment in research and development is essential to our success and we expect these expenses will increase in future periods.

         Depreciation and amortization. Depreciation and amortization consists of depreciation of capital equipment, amortization of goodwill related to acquisitions, amortization of intangible assets and amortization of capitalized software development costs. Depreciation and amortization expenses increased 179% to $5.3 million in 1999, or 8.7% of revenue, from $1.9 million in 1998, or 4.4% of revenue. These increases were a result of increased expenditures for an expansion of our Internet infrastructure and acquisition of capital equipment to support call center operations, additions to goodwill from the AFI acquisition and payments relating to the Online Capital and Mortgage.com name acquisitions. During 1999, $613,000 was amortized on intangible assets. These expenses have increased in absolute dollars as a result of our exercise of an option to repurchase our CLOser software system from a third party in May 1999 for $3.5 million, an additional $1.5 million in the cost of the domain name and planned expenditures to maintain state-of-the-art technology in support of our Internet operations.

         General and administrative. General and administrative costs include telephone and communication costs, rent and other occupancy costs, equipment leases, certain loan transfer fees and consulting and professional expenses. General and administrative expenses increased 97% to $18.9 million in 1999, or 30.9% of revenue, from $9.6 million in 1998, or 22.5% of revenue. The increase in general and administrative expenses resulted from additional rent, communication costs and other expenses related to call center operations and the addition of administrative personnel in anticipation of becoming a public company. We expect general and administrative expenses to increase at a slower rate as we continue to grow. We expect to benefit from efficiencies in our plans to streamline processing operations to make better use of the Internet.

         Interest expense. Interest expense, which includes interest on subordinated debt and on capital lease obligations, increased 59% to $11.3 million 1999, compared to $7.1 million 1998. These increases were a result of the $40.5 million in subordinated debt issued in the first half of 1999, which was paid off from public offering proceeds in August 1999, and of higher interest rates incurred on warehouse loans in the second half of 1999.

Years Ended December 31, 1998 and 1997

     Revenue

         Total revenue increased 119% to $42.8 million in 1998 from $19.5 million in 1997. This growth resulted primarily from our acquisition of AFI in April 1998 and the loan volume generated by our Web sites, a full year of operations of OnLine Capital acquired in the summer of 1997, strategic alliances with online partners that generated loan volume for us and an increase in refinancing activities resulting from relatively low interest rates.

         Secondary marketing revenue, net. Gains and other revenue from the origination and secondary marketing of mortgage loans increased 147% to $28.6 million in 1998 from $11.6 million in 1997. This increase resulted primarily from the increase in the total dollar amount of loans we originated, funded and sold. The total dollar amount of closed loans that we originated increased from $2.0 billion in 1998 from $808.7 million in 1997. We funded and sold in the secondary market $1.5 billion in loans in 1998 and $562.0 million in 1997. The increase in loan volumes and related revenue resulted primarily from the introduction of additional Internet origination channels in April 1998 and a full year of operations of OnLine Capital. The increase was also attributable to increased refinancing activity resulting from relatively low interest rates.

         Loan production and processing fees, net. Loan production and processing fees, less amounts paid to third parties for certain processing services, increased 130% to $5.3 million in 1998 from $2.3 million in 1997. This increase in production and processing fees resulted from an overall increase in loan volume.

         Management, technology and other fees. Revenue from management, technology and other fees decreased 5% to $1.9 million in 1998 from $2.0 million in 1997. This decrease was primarily attributable to the refocusing of our resources in 1998 on internal development of expanded Internet capabilities.

         Interest income. Interest income increased 94% to $7.0 million in 1998 from $3.6 million in 1997. An overall increase in loan volume increased the interest earned during 1998.

     Expenses

         Compensation and employee benefits. Compensation and benefit costs increased 99% to $26.1 million in 1998, or 60.9% of revenue, from $13.1 million in 1997, or 67.0% of revenue. The dollar increase in total compensation and benefit costs resulted primarily from an increase in number of employees from 148 at December 31, 1997 to 486 at December 31, 1998 to support our new Internet origination volumes and related technical support services. The increase was also a result of increased commissions paid to loan originators commensurate with increased loan volumes. Total compensation and benefit costs decreased as a percentage of revenue.

         Marketing and advertising. Marketing expenses increased 446% to $1.3 million in 1998, or 3.1% of revenue, from $238,000 in 1997, or 1.2% of revenue. These increases were directly related to new online distribution agreements and online advertising designed to increase the exposure of our Web site.

         Research and development. Research and development expenses increased 164% to $2.9 million in 1998, or 6.7% of revenue, from $1.1 million in 1997, or 5.5% of revenue. These increases were primarily due to the addition of product development personnel to integrate CLOser with newly-acquired Internet technology and third-party software and Internet platforms.

         Depreciation and amortization. Depreciation and amortization expenses increased 296% to $1.9 million in 1998, or 4.4% of revenue, from $480,000 in 1997, or 2.5% of revenue. These increases were a result of increased expenditures for an expansion of our Internet infrastructure and acquisition of capital equipment to support call center operations, and a shortening of the period that we amortize capitalized software development costs from five years to three years. We capitalized an additional $832,000 in software development costs in 1998 and $518,000 in 1997.

         General and administrative. General and administrative expenses increased 88% to $9.6 million in 1998, or 22.5% of revenue, from $5.1 million in 1997, or 26.3% of revenue. The increase in general and administrative expenses resulted from additional rent, communication costs and other expenses related to call center operations and the addition of administrative support personnel. These expenses declined as a percentage of revenue due to increased mortgage loan originations.

         Interest expense. Interest expense increased 129% to $7.1 million in 1998 from $3.1 million in 1997. An overall increase in loan volume increased the interest charge by our warehouse lenders during 1998.


Quarterly Results of Operations

         The following table provides certain unaudited quarterly consolidated statement of operations data for each of the nine quarters ended March 31, 2000. This information has been prepared substantially on the same basis as the audited consolidated financial statements and all necessary adjustments consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the quarterly results. The quarterly data should be read in conjunction with our audited consolidated financial statements and unaudited consolidated financial statements and the notes to those statements. As a result of our limited operating history and numerous factors outside management's control, some of which are listed above, we may experience material fluctuations in revenue and earnings in future quarters. Accordingly, the operating results of any quarter may not be indicative of the results that may be expected for any future period.

                                                                     Quarter Ended
                                              -----------------------------------------------------------
                                                Mar. 31,   Dec. 31,   Sept. 30,   June 30,     Mar. 31,
                                                  2000      1999        1999        1999        1999
                                                --------   --------   ---------   --------     --------
                                                                     (In thousands)
Statements of Operations Data:
Revenue:
   Secondary marketing revenue, net ......... $   5,488   $   8,448   $   8,622   $   9,946   $   8,600
   Loan production and processing  fees, net      2,292       2,486       2,442       3,103       2,598
   Management, technology and other fees ....       714         710         663         967       1,991
   Interest income ..........................     1,673       2,276       2,847       2,882       2,677
     Total revenue ..........................    10,167      13,920      14,574      16,898      15,866
Expenses:
   Compensation and employee benefits .......    11,989      12,832      18,385      12,713       9,645
   Marketing and advertising ................     1,123       3,322       8,623       3,043       1,536
   Research and development .................       418         351         389         593         777
   Depreciation and amortization ............     2,029       1,797       1,667       1,154         698
   General and administrative ...............     5,773       5,599       5,146       4,415       3,759
   Interest expense .........................     1,706       2,188       2,935       3,537       2,650
     Total expenses .........................    23,038      26,089      37,145      25,455      19,065
 Loss before minority interest and
   extraordinary item .......................   (12,871)    (12,169)    (22,571)     (8,557)     (3,199)
   Minority interest ........................        79          (4)         --          --          --
Loss before extraordinary item ..............   (12,792)    (12,173)    (22,571)     (8,557)     (3,199)
   Extraordinary item .......................        --          --        (436)         --          --
Net loss ....................................             $ (12,792)  $(12,173) $($  (8,557)  $  (3,199)
As a percentage of total revenue:
Revenue:
   Secondary marketing revenue, net .........        54.0%       60.7%       59.2%       58.9%       54.2%
   Loan production and processing  fees, net         22.5        17.9        16.8        18.4        16.4
   Management, technology fees and other ....         7.0         5.1         4.5         5.7        12.5
   Interest income ..........................        16.5        16.3        19.5        17.0        16.9
     Total revenue ..........................       100.0       100.0       100.0       100.0       100.0
Expenses:
   Compensation and employee benefits .......       117.9        92.2       126.1        75.2        60.8
   Marketing and advertising ................        11.0        23.9        59.2        18.0         9.7
   Research and development .................         4.1         2.5         2.7         3.5         4.9
   Depreciation and amortization ............        20.0        12.9        11.4         6.8         4.4
   General and administrative ...............        56.8        40.2        35.4        26.2        23.7
   Interest expense .........................        16.8        15.7        20.1        20.9        16.7
     Total expenses .........................       226.6       187.4       254.9       150.6       120.2
Loss before minority interest and
   extraordinary item .......................      (126.6)      (87.4)     (154.9)      (50.6)      (20.2)
   Minority interest ........................         0.8         0.0        --          --          --
Loss before extraordinary item ..............      (125.8)      (87.4)     (154.9)      (50.6)      (20.2)
   Extraordinary item .......................        --          --          (3.0)%      --          --
Net loss ....................................      (125.8)      (87.4)     (157.9)      (50.6)      (20.2)%

                                                                 Quarter Ended
                                              ------------------------------------------------
                                              Dec. 31,   Sept. 30,    June 30,    Mar. 31,
                                                1998        1998        1998        1998
                                              --------   --------     ---------   --------
                                                                 (In thousands)

Statements of Operations Data:
Revenue:
   Secondary marketing revenue, net ......... $  8,938   $   7,632   $   6,621   $  5,407
   Loan production and processing  fees, net     1,809       1,329       1,278        922
   Management, technology and other fees ....      134         539         649        546
   Interest income ..........................    2,210       2,258       1,461      1,069
     Total revenue ..........................   13,091      11,758      10,009      7,944
Expenses:
   Compensation and employee benefits .......    8,602       6,653       5,892      4,928
   Marketing and advertising ................      539         454         257         85
   Research and development .................    1,155         722         578        433
   Depreciation and amortization ............    1,114         338         268        153
   General and administrative ...............    2,994       2,721       2,293      1,590
   Interest expense .........................    2,353       2,149       1,484      1,125
     Total expenses .........................   16,757      13,037      10,772      8,314
 Loss before minority interest and
   extraordinary item .......................   (3,666)     (1,279)       (763)      (370)
   Minority interest ........................       --          --          --         --
Loss before extraordinary item ..............   (3,666)     (1,279)       (763)      (370)
   Extraordinary item .......................       --          --          --         --
Net loss .................................... $ (3,666)  $  (1,279)  $    (763)  $   (370)
As a percentage of total revenue:
Revenue:
   Secondary marketing revenue, net .........     68.3%         64.9%       66.2%      68.1%
   Loan production and processing  fees, net      13.8          11.3        12.8       11.6
   Management, technology fees and other ....      1.0           4.6         6.4        6.9
   Interest income ..........................     16.9          19.2        14.6       13.4
     Total revenue ..........................    100.0         100.0       100.0      100.0
Expenses:
   Compensation and employee benefits .......     65.7          56.6        58.9       62.0
   Marketing and advertising ................      4.1           3.9         2.6        1.1
   Research and development .................      8.8           6.1         5.8        5.5
   Depreciation and amortization ............      8.5           2.9         2.7        1.9
   General and administrative ...............    22. 9          23.1        22.8       20.0
   Interest expense .........................     18.0          18.3        14.8       14.2
     Total expenses .........................    128.0         110.9       107.6      104.7
Loss before minority interest and
   extraordinary item .......................    (28.0)        (10.9)       (7.6)      (4.7)
   Minority interest ........................       --          --          --         --
Loss before extraordinary item ..............    (28.0)        (10.9)       (7.6)      (4.7)
   Extraordinary item .......................       --          --          --         --
Net loss ....................................    (28.0)%       (10.9)       (7.6)      (4.7)%


         Our quarterly growth in revenue resulted from a growth in loan volumes until the third quarter of 1999, when increasing interest rates resulted in slower growth. We also have experienced normal seasonality in the mortgage industry by having stronger demand in the summer than in the winter.

         Our compensation costs reflect a general upward trend as a percentage of revenue due to the increase in personnel to support our new Internet origination volumes and related technical and administrative support services as well as increased commissions paid to loan originators commensurate with increased loan volumes. The $5.4 million of vested unearned compensation expense caused an unusual increase in compensation during the third quarter of 1999. The marketing and advertising branding expense affected the 1999 periods and is not expected to continue in 2000. Our general and administrative expenses have increased as a percentage of revenue due to our expansion to provide for operational growth. The expansion required additions to leased space and equipment and communication costs to handle support services from our call center. We also used consultants to assist in the technology expansion and in evaluation to determine that we had no exposure to potential Year 2000 technology problems.


Liquidity and Capital Resources

         On August 11, 1999, we completed an initial public offering in which we sold 7,062,500 shares of common stock. Subsequently, the underwriters of the public offering exercised an option to purchase an additional 379,375 shares of common stock to cover over-allotments of shares. The gross proceeds from these transactions were $59.5 million, or $55.4 million net of underwriter discounts. A portion of the proceeds was used to repay $40.5 million of subordinated debt and $433,000 was used to redeem certain warrants.

         Since inception and prior to the public offering, we have funded operations primarily through net cash proceeds from private placements of preferred stock totaling $26.5 million through December 31, 1998. In February and April 1999, we received gross proceeds from the issuance of subordinated notes totaling $13.0 million. In May 1999, we received an additional $27.5 million from the issuance of a convertible subordinated note. The subordinated notes and the convertible subordinated notes were repaid upon completion of the initial public offering. We also received $15.0 million from the sale of shares of preferred stock in May 1999. All preferred stock converted into common stock at the date of the public offering in August 1999.

         As of March 31, 2000, we had cash and cash equivalents of $22.0 million. Excess cash has been temporarily deposited against the warehouse balances to enhance our return on cash. In January 2000, we raised $24.0 million in cash by contributing the assets of www.openclose.com to a newly formed subsidiary, Openclose.com, Inc. Openclose.com raised $30.0 million in cash from the sale of preferred stock representing 49% of the outstanding voting stock of Openclose.com, $24.0 million of which was paid to us in connection with our contribution of the Openclose.com assets. Subject to market conditions, we intend to raise additional cash to fund our continuing expansion either through a private placement of stock or through a secondary public offering.

         One of our most significant needs for operating capital is to fund mortgage loans between closing and eventual delivery to secondary market investors. We have funded these loans through loan purchase agreements, warehouse lines of credit and collateralized loan purchase agreements with banks and other financial institutions. We currently have a single syndicated line of credit for $110 million and loan purchase agreements with Greenwich Capital and Superior Bank of $50 million and $10 million, respectively. These financing arrangements generally provide between 97% and 99% of the principal amounts needed to fund mortgage loans and are collateralized by the underlying mortgages. The average time between funding closed mortgages and the receipt of loan sale proceeds from investors was approximately 17 days during the three months ended March 31, 2000.

         Net cash used in operating activities for the three months ended March 31, 2000 totaled $23.1 million. This cash was used primarily to fund losses, increase mortgage loans available for sale and reduce other liabilities. Net cash provided by operating activities for the year ended December 31, 1999 totaled $48.6 million. This cash was generated primarily from a reduction in mortgage loans available for sale, offset by operating losses.

         Net cash used in investing activities for the three months ended March 31, 2000 totaled $88,000, most of which related to software development costs, offset by disposals of property and equipment in locations vacated in the move to our new home office. Net cash used in investing activities for the year ended December 31, 1999 totaled $16.6 million, $9.6 million of which was used for the purchase of computers, workstations, servers and other equipment to support our growth in technology support services and call center operations and costs related to software development. Included in these purchases was the $3.5 million repurchase of our CLOser software system from an unrelated party. The purchase of the mortgage.com domain name cost us $2.4 million.

         Net cash provided by financing activities for the three months ended March 31, 2000 totaled $37.6 million, as $30.0 million in proceeds from the sale of an interest in our Openclose.com subsidiary was used to reduce warehouse and other notes payable. Net cash used in financing activities for the year ended December 31, 1999 totaled $28.0 million, as $69.0 million in proceeds from the issuance of common and preferred stock was used to reduce warehouse and other notes payable, to redeem warrants and for general corporate purposes.

         As of the date of this prospectus, we had net operating loss carryforwards of approximately $57.7 million available to reduce future taxable income expiring on various dates from 2008 to 2019.

         Since inception, we have significantly increased our operating costs and we anticipate that we will continue to experience significant increases in our operating costs for the foreseeable future. In addition, we may use cash resources, including cash generated by the sale of www.openclose.com, to fund acquisitions or investments in joint ventures, businesses, technologies and products or services complementary to our business. Increased loan volume also requires additional cash to fund the loans. We intend to raise capital to fund these requirements either through a private placement of stock or through a secondary public offering. However, we cannot be sure that we will be able to raise sufficient funds in the capital markets to adequately support our strategic plans. Moreover, the issuance of additional equity or convertible debt securities could result in dilution to our existing stockholders.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB SFAS No. 133. SFAS 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The impact of this Statement is not anticipated to have a material impact on the Company's consolidated statements of operations, balance sheets or cash flows upon the adoption of this standard.


Quantitative and Qualitative Disclosures About Market Risk

         Interest rate movements significantly impact our volume of closed loans. Interest rate movements represent the primary component of market risk to us. In a higher interest rate environment, borrower demand for mortgage loans, particularly refinancing of existing mortgages, declines. Interest rate movements affect the interest income earned on loans we hold for sale in the secondary market, interest expense on our warehouse lines, the value of mortgage loans we hold for sale in the secondary market and ultimately the gain on the sale of those mortgage loans. In addition, in an increasing interest rate environment, the volume of mortgage loans that our clients originate declines.

         Prior to May 2000, we originated mortgage loans and managed the market risk related to those loans by pre-selling them on a best efforts basis to the anticipated secondary market investors at the same time that we established the borrowers' interest rates. When selling loans on a best efforts basis, if we can deliver the loans within the time frames established by the secondary market investors, we have no interest rate risk exposure on those loans. However, if the loan closes but we cannot deliver the loan within those time frames, and if interest rates increase, we may experience a reduced gain or may even incur a loss on the sale of the loan. We currently sell approximately 55% of the loans we sell through best efforts commitments, which means we do not suffer a penalty if the loans do not close.

         The balance of the loans, including sub-prime loans, are sold on a mandatory delivery basis. Selling on a mandatory delivery basis means we are required to sell the loans to a secondary market investor at a price we agree upon at the time of sale, regardless of whether the loans close and are available for delivery. This potentially generates greater revenue for us because secondary market investors are willing to pay more for a mandatory delivery commitment from us. However, it also exposes us to penalties if the loans do not close or are not available for delivery.

         We have implemented a hedging strategy to help us manage the additional risk we incur when loans are sold on a mandatory delivery basis. We retained Tuttle & Co., an unaffiliated advisory firm, to help us manage our interest rate risks through hedging strategies. Hedging strategies involve buying and selling mortgage-backed securities so that if interest rates increase or decrease sharply and we expect to suffer a loss on the sale of those loans, our buying and selling of mortgage-backed securities will offset the loss.

         After five months of testing methodologies, we developed a hedging strategy for Fannie Mae, Freddie Mac, Veterans' Administration and Housing and Urban Development mortgage loans. Every day, we submit information to Tuttle & Co. about loan applications, closed loan inventories, existing unfilled commitments for delivery to investors of these loan types and existing purchases and sales of mortgage-backed securities. Tuttle & Co. analyzes this data and provides a projection of how many of the loans are at risk not to close. It then recommends the amount of purchases and sales of mortgage-backed securities that are necessary to offset the interest rate risks associated with those loans. Our risk management team then meets with Tuttle & Co. on a daily conference call to review the recommendations and implement the purchases and sales of mortgage-backed securities.

         An effective hedging strategy is complex and no hedging strategy can completely eliminate our risk. Part of this is because the prices of mortgage-backed securities do not necessarily move in tandem with the prices of loans we receive from investors when we sell them. To the extent the two prices do not move in tandem, our hedging strategy may not work, and we may experience losses on our sales of mortgage loans in the secondary market. The other key factor is whether our projections properly estimate the number of loans that will actually close. To the extent that our projections prove inaccurate so that we have not effectively matched our purchases and sales of mortgage-backed securities with the sale of the closed loans we have originated, our gains on sales of mortgage loans will be reduced, or we will experience a net loss on those sales.

         We do not currently maintain a trading portfolio. As a result, we are not exposed to market risk as it relates to trading activities. Our entire loan portfolio is held for sale. Accordingly, we must perform market valuations of our pipeline, our mortgage portfolio held for sale and the related sale commitments in order to properly record the portfolio and the pipeline at the lower of cost or market. Therefore, we measure the value of our loan portfolio based on the prices at which the loans would sell in the secondary market, using prevailing interest rates in the market.

         Based on the hedging and loan sale strategies described, we believe that a 1% increase or decrease in long-term interest rates would not have a significant adverse effect on our earnings from interest rate sensitive assets. We pay off warehouse lines when the loans are sold in the secondary market. Because the loans are held in the warehouse lines for a short period of time, we do not expect to incur significant losses from an increase in interest rates on the warehouse lines. However, since a significant percentage of our closed loan volume is from refinancing mortgage loans and because overall loan volume is somewhat dependent upon long-term interest rates, our future operating results may be more sensitive to interest rate movements.

                                    BUSINESS

General

         Mortgage.com, Inc. is a leading provider of online mortgage services and technology to businesses and consumers. Our vision is to create the definitive Internet-based technology platform for originating, underwriting, processing, closing and selling mortgage loans. We enable other businesses to use this technology platform when they market to customers who choose to obtain mortgage services through the Internet. This platform will enable new businesses to participate in the mortgage origination arena, by offering mortgage services to their customers through the Internet while letting us do the technology and back office work. We have designed this platform to decrease the cost of originating, closing and selling loans, so consumers who obtain a loan via our technology platform will save money when compared to obtaining a loan using a traditional lender.

         We have developed, and will continue to develop, state-of-the-art technology to support the origination, processing, underwriting, closing and secondary marketing of mortgage loans. Our clients include real estate companies, homebuilders, trusted financial advisors, Internet-based companies who market their services over the Internet, known in the industry as "affinity customers", mortgage web sites that generate leads, and other non-traditional mortgage originators. In addition, our clients include mortgage companies and banks that wish to offer Internet mortgage services without developing a full in-house Internet solution for themselves.

         We believe that borrowers are generally dissatisfied with the traditional mortgage lending process. This dissatisfaction stems from the complexity of the process, inefficiencies and delays related to the manual collection and transfer of information and the borrower's inability to monitor the status of his loan. In addition, our internal research indicates that borrowers feel the fees involved in obtaining a mortgage loan are too high. Mortgage lending on the Internet can offer borrowers an easier, faster and less expensive way to obtain mortgage loans and has the potential to eliminate many of the borrower's frustrations found in traditional mortgage lending. We believe companies that provide these benefits to borrowers will gain a competitive advantage. We seek to take advantage of the existing relationships that our clients have with prospective borrowers, and offer our services through our clients marketing efforts. In some cases, we offer our services directly to borrowers, although we are increasingly moving away from this strategy as we realize the benefits of leveraging our client's marketing efforts.

         We offer borrowers a more satisfying, less frustrating mortgage experience. We use our Internet platform and other proprietary technologies to make the mortgage lending process more efficient, whether the borrower comes from one of the 89 private label web sites we have developed for our business to business clients or is referred directly to our mortgage.com Web site.

         In 1999, we originated and closed mortgage loans with a total principal amount of $3.0 billion, of which approximately 36.2% were originated through our Internet platform. We funded and sold $2.3 billion of those loans. Wholesale lenders provided the funding for the balance of the loans at our request.


Industry Background

     Overview

         The Mortgage Bankers Association of America, or MBA, estimates that the mortgage industry originated approximately $1.29 trillion in mortgages in 1999 compared to $1.51 trillion in 1998. The MBA estimates that another $.97 trillion in mortgages will be originated in 2000.

         In traditional mortgage lending, a borrower obtains a mortgage loan by contacting a mortgage originator, such as a mortgage banker, mortgage broker or a financial institution. After a borrower has selected a mortgage originator, an employee or commissioned loan officer of the mortgage originator collects information about the borrower and completes a loan application by hand, while the borrower waits. These mortgage originators often have business hours that are not convenient for a borrower who works during the day, and a borrower may have to make several trips to provide all of the information for the application. In addition, these mortgage originators' offices may be located far from the borrower's home. The borrower may have to wait weeks while credit reports, appraisals and other third party verifications are ordered. In many cases, the mortgage originator is a commissioned salesperson, and earns greater income when he or she can convince a borrower to accept a higher rate. It is common for a mortgage salesperson to earn 1% or more of the loan amount for originating a loan. For these reasons, we believe that borrowers are generally dissatisfied with this process.

         We also believe that borrowers lack knowledge about the mortgage process, including the costs associated with obtaining a mortgage loan. Consequently, it is difficult for a borrower to determine whether he is getting the right mortgage loan, at the right cost, in a timely fashion. In addition, a borrower must depend upon the mortgage loan originator to keep him informed about the status of the loan application and the available products and pricing options.

         Some of a borrower's frustration and dissatisfaction stems from inefficiencies and delays in the application, processing and underwriting phases of the mortgage lending process. Manual collection and transfer of information from the application process through the processing and underwriting phases increases loan approval time and results in a greater number of human errors. Many mortgage originators and mortgage lenders do not have the technical expertise or financial resources to automate the origination, processing and underwriting of mortgage loans to achieve greater efficiency. Continuing inefficiencies make it difficult for mortgage originators and mortgage lenders to keep borrowers adequately informed and satisfied.



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


         We believe the mortgage origination market is highly fragmented with many small originators. This leads to a lack of consistency in the pricing and processing of mortgage loans and contributes to borrower dissatisfaction with the entire process.


     Growth of the Internet and Online Financial Services

         The Internet has emerged as a global medium for communication, content delivery and electronic commerce, and Internet use continues to increase rapidly. International Data Corporation, or IDC, estimates that the number of users worldwide will increase from 142 million in 1998 to over 500 million in 2002. As consumers have become increasingly adept at using the Internet for evaluating and purchasing a variety of goods, the dollar volume of online commerce transactions has risen dramatically. IDC estimates that the volume of goods and services purchased through the Web will increase from $50 billion in 1998 to more than $2.8 trillion in 2002.

         The Internet provides companies with additional ways to reach potential customers along with the opportunity to transact business with them in a more efficient, centralized and low-cost manner than business transacted through traditional channels. In addition, the Internet offers companies flexibility, permitting them to adjust features, presentations and prices in response to competition. Consumers benefit from improved overall convenience, low-cost access to information regarding available products and services, ease of use, numerous choices and often more competitive pricing.

         Financial services is one of the more prominent industries that has taken advantage of the Internet. The information potential of the Internet and the potential lower costs associated with conducting business electronically underlie the success of financial services Web sites. Many of these financial services companies have undertaken aggressive marketing campaigns to establish their online brands. We believe that consumers will become more willing to conduct financial transactions online, including mortgage transactions, as Internet use increases, Internet brands are established and concerns about security and privacy are alleviated. We also believe that pending federal and state legislation authorizing the use of electronic signatures will expedite the use of online mortgage trans-actions, if such legislation is adopted.


     Online Mortgage Services

         The mortgage industry is well suited for transformation to an Internet platform. Mortgage origination on the Internet can offer borrowers an easier, faster, less expensive way to obtain mortgage loans and has the potential to eliminate many of borrowers' frustrations found in traditional mortgage lending. The legal and technology framework that will allow mortgage underwriting, processing, closing and sales to take full advantage of the power of the Internet is still developing. We are at the forefront of developing the technology framework for these "back-office" services to supplement the origination platform we have already developed. The same principles that make online mortgage lending an easier, faster and less expensive process for the borrower can also benefit



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     mortgage providers. Mortgage providers will be under increasing pressure to offer their borrowers an Internet origination and closing process. We believe many of them will choose to use our platform instead of creating it themselves.

         Based on a recent report from Forrester Research, electronic commerce on the Internet through direct-to-consumer channels is expected to grow from $33 billion in 2000 to $108 billion in 2003, a 227% increase, while electronic commerce on the Internet through business-to-business channels is expected to grow from $251 billion in 2000 to $1.34 trillion in 2003, a 444% increase.

         We believe that very few of the largest mortgage loan originators have capitalized on the mortgage lending opportunities on the Internet. Most mortgage originators lack the expertise to develop their own Internet technologies and have been slow to address the online market. We believe the majority of the prominent mortgage originators use the Internet primarily to advertise and provide contact information. Even among originators that offer online applications, we believe that many still have problems seamlessly integrating their Internet applications with the systems that assist in processing, underwriting and closing the mortgage loans. As a result, mortgage originators have not been leveraging the Internet as a means to increase borrowers' satisfaction and reduce overall costs.

         We believe that to maximize the potential of computer-related technology in the mortgage industry, a company must be able to provide borrowers:

         o low cost loan choices when compared to obtaining a loan through a traditional lender;

         o multiple loan product and loan servicer choices, with an easy way to compare the options;

         o    online loan applications and loan pre-qualifications;

         o seven day a week convenience, with the option to speak with a person for extended hours every day;

         o service guarantees that are backed up by management commitment and cash refunds when appropriate; and

         o the ability to monitor the status of their loans from origination through closing.

         We believe companies that are able to provide these benefits to borrowers will gain a competitive advantage.



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The Mortgage.com Solution

         We use our Internet platform and other internally-developed, proprietary technologies to maximize efficiency in the mortgage lending process in support of the mortgage operations of our clients, such as mortgage bankers, mortgage brokers, financial institutions, Realtors and homebuilders, and in our current direct-to-consumer Internet mortgage banking operation. Because of these efficiencies, borrowers find the experience of obtaining a mortgage more satisfying and less frustrating because they benefit from:

         o convenient access to the mortgage lending process through the Internet, by e-mail, by telephone or in person at locations where homes are sold;

         o interactive selection from a comprehensive suite of mortgage products and services;

         o    personalized services and products tailored to individual needs;

         o    service guarantees;

         o    faster applications and pre-qualifications;

         o    interest rate locks; and

         o    constant monitoring of loan status.

         Through our business-to-business channels, we use our technology to enable our clients to better satisfy their borrowers. Borrowers can access our clients through customized "private label" mortgage lending Web sites we create and maintain for clients who need technical expertise and other resources to establish and maintain a comprehensive online presence. Borrowers also can get efficient mortgage services at the point-of-sale of homes, where we enable Realtors and homebuilders to enter the mortgage lending business with a minimum initial investment and with low overhead. We also offer dedicated Internet-based Teleweb center services to our clients so they can provide a high-level of customer service for their borrowers.

         When we process, underwrite and fund mortgage loans for our clients or our own mortgage banking operations, borrowers have constant and convenient access through the Internet to monitor the status of their loan applications. After the mortgage loans close, we sell those mortgage loans in the secondary market to investors who will be responsible for servicing the mortgage loans. Servicing consists of collecting from the borrower debt service and escrow funds for property taxes and insurance, paying debt service to loan investors, paying property taxes and insurance premiums and supervising foreclosures for defaulted loans.



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The Mortgage.com Strategy

         Our objective is to touch every mortgage, either as a lender or via implementing our technology for use by other mortgage lenders. Key elements of our strategy are:

         Establishing and Enhancing Brand Awareness Within the Mortgage, Financial Services and Real Estate Industries. We seek to make the Mortgage.com name synonymous with the delivery of mortgage services via the Internet throughout these industries. We want consumers to recognize the "mortgage.com" logo as being representative of a new and better loan process, combined with greater speed and significant cost savings. We spent approximately $10 million for advertising and promotion of the Mortgage.com brand name during 1999, and because of the success of our promotional efforts, we believe our name is generally well known throughout the industry. We therefore do not intend to spend a material amount of money on advertising and promotion in the current fiscal year, with a focus instead on co-branding with leading financial information sites and developing additional business alliances.

         Developing a New and Better Loan Process that Utilizes Technology and the Internet to Reduce Costs. We intend to continue to devote substantial resources to the development and acquisition of innovative Internet and software solutions so that we can better serve our clients and mortgage borrowers. We are currently developing and testing improvements to our CLOser software system and its Internet interface that will increase its versatility and automate additional portions of the mortgage process. For example, we intend to implement additional automated underwriting systems, automated closing services and automated links for third party services such as title insurance, hazard insurance, and appraisals. We intend to continually modify and upgrade our software, Internet servers and high-speed transmission lines to increase bandwidth, expand services and reduce costs. We are also continually evaluating strategic acquisitions of technology leaders in ancillary service areas, such as appraisal and credit report services. In this way, our clients and we will be able to provide borrowers with convenient, high-value and low-cost services. As we are able to reduce our cost of loan origination and increase the areas in which we generate revenues, we can offer our platform to other lenders at a cost below that which they can perform the services themselves. This, in turn, allows them to drive down costs to their consumers, creating a win-win cycle.

         Addressing Under Served Markets. Because online commerce is still in its infancy, there are a number of online markets for mortgage lending that are currently under served. We have developed a new segment of our www.mortgage.com Web site specifically tailored to borrowers of sub-prime loans. We have also developed our Web interfaces, documentation and fulfillment services completely in Spanish to serve this growing population in the language of their choice. These services are found at www.hipoteca.com and at other private label versions of this site. We also intend to continue to provide solutions to Realtors and homebuilders, so that borrowers at the point-of-sale of homes have convenient access to efficient, cost-effective mortgage financing. We believe that enhancing our presence at the point-of-sale will strengthen our position in the purchase mortgage market, which is less sensitive to changes in interest rates than the refinancing mortgage market.



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         Promoting and Enhancing our Private Label Capabilities. Substantially
every technology and service that we offer can be offered on a private label basis. This is key to our strategy. We believe the mortgage origination market is highly fragmented, with many small originators. As a result, we believe marketing our private label services is a more effective marketing strategy than marketing our own brand. In order to reach our goal of touching every mortgage, we need to offer our services and technologies to all types of traditional and non-traditional lenders. By doing this on a private label, variable cost basis, we can allow these clients to take advantage of the Internet lending revolution without developing all of the expertise in-house. The market is so vast, we feel this strategy is superior to merely developing our brand directly with consumers. In addition, we have substantial expertise in creating Affiliated Business Arrangements and other marketing structures that allow non-traditional companies to participate in the mortgage origination industry, while still offering the services to borrowers at a substantial cost reduction over traditional lenders.


Products and Services for our Business to Business Relationships

         Our primary business-to-business products and services are:

         o Co-branded web sites where our clients market our products to their customers over the Internet;

         o    Private label loan origination, processing and closing services;

         o Turnkey, point of sale mortgage origination solutions for non-traditional mortgage industry participants; and

         o    Web site development and hosting.

         Each of these services, except Web hosting services, takes advantage of our platform for originating, underwriting, processing, and selling mortgages. In addition, our clients benefit from our demonstrated ability to convert Internet inquiries into closed loans.

     "Co-Branded" Web Sites

         We have entered into Internet marketing agreements that provide for advertising and promotion of our online mortgage solutions and also provide for Internet links to co-branded versions of www.mortgage.com through established home and financial information Web sites such as www.tdwaterhouse.com. In addition, certain special interest web sites, such as www.thewhiz.com and www.gosmallbiz.com, desire to offer their clients access to mortgage services, and we offer the co-branding solution to them as well. Potential borrowers browsing one of these sites for home buying or financial information are presented with an opportunity to apply for a mortgage online, without having to search for a separate Web site. Borrowers can click on a link that takes them to a version of our



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


     Web site that displays both our mortgage.com brand and the brand of the information site that provided the link. We refer to these Web sites as "co-branded."

         Through these relationships, our co-branding partners can provide their customers with more than home buying and financial information. Those customers will gain access to convenient online mortgage financing through www.mortgage.com, including our Teleweb center support and the ability to monitor the status of their loans through closing. We process, underwrite and fund the mortgage loans and then sell them in the secondary market.

         In total, we have 41 co-branding relationships, and these accounted for 8.7% of our revenue in 1999. We are able to bring most co-branded Web sites on line within two weeks of signing final agreements with our clients.


     "Private Label" Loan Origination, Processing and Closing Services

         We create and maintain private label Web sites for mortgage lenders, including banks, thrifts and credit unions of any size or sophistication. These private label Web sites are typically operated in the name of the client, while we provide the technology and management support in the background through our proprietary CLOser software system and a private label Internet site. We create and maintain prime and sub-prime private label Web sites for such clients as BuildNet Financial and NetB@nk.

         The Web sites we create are custom-tailored to our clients and offer online applications, full integration with processing and underwriting systems and Teleweb center support. Just as with our own www.mortgage.com Web site, the private label Web sites we create for clients allow borrowers the opportunity to shop and apply for mortgage loans at their convenience. They also allow borrowers constant access to the status of their loans.

         We have six private label relationships and they accounted for 6.6% of our revenue in 1999. Private labeling primarily is focused on working with lenders who wish to maintain their brand identity throughout the mortgage process. In some cases, these lenders wish to offer only loan products that they will buy in the secondary market. We expect our financial institutions marketing strategy to provide the bulk of our private label relationships, as this solution is ideal for banks and mortgage banks looking to add an Internet channel on a turnkey basis.


     Turnkey, Point of Sale Mortgage Origination Solutions for Non-Traditional
       Mortgage Industry Participants

         Our turnkey point of sale mortgage solutions are typically offered to new participants in the mortgage lending arena that operate at the point of home sales. The primary clients using these services are Realtors, homebuilders and "Trusted Financial Advisors," such as financial planners and accounting firms. We offer specialized marketing agreements and membership programs, and can establish independent branch offices for our



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     clients, that allow them to participate in the loan origination process using our Internet and CLOser technology platforms. The client is able to offer its customers "one-stop shopping" for both the client's primary product, such as a home or financial investment, and a secondary product that facilitates the sale of the primary product, which in this case is a mortgage.

         A significant portion of our turnkey point-of-sale mortgage solutions is offered under the trade names Princeton Capital, Advantage Financial and Western America Mortgage. In each case, we place personnel and/or online mortgage kiosks in the office of a client to implement the turnkey solutions. Our Western America Mortgage operations are contained in Western America Mortgage, Ltd., a partnership of which we own 51%. Our partner in that operation is a wholly owned subsidiary of Mason-McDuffie Real Estate, Inc., which does business in Northern California as Prudential California Realty.

         Our primary clients in this area are Prudential California Realty, Arvida Homes, Keyes Realty and Cendant Mortgage. All told, we have over
     40 point-of-sale relationships, which contributed 48.3% of our revenue in 1999. We expect that this category will continue to be our largest revenue channel in 2000.


     Web Site Development and Hosting

         We develop Web sites and software systems for lenders who use our technology in their back office mortgage operations. With these services, we do not act as a lender. We are typically paid up-front development fees and ongoing hosting and use fees that are sometimes based on loan volume generated by the use of our software.

         As part of these services, we continue to develop and update our proprietary CLOser software system, which automates virtually every stage of the back office mortgage process. Among numerous other features, CLOser automatically downloads credit reports and obtains other third party verifications electronically. It also links to the Web sites we create, third party automated underwriting systems and our processing and underwriting systems. CLOser also contains an extensive loan product and pricing database and sophisticated loan tracking features.

         Our clients for these services are Superior Bank, Valley National Bank, General Electric Mortgage Corporation and GHR Systems, Inc. GHR acts as a reseller of our technology and services and has brought us joint clients such as PNC Bank and Charter One Mortgage. Our subsidiary, Openclose.com, also provides similar services for Countrywide Home Loans, Inc.

         This category of services contributed 13.8% of our revenue in 1999 and we expect this percentage to remain stable in 2000. This strategy fits well with our plan to "touch every mortgage" and allows us to increase revenues without a significant increase in personnel required to fulfill mortgage processing and closing services.



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     World-Class Internet Lead Conversion Services

         The companies which own lead aggregator mortgage Web sites market heavily to entice potential borrowers to their Web sites, where the potential borrowers are given the opportunity to select from an array of loan products from several mortgage lenders. The Web site owners are typically paid based on the number of mortgage inquiries, or "leads", that are converted into closed loans or applications. Our unique focus on Internet lending strategies has resulted in our ability to convert a higher than typical percentage of Internet leads to closed loans. Therefore, operators of lead aggregator mortgage Web sites seek our participation on their sites. Our lead conversion capability also makes our co-branding and private label services more desirable.

         We have considerable experience with lead aggregator sites such as QuickenMortgage, Lending Tree.com, Priceline.com, Microsoft Homeadvisor and CFN. We enable the lead aggregators to offer high quality mortgage services to consumers using their Web site and provide a cost effective means for financial institutions to participate on these sites without the considerable investment required to develop their own electronic mortgage infrastructure. Our clients have informed us that over the past year, we consistently outperformed most other participants on their Web sites by converting more consumer inquiries into funded loans.

         We include our revenue from participation on lead aggregator sites as either private label or co-branding revenue, depending on the structure of the relationship. We expect this revenue to decrease somewhat in 2000, as we will no longer participate on the Web site owned by Intuit Lender Services. On October 7, 1999, we terminated our agreement with Intuit Lender Services for the provision of prime mortgage loan services to the www.quickenmortgage.com web site. Terminating this agreement relieved us of a prohibition from participating on multi-lender sites other than www.quickenmortgage.com. Approximately 19.6% of the loans we processed in 1999 was derived from this agreement, and we anticipate the reduced loan volume from this termination will be replaced by new and existing co-branded Internet relationships entered into with economic terms more favorable to us.

         On November 9, 1999, Intuit Lender Services terminated an agreement relating to sub-prime mortgage services. This termination also relieved us of certain exclusivity restrictions. We processed few loans under this agreement in 1999, and accordingly, do not anticipate that the termination of this agreement will have a material adverse effect on the Company's sub-prime loan business.


Products and Services for our Direct-to-Consumer Channels

         Our direct-to-consumer channels include our www.mortgage.com Web site, which is linked to our Teleweb centers, and our OnLine Capital operations. During 1999, our direct-to-consumer channels originated and closed $678.6 million of mortgage loans, 33.2% of which were originated through the Internet. We funded $462.7 million of those loans. These



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channels generally rely on our Internet Web sites, CLOser software system, direct marketing efforts and loan officer sales force to generate consumer interest in our loan products.


     Online Mortgage Origination Through www.mortgage.com

         We operate the www.mortgage.com Web site that serves as our primary online origination source for mortgage loans. Through www.mortgage.com, borrowers can research and evaluate mortgage products and services, select the most suitable mortgage loan with interactive assistance, apply for a mortgage loan, lock in an interest rate and monitor the status of their loans. The www.mortgage.com platform also serves as the backbone of our private label and co-branded Web sites that we provide in our business-to-business relationships.

         In 1999, we spent $10 million on targeted advertising to consumers designed to drive them to www.mortgage.com. After reviewing the results of this advertising and our company objectives, we determined that this was not the most cost-effective way of growing our business and reaching our goal of touching every mortgage. We discontinued this branding campaign and no longer intend to spend significant advertising resources to drive consumers to www.mortgage.com. Instead, we intend to concentrate on establishing relationships with other businesses that already have consumer traffic meeting our demographics and establish links from their Web sites to ours.

         In 1999, 13.1% of our revenue was generated by consumers coming directly to www.mortgage.com. Because of the shift in our business strategy, we anticipate that this percentage will decrease in 2000.


     OnLine Capital Operations

         Our OnLine Capital operations consist of commissioned loan officers who conduct their own marketing to consumers, individual real estate agents and other sources of mortgage loans. These loan officers originate the loans using our CLOser software system and personalized Web sites that we have developed for each loan officer. In late 1999, we decided to redesignate these loan officers as account executives to reflect a new focus on selling our business-to-business products and services to real estate companies, homebuilders and other industry participants, rather than marketing loan products to individual consumers.

         In 1999, 9.5% of our revenue was generated by OnLine Capital personnel. We expect this figure to increase in 2000, although we expect the revenues to be generated through business-to-business relationships developed by account executives, rather than through direct-to-consumer channels. We will phase out our use of the OnLine Capital trade name in 2000.



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Our Service Delivery Platform

     Teleweb Center Support

         For both our business-to-business and direct to consumer operations, we receive our Internet loan applications and customer inquiries through our Teleweb centers. Our Teleweb center operations are integrated with our Web sites to provide customer service to visitors to www.mortgage.com and all of the other Web sites we operate for various business-to-business clients. For those borrowers who have submitted a complete online application, our automatic call distribution software, CLOserLink, electronically imports all of the borrower's data into our CLOser software system. In addition, artificial intelligence software that we license from a third party provides an automated, customized e-mail response to confirm the application and make immediate contact with the potential borrower. We then follow up with frequent telephone calls and e-mails to keep the borrower informed of the mortgage loan's approval status.

         When a partial online application is submitted, or when a borrower calls or e-mails us based on contact information on our Web site, a customer service representative in our Teleweb center is assigned to that potential borrower for the duration of the origination process. The customer service representative works with the potential borrower to explain portions of the mortgage lending process, provide rate and product information and assist the borrower with obtaining a mortgage loan. The customer service representative can enter data into an electronic loan application through CLOser, which efficiently manages the remainder of the mortgage transaction.


     Loan Products

         We offer a complete menu of mortgage loan products to serve the portion of the residential real estate market consisting of one to four-unit housing. Generally, the industry breaks down the description of these products into two categories: prime mortgage loans and sub-prime mortgage loans. These categories are described below.

               Prime Mortgage Loans. Prime mortgage loans include residential mortgage loans that meet Fannie Mae's or Freddie Mac's secondary marketing guidelines. These loans generally meet the agencies' guidelines because the borrowers are credit-worthy and the loans have appropriate loan-to-value ratios and principal amounts. Prime mortgage loans also include loans made to credit-worthy borrowers that would otherwise meet Fannie Mae's or Freddie Mac's underwriting guidelines, but have a principal amount that exceeds the amounts permitted by Fannie Mae or Freddie Mac.

               The prime mortgage loan portion of our Web site and the Web sites we create for clients first provides a borrower with knowledge about the mortgage lending process. It then provides the borrower with the opportunity to use "SmartQuote," a loan program search system we developed to make choosing a mortgage simple. SmartQuote prompts the user for information and then searches the database for all of the loan



                                       56
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          programs meeting the borrower's criteria. After obtaining information on pricing and the right type of loan for the borrower's situation, the borrower has an opportunity to submit a secure online application for a mortgage loan in about 20 minutes. The borrower then can monitor the progress of the loan through closing.

               This portion of our Web site and the Web sites we create for clients also includes a feature that allows a user to specify the conditions under which he would be interested in refinancing his mortgage loan. CLOser then stores this information and provides the user with an automatic e-mail notification when a suitable loan program becomes available.

               In 1999, 95.5% of the dollar amount of loans we funded was attributable to the funding of prime mortgage loans. The funding of prime mortgage loans generated approximately 94.3% of our revenue from lending activities.

               Sub-prime Mortgage Loans. Sub-prime mortgage loans have characteristics that make them generally ineligible for sale to Fannie Mae or Freddie Mac in the secondary market for reasons other than an excessive principal amount. Those characteristics might include the credit history of the borrower, the debt-to-income ratio, the loan-to-value ratio, the property type, the lien position or other factors. Because borrowers of sub-prime loans have often been denied financing, they are more likely to be dissatisfied with the traditional sub-prime lending process. Our goal is to provide these borrowers with an unintimidating, informative and confidential way to obtain a mortgage. Our Web site and the Web sites we create for clients, and the associated customer service representatives, try to simplify the borrowing process and give borrowers answers within a short period of time. In most cases, a borrower knows within 3 hours whether he is approved for a mortgage loan.

               Commensurate with the higher credit risk, we charge borrowers higher interest rates on sub-prime mortgages, which allows us to generate higher origination fees and higher gains on sale in the secondary market than prime mortgage loans. The higher interest rate also allows us to generate a greater spread between the interest rate we charge the borrower and the interest rate we pay to lenders for the financing arrangements we use to fund the mortgage loans.

               In 1999, 4.5% of the dollar amount of loans we funded was attributable to the funding of sub-prime mortgage loans. The funding of sub-prime mortgage loans generated approximately 5.7% of our revenue from lending activities.


     Paperless Mortgage Services and Technology

         We recently entered into strategic alliance and licensing agreements with eOriginal, Inc., a prominent technology company that has patented a process to enable the electronic creation of negotiable instruments and other documents and the ability to transmit, store and retrieve these instruments and documents. The eOriginal technology helps assure that



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     electronic documents are unique, authentic and secure. Our agreements with
     eOriginal allow us to embed the eOriginal technology into the products and services we provide to our business-to-business clients.

         The agreement also provides for development phases to promote the ability to do business electronically. For example, the initial development phase involves the cooperation of us, eOriginal, e-close as settlement agent, GMAC Mortgage Corporation, Residential Funding Corporation and Fannie Mae as secondary market investors, and the Florida counties of Broward, Duval and Hillsborough, to develop an electronic mortgage process. We believe the eOriginal technology has the potential to get us one step closer to our future goal of electronic, paperless mortgages.


Openclose.com

         To address the changing technology needs of the wholesale mortgage industry, we developed a Web site to promote the migration to Internet lending. That Web site, www.openclose.com, caters exclusively to the business-to-business market segment. At www.openclose.com, participating mortgage lenders, brokers and loan correspondents can exchange lender product and pricing information, automated underwriting data, mortgage insurance certificates and borrower application information in a neutral environment. We do not act as a lender on the openclose site. The Web site is designed to give mortgage brokers access to automated underwriting information earlier in the cycle of the origination process, which results in faster transactions, cost savings for borrowers, brokers and lenders and a reduction in paperwork. The Web site also offers improved communications between lenders and their broker customers. Membership in www.openclose.com also creates opportunities to develop business from new relationships.

         On January 27, 2000, we contributed assets associated with the www.openclose.com business to a newly formed subsidiary, Openclose.com, Inc., in exchange for $24 million in cash and common stock representing 51% of the subsidiary's outstanding securities. The remainder of the outstanding securities of Openclose.com are held by accredited investors who are also significant investors in Mortgage.com and who have representatives on the board of directors of both Mortgage.com and Openclose.com. Openclose.com received $30 million in cash from the sale of 49% of its outstanding securities to these accredited investors, $24 million of which was paid to us in connection with our contribution of the openclose assets.

         Among the assets contributed were co-ownership of the www.openclose.com Internet web site, the programming and computer code used exclusively in connection with the site, trade rights associated with this programming and code, and ownership of certain customer contracts pertaining to www.openclose.com. In addition, we entered into an Administrative Services and Technology Sharing Agreement with Openclose.com under which we will continue to provide certain management, accounting and technical services to Openclose.com. We also have granted Openclose.com a non-exclusive, perpetual license to certain computer code owned by us that is necessary to the operation of the www.openclose.com Web site.



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


         As of March 1, 2000, 38 mortgage lenders and approximately 1,160 mortgage brokers were participating subscribers to www.openclose.com. Participating mortgage bankers pay Openclose.com a fee for each mortgage loan sent to them through www.openclose.com for their review, a loan transfer fee and an access fee for each of the mortgage brokerage offices that access participating mortgage banker sections of the Web site. In addition, participating mortgage bankers pay Openclose.com a fee for each sub-prime mortgage loan transmitted through www.openclose.com for review. The fees charged by Openclose.com to participating mortgage bankers for each viewing of the mortgage banker's page on the Web site by brokers are split equally between Openclose.com and an unaffiliated third party, from whom Openclose.com licenses some of the tools available on www.openclose.com.

         Mortgage brokers pay Openclose.com a fee for each loan submitted to www.openclose.com for review by lenders. There are no monthly participation fees charged to mortgage brokers.

         In December 1999, we signed a Master Web Services Agreement with Countrywide Home Loans pursuant to which we obtained the exclusive right for a four-year term to develop Web sites to be marketed and sold by Countrywide to its network of mortgage brokers nationwide. The agreement combines our Web development capabilities with Countrywide's technical and sales expertise. Each participating broker for whom we develop a Web site will pay us a setup fee and a monthly fee from which we will pay Countrywide a commission. We have assigned the agreement to Openclose.com but will continue to provide the necessary Web development services under the Administrative Services and Technology Sharing Agreement. Openclose.com will use the www.openclose.com platform to provide Countrywide mortgage brokers with same-day ability to order Web sites online and begin online mortgage originations. Openclose receives fees for each Web site created and also generates ongoing Web hosting revenue.

         The www.openclose.com Web site incorporates the functionality of Fannie Mae's Desktop Underwriter software that is used in connection with automated underwriting decisions. We hold a license to use Desktop Underwriter and pay Fannie Mae a licensing fee based on the volume of mortgage loans submitted for automated underwriting. Through the Administrative Services Agreement, we use Desktop Underwriter to provide Openclose.com with automated underwriting decisions. A portion of the fee we pay to Fannie Mae for Desktop Underwriter is reimbursed by Openclose.com.


Customers

         Our business-to-business clients include real estate companies, homebuilders, trusted financial advisors, Internet-based affinity customers, lead aggregation mortgage web sites, and other non-traditional mortgage originators. In addition, our clients include financial institutions, primarily mortgage companies and banks, which wish to offer Internet mortgage services without developing a full in-house solution for themselves.



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


         Our relationship with Mason-McDuffie Real Estate accounted for 8.4% or more of our loans originated in 1999. Our relationship with Intuit Lender Services accounted for approximately 19.6% of the mortgage loans we originated in 1999, but our relationship with Intuit Lender Services has terminated. Through Cendant Mortgage, we have developed relationships with CENTURY 21(R) and Coldwell Banker(R) offices that taken together accounted for approximately 17.9% of the mortgage loans we originated in 1999. Superior Bank contributed $2.0 million in management, technology and other fees in 1999.

         Our direct-to-consumer customers consist of borrowers who contact us through www.mortgage.com and our OnLine Capital loan officers. We provided 3,875 homebuyers and homeowners with mortgage financing totaling more than $678 million in 1999 through direct-to-consumer channels.

Sales and Marketing

     Business-to-Business Sales and Marketing.

         We market our business-to-business services through an internal sales force that is divided into the five markets that we serve: real estate companies, homebuilders, trusted financial advisors, financial institutions and consumer Web sites. We advertise in trade journals, attend trade shows and make individual sales calls on known leaders in the various vertical markets. As of February 2000, we have 9 people in our business development area. In addition, many of the former loan officers in our direct-to-consumer business who are now working as account executives will transition to business development in the year 2000.

         We have several marketing relationships with other businesses that market our products. These businesses include BuildNet Financial, McPherson TMR, ACM Carolinas and Strategic Networks.

               Relationship with BuildNet Financial. We have entered into agreements with BuildNet Financial Services Inc. which provides BuildNet with exclusive marketing rights to our suite of Internet mortgage solutions for the residential home building industry in the United States. BuildNet, whose homebuilder user base manages the construction of over 350,000 residential homes in the United States each year, has agreed to offer our products to its clients. These products include:

          o net branch agreements, which enable builders to participate directly in the mortgage origination process;

          o marketing agreements, through which BuildNet Financial helps create and maintain Web sites for individual builders; and

          o co-branded Web-sites, which link builders' Web sites to the BuildNet Financial Web site.



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


               BuildNet Financial, through its relationship with us, plans to offer participating homebuilders back-office support that should include technology, processing, underwriting, and loan funding. Our marketing agreement with BuildNet Financial expires March 2002, with automatic 12 month renewals unless we or BuildNet Financial give notice of an intent not to renew. BuildNet Financial can terminate the marketing agreement early only if BuildNet sells all or substantially all of its assets or merges with another company and does not survive the merger.

               Relationships with McPherson TMR, Strategic Networks and ACM Carolinas. We have entered into Master Marketing and Management Agreements with McPherson TMR, Strategic Networks and ACM Carolinas. Under the terms of the agreements, these entities have agreed to offer our products and services, including marketing agreements, net branch programs and memberships to designated clients. Net branch programs refer to contracts between us and clients to manage the day-to-day operations of a separate mortgage business established by us for a client. All of the mortgage loans originated by a net branch are transmitted to us for processing, closing and funding. Membership programs refer to contracts between us and a mortgage broker or homebuilder that licenses our technology for a fee. The mortgage loans originated through our technology members are transmitted to us for processing, closing and funding.

               They earn a fee for successful marketing of the programs and ongoing support of the clients they bring to us. McPherson primarily markets the programs to Remax real estate franchisees in Ohio, Tennessee and Georgia. Strategic Networks markets the programs to a variety of real estate companies in Illinois and Missouri. ACM Carolinas markets the programs in North Carolina. In combination, these companies brought us 12 new relationships with real estate companies in the fourth quarter of 1999.


     Direct-to-Consumer Sales and Marketing

         We market our products and services directly to consumers on the Internet via banner advertisements. This program is limited and not likely to be expanded. In addition, our general business activities, past branding advertising and easy to remember Web site name continue to generate consumer traffic directly to www.mortgage.com. Lastly, our OnLine Capital loan officers will continue to generate some direct to consumer loans as they transition to their new roles as account executives marketing our business to business solutions. We do not intend to hire additional consumer direct loan officers.


     Openclose.com Marketing

         Openclose.com has its own sales team dedicated to www.openclose.com. Openclose.com is developing a national marketing plan to build awareness among mortgage brokers, mortgage lenders and mortgage insurance companies. The plan includes direct mail



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


     advertising with promotional CD-Roms included, direct sales, lender sponsorships, online advertising and free trial offers. Openclose.com also intends to continue to participate in numerous industry trade shows, including regional trade shows in Florida and California, and the trade shows held for the National Association of Mortgage Brokers and the Mortgage Bankers Association.


     Marketing Services provided by Quintel Communications

         We recently entered into an exclusive strategic marketing agreement with Quintel Communications. This marketing agreement provides for joint development of new marketing programs for products and services of both companies to be offered to visitors and customers of the Mortgage.com Web site and our related business-to-business Web sites.

         The new marketing programs will market both mortgage and non-mortgage products and services. The programs will be directed to our growing database of more than 800,000 consumers and to Quintel's network and databases, which currently include more than 5 million profiled consumers, both on- and off-line.

         Quintel is a direct marketing company with the ability to market thousands of products and services to a detailed database of profiled consumers via direct, permission-based e-mail marketing, on-line promotions, loyalty and incentive programs, and group buying events. Currently, Quintel's network of strategic investments and marketing partnerships includes MultiBuyer.com, GroupLotto.com, itarget.com, skymall.com, the Innovation Factory, Inc., GenerationA.com and CyberGold.


Operations

     Production of Mortgage Loans

         At the initiation of the mortgage banking process is the generation of leads and the completion of loan applications. We perform this function
     (1) online, (2) through loan counselors that we employ, and (3) through network members. We evaluate the loan applications and fund those loans that meet our underwriting criteria. We then sell the mortgage loans in the secondary market. In some cases, we will present the loans to wholesale lenders who make the underwriting decisions and fund the loans, paying us a loan origination fee.

         As a step to evaluating mortgage loan applications, our processing department evaluates credit reports and property appraisals when required, verifies borrowers' income and assets and obtains any additional third party verifications relating to the borrowers and the mortgaged properties. We maintain processing centers in Walnut Creek, California, Los Gatos, California and Plantation, Florida, where as of December 31, 1999, 111 employees execute the processing functions. Our operations managers approve and monitor third party sources that have originated the loans, and third parties from which we receive credit reports, appraisals and similar verifications, based on criteria established by our chief underwriter.

         We underwrite mortgage loans based on criteria established by secondary market investors. Underwriting criteria may include the borrower's credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Our underwriting department consists of a team of 35 underwriters in Plantation, Florida, Walnut Creek, California and Los Gatos, California. The underwriting evaluation is done primarily through our CLOser software system and through links to the automated underwriting systems of Fannie Mae and Freddie Mac.

         CLOser acts as a pre-funding quality control department because it will not generate closing documents for a mortgage loan that does not meet the underwriting criteria. If a mortgage loan meets the underwriting criteria, CLOser automatically generates closing documents tailored to the loan product, the borrower, secondary marketing requirements and state laws and regulations.


     Secondary Marketing of Mortgage Loans

         We originate all of our mortgage loans with the intent of selling those loans in the secondary market. Our secondary marketing department monitors the prices secondary market investors are willing to pay for various loan products. We then add an appropriate profit margin to the interest rate for the loan and publish our price for that loan on our Web site, in CLOser and on various industry databases and price sheets. Our price includes a premium that we charge investors for the value of the servicing rights associated with the mortgage loans we sell in the secondary market. When we sell a loan in the secondary market, we achieve a net gain, or suffer a net loss, equal to the difference between the amount we paid for the loans and the price at which the loans are sold to secondary market investors.

         For about 55% of the mortgage loans we originate, we obtain commitments from secondary market investors for the purchase of those loans we fund on the same day that we lock in a rate for a borrower. This protects us against changes in interest rates between the date we issue a loan commitment at a locked-in interest rate to the borrower and the date we sell the loan in the secondary market. These obligations to sell to secondary market investors are on a "best efforts" basis, which means we are required to sell the loan to a committed secondary market investor only if the loan closes within an agreed upon time period. However, occasionally a borrower will elect not to lock an interest rate until the closing. In those cases, we may choose to sell the loan on a short-term "mandatory" basis.

         We recently have begun selling approximately 45% of the mortgage loans we originate in pools on a mandatory delivery basis. This means we are required to sell the loans to a secondary market investor at a price we agree upon in advance, regardless of whether the loan closes.



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


         We also accumulate sub-prime mortgage loans for sale in pools of between $1 million and $3 million, and sell them on a mandatory delivery basis. While this entails additional credit risk because we hold the mortgage loan for a longer period of time, sales of these pooled sub-prime loans typically bring higher net gains than the net gains earned on the sale of prime loans. If we are particularly concerned about the credit risk on a sub-prime mortgage loan, we will obtain an investor commitment in advance, which reduces our credit risk but decreases the amount we receive on the sale of the mortgage loan to secondary market investors.

         We employ a hedging strategy to help manage the additional risks associated with pooling loans and selling them on a mandatory delivery basis.

         The following list shows some of the secondary market investors who commonly purchase mortgage loans from us:

         Norwest Funding                         Fleet Mortgage
         Cendant Mortgage                        GE Capital Mortgage Services
         Residential Funding Corporation         Interfirst Mortgage
         Citicorp Mortgage

         In most cases when we sell a mortgage loan in the secondary market, there is no recourse to us. However, inaccuracies in loan documents, information about the borrower or information about the mortgaged property may require us to repurchase the mortgage loans from the investors and indemnify them for any damages caused by the inaccuracies. Since our inception, mortgage loans that we have repurchased from investors have represented an insignificant percentage of our total mortgage loan originations.


     Funding Mortgage Loans

         After a mortgage loan has been approved for funding, we generally borrow from one of our warehouse lines of credit or other financing vehicles to fund and close the mortgage loan. We currently have aggregate borrowing limits of $190 million, consisting of a single syndicated line of credit for $90 million and a loan purchase agreement for $100 million.

         After we borrow funds to fund a mortgage loan, we must pledge the mortgage loan to the lender as security for our repayment of the borrowed money. During the time a mortgage loan is pledged to the lender, it is considered "warehoused." A mortgage loan is warehoused until we sell it in the secondary market, at which time we repay the lender and the pledge is released. Prime mortgage loans are warehoused for an average of approximately 18 days. Sub-prime mortgage loans are warehoused for an average of approximately 40 days. In cases where we hold loans for more than 30 days, we perform some interim servicing on those loans using computer software licensed from a third party.



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


     Post-Closing Quality Control

         After we have funded and closed a mortgage loan, we submit 10% of funded loans for a post-funding review. A post-funding review includes a re-verification of credit, employment income and source of funds, as well as a review of closing documentation. These reviews also include procedures designed to detect evidence of fraudulent documentation or unacceptable activities during the processing, funding or selling of the mortgage loan.



Technology

         The CLOser software system encompasses an Internet platform, local and wide area networks, back office modules for processing, underwriting, closing and secondary marketing, automated call and e-mail distribution links and computer-based training. As of December 31, 1999, we employed 59 software developers who are continually working to develop new technological solutions for the mortgage industry. As of that date, we employed 43 systems support and operations personnel who provide communications and infrastructure support for our direct-to-consumer and business-to-business channels and training services for clients who use our technology. We also employed 13 customer service employees who provide technical help desk services. Last year we spent approximately $2.1 million on research and development and we intend to continue devoting substantial resources toward that end.

     Technology Infrastructure and Security

         We have 100 computer servers that house all of our computer-based technology, from our Internet Web sites to our e-mail capabilities. All of our server hardware is provided by Dell Computer Corp. and our routers and switches are provided by Cisco Systems. Our servers run on the Microsoft Windows NT operating system software. We have redundant high-speed data lines from multiple vendors for Internet access. We stock additional hardware parts and have designed system and power supply redundancies to ensure that there are no interruptions in service based on hardware failures. In addition, we monitor our servers to ensure that we have sufficient space to handle software upgrades and that at least 35% of our disk drive space is free for performance considerations. All software and data in the system is backed up to magnetic tape each night, which is stored off-site.

         Our technology security systems are designed to prevent unauthorized access to internal systems and illegal third-party access to our data. Internally, log in identifications and passwords are maintained for all systems, and personnel have access only to those areas for which they are responsible. We rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information, such as employment and income items submitted with online applications. Our servers are protected by firewalls and no outside access is permitted.



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


         Our technology must accommodate a large number of users and must deliver frequently updated information. Some components of our technology have experienced outages or slower response times in the past, but none have had a material effect on our business.


     Other Licensed Technology

         The www.openclose.com Web site owned by Openclose.com uses a wide range of internally developed software, as well as the Desktop Underwriter software, which we license from Fannie Mae. Our Desktop Underwriter license expires October 15, 2003, with provision for automatic year to year renewals. Fannie Mae can amend our license by issuing a bulletin. If we object to the amendment, Fannie Mae can terminate our license.


Competition

         Many of our business-to-business clients also compete with us for mortgage loan originations. We compete with other mortgage bankers, mortgage brokers and financial institutions such as Norwest Bank, Countrywide Mortgage, Chase Mortgage, Headlands Mortgage, Cendant Mortgage, Citibank and Fleet Mortgage for the origination and funding of mortgage loans directly with borrowers. Many of our competitors have branch offices in the same areas where our loan counselors and network members operate.
     We also compete with mortgage companies whose focus is on telemarketing, such as The Money Store.

         Our online competition also is substantial. In addition to the traditional mortgage companies and financial institutions who have or are developing an online presence, we compete with other online financial service providers, such as Intuit's QuickenMortgage, iOwn, E-LOAN and Finet. Our primary competitors for business-to-business mortgage banking technology solutions are FiServ, Inc. and Alltel Corporation. In addition, many large and local lenders market mortgage solutions to real estate companies, homebuilders, trusted financial advisors, Web site operators and financial institutions.

         We believe that the principal competitive factors for our business to business solutions are:

         o ability to offer our clients' customers a web origination and service experience that is efficient and effective;

         o ability to quickly and effectively develop co-branding and private label web sites;

         o    a broad selection of mortgage loan products;

         o ability to offer our clients' consumers attractive interest rates and fees;

         o    comprehensiveness of information services;

         o    quality and responsiveness of customer service; and

         o    ease of use of computer technology.

         We must continue to enhance our technology to compete effectively. Many of our current and potential competitors are profitable, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial resources than we do. In addition, other financial-related businesses with these characteristics are likely to enter into the online mortgage origination business. We cannot be sure that we will be able to compete successfully against current and future competitors.


     Intellectual Property

         We regard substantial elements of our Web sites and underlying technology as proprietary and attempt to protect them by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure. We also generally enter into confidentiality agreements with all technical employees and consultants, and with third parties in connection with our license agreements. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without our authorization. Third parties may also develop similar technology independently from us.

         We have registered CLOser as a federal trademark. The mortgage.com logo and "SmartQuote" are also our trademarks and service marks. Openclose.com owns the trademark for "Openclose." Other trademarks and service marks in this prospectus are the property of their holders. We also have registered the Internet domain names "mortgage.com," "realoans.com," "hipoteca.com" and other domain names we use. Openclose.com has registered the Internet domain name "openclose.com." A registered domain name gives the owner the exclusive rights to use these names as the addresses for Web sites in the United States.

         We may not be able to register "mortgage.com" and certain other of our trade names as federal trademarks because those names may be too generic to qualify for federal trademark protection. Accordingly, we may not be able to prevent other people from using those names in their businesses. It is possible that others could use "mortgage.com" and our other trade names in such a way as to damage our reputation, which could ultimately affect our revenues.

         Legal standards relating to the validity, enforceability and scope of protection of our proprietary rights are uncertain and are still evolving, especially as they relate to Internet-related rights. In addition, the laws of some foreign countries may not protect our rights to the same degree as the United States. For these reasons, we cannot be sure that the steps we take will adequately protect our proprietary rights. We also may be required to litigate to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This could create substantial costs and a diversion of management's attention.


Regulation

         Our mortgage banking business is subject to the rules and regulations of each state's regulatory authority, the Department of Housing and Urban Development, Federal Housing Administration, Veteran's Administration, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and other regulatory agencies in connection with originating, processing, underwriting and selling mortgage loans. Rules and regulations issued by these entities impose licensing and work flow obligations on us, prohibit discrimination and establish underwriting guidelines. We also are required to comply with each regulatory entity's financial requirements.

         Mortgage origination activities are further subject to the provisions of various federal and state statutes including the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Federal Truth-in-Lending Act, the Fair Credit Reporting Act and the Real Estate Settlement Procedures Act. The Equal Credit Opportunity Act and the Fair Housing Act prohibit us from discriminating against applicants on the basis of race, color, religion, national origin, familial status, sex, age, marital status or other prohibited characteristics. It also requires us to disclose specific information to applicants, such as the reason for any credit denial. The Truth-in-Lending Act requires us to provide borrowers with uniform, understandable information about the terms and conditions of mortgage loans so that they can compare credit terms. It also guarantees borrowers a three-day right to cancel specified credit transactions. If we fail to comply with Truth-in-Lending, aggrieved customers could have the right to rescind their loan transaction with us and to demand the return of finance charges paid to us. The Fair Credit Reporting Act requires us to supply loan applicants with a name and address of the credit reporting agency we use when the applicant is denied credit or when the rate or charge for a loan increases as a result of information we obtained from a credit reporting agency.

         Some of our client relationships are "affiliated business arrangements" that must comply with complex limitations under the Real Estate Settlement Procedures Act and to regulation by the Department of Housing and Urban Development. Affiliated business arrangements permit companies to refer real estate settlement business to us without violating the Real Estate Settlement Procedures Act's prohibition on "kickbacks" to the referring company. There are limitations on the types of payments that can be made to the referring company and disclosures that are required to be made to borrowers. Home Mortgage Disclosure Act also requires us to collect applicant information and file an annual report with the Department of Housing and Urban Development. Failure to comply with the Home Mortgage Disclosure Act could result in administrative enforcement actions that could eliminate important revenue sources for us and could lead to demands for indemnification or loan repurchases.

         Industry participants are frequently named as defendants in class action and other litigation involving alleged violations of federal and state consumer lending laws and regulations. Some of the practices that have been the subject of lawsuits against other companies include:

         o    "add on" fees;

         o    truth in lending calculations and disclosures;

         o    escrow and adjustable rate mortgage calculations;

         o    private mortgage insurance calculations and disclosures;

         o    forced-placed hazard, flood and optional insurance; and

         o    unfair lending practices.

         If a significant judgment were rendered against us in connection with any litigation, it could have a material adverse effect on our business and results of operations.

         Although our operations on the Internet are not currently regulated by any government agency in the United States beyond the mortgage-related regulations described above and regulations applicable to businesses generally, it is likely that a number of laws and regulations may be adopted governing the Internet. In addition, existing laws may be interpreted to apply to the Internet. There may be claims that our services violate those laws.

         Regulatory and legal requirements are subject to change and may become more restrictive, making our compliance more difficult or expensive or otherwise restricting our ability to conduct our business as it is now conducted. Such changes could hurt our business.



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


Employees

         At March 31, 2000, we had 658 full-time employees. Our success depends upon our ability to attract, train and retain qualified personnel. We have a comprehensive training program that explains our customer service philosophies and techniques, and we have developed a sophisticated computer-based training program for CLOser and its Internet component. Approximately one-half of the people who enter the training program become permanent hires. To date, our attrition rate has been low for personnel who emerge from the training program. However, as we develop new business alliances that increase the mortgage loan volumes we handle through our Teleweb centers and processing centers, finding personnel to participate in and graduate from these training programs may become more difficult. Although our training program is designed to allow us to implement qualified personnel quickly, we cannot be sure that we will be able to find qualified personnel who can be trained in sufficient time to handle increased mortgage loan volumes.

         None of our employees is represented by a union. We believe we have a good relationship with our employees.


Facilities

         We are headquartered in Sunrise, Florida, where we currently lease approximately 111,814 square feet of office space. Our lease for this building, which houses our executive offices and our Teleweb centers, expires in 2009 with a provision for extension. Our California operations are contained in several locations in the San Jose/San Francisco metropolitan area, totaling approximately 29,200 square feet. We maintain technology staff and equipment in approximately 15,000 square feet of space in Montvale, New Jersey. Our Montvale office sub-lease expires in 2002 and we do not have the ability to extend or renew the sub-lease. We also have a 2,500 square foot office in Santa Rosa, California and a 1,000 square foot office in Reno, Nevada.


Legal Proceedings

         We are not a party to any material litigation.



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                                   MANAGEMENT

Executive Officers And Directors

         Each member of our board of directors serves for a one-year term and until their successors are elected and qualified. Our executive officers and directors are as follows:

Name                                                     Age    Position
----                                                     ---    --------

Seth S. Werner(1)..................................       54    Chairman of the Board, President and
                                                                Chief Executive Officer
John J. Hogan(1)...................................       38    Senior Executive Vice President and Director
Stephen H. Foltz...................................       53    Interim Chief Financial Officer
John T. Rodgers....................................       37    Executive Vice President, Sales and Marketing
Don M. Lashbrook...................................       47    Executive Vice President, Operations
B. Anderson Young..................................       49    Executive Vice President and Chief Information
                                                                Officer
Barbara Rambo......................................       47    President, Openclose.com, Inc.
George A. Naddaff(2)...............................       70    Vice Chairman of the Board
Stephen L. Green(2)................................       49    Director
Michael K. Lee.....................................       43    Director
C. Toms Newby, III.................................       33    Director

_____________________
(1) The employment agreement for this officer requires us to nominate him for election to the board of directors at each annual shareholders meeting.
(2) Member of the Compensation Committee.

         Seth S. Werner founded our company in September 1993, has served as Chairman of the Board and Chief Executive Officer since the company's inception, and as President from 1993 to 1997 and again from 1999 to present. From 1973 to 1995, Mr. Werner was the President and Chief Executive Officer of Werner Capital Corporation, a Miami-based real estate investment banking firm which served as a consultant to some of the largest financial institutions in the United States and to the United States government on matters concerning its real estate portfolios. He also was founder, Chairman and Chief Executive Officer of First Capital Financial Corporation, a national real estate investment banking firm, from 1974 through 1984. He is a director and President of SSW, Inc. and a director, President, Secretary and Treasurer of Harbour Real Estate Corporation. Mr. Werner is also Chairman of the board of directors of our Openclose.com, Inc. subsidiary.

         John J. Hogan has served as an Executive Vice President from July 1997 through January 2000, as Senior Executive Vice President from January 2000 to the present and as a member of our board of directors since July 1997. From February 1995 to June 1997, he served as the President of OnLine Capital, which merged into our company in June 1997. From March 1986 to February 1995, Mr. Hogan served as Vice President of Loan Administration, Senior Vice President of Mortgage Operations and Senior Vice President and Chief Financial Officer of First Franklin Financial Corporation in San Jose, California.

         Stephen H. Foltz began his duties as our Interim Chief Financial Officer on June 1, 2000. Mr. Foltz has an extensive background in the financial services industry. From 1991 to 1999, Mr. Foltz held various senior executive positions with the Transamerica Corporation, including President and Chief Executive Officer of Transamerica Financial Services, Senior Vice President of Finance for Transamerica Commercial Finance and President and Chief Executive Officer of Transamerica Home Loan. Prior to that, he was a partner with the international accounting firm of Ernst & Whinney. Mr. Foltz' duties and compensation as Interim Chief Financial Officer will be governed by a part-time employment contract between Mortgage.com and Mr. Foltz.

         John T. Rodgers has been an Executive Vice President since April 1998 and heads our sales and marketing group. In 1993, Mr. Rodgers co-founded American Finance and Investment and served as its President until April 1998 when it was merged into our company. He also serves as a member of Microsoft's Real Estate Advisory Board.

         Don M. Lashbrook joined us in November 1998 as Executive Vice President and Chief Operating Officer of our Consumer Direct Division. In January 2000, his title was changed to Executive Vice President, Operations. From April 1997 to October 1998, he served as the Chief Operating Officer for CFI Mortgage, Inc., in West Palm Beach, Florida, which specialized in the retail production of prime and sub-prime mortgage loans and the wholesale production of sub-prime and alternative mortgage loans. From March 1996 to April 1997, he was Senior Vice President, Risk Management, with Citizens Mortgage, and from December 1994 to February 1996, was Executive Vice President, Operations with Barnett Mortgage Company.

         B. Anderson Young joined us in July 1999 as a Senior Vice President and Chief Information Officer. In January 2000, his title was changed to Executive Vice President and Chief Information Officer. From September 1998 through July 1999, Mr. Young was the New Product Manager at London Bridge Group, Ltd., a firm that provides mortgage software systems. From May 1997 to September 1998, he was a Vice President, Mortgage Servicing Systems, and a Vice President, Development, at Checkfree Software Systems, before its mortgage unit was sold to London Bridge. From March 1994 to May 1997, Mr. Young was Senior Vice President of Front End Systems and InterChange Architecture at Alltel Information Systems (formerly Computer Power, Inc.).

         Barbara Rambo has been president of our Openclose.com subsidiary since January 2000. From October 1993 to December 1998 Ms. Rambo was a Group Executive Vice President at Bank of America, and from April 1990 to September 1993, was an Executive Vice

President at Bank of America. She also serves on the boards of directors of several private and non-profit organizations.

         George A. Naddaff is Vice Chairman of our board of directors and has been a director since September 1995. Mr. Naddaff is the controlling share-holder and a director of Business Expansion Capital Corporation, a venture capital firm he founded in 1987. From 1994 to 1996, he served as a director and Chairman of Food Trends Acquisition Corporation, a publicly traded corporation. Mr. Naddaff also is the Chairman and Chief Executive Officer of Ranch 1, Inc. which has operated a chain of sandwich shops since November 1997, and since June 1997, Mr. Naddaff has been Chairman of Frame King Express, Inc., which sells framed art. He currently is a consultant to Jreck Subs Group, Inc. Mr. Naddaff also is a consultant to, and a director of, numerous private companies.

         Stephen L. Green has been a director since March 1996. Since 1991, Mr. Green has served as a general partner of Canaan Partners, a principal share-holder in our company. He serves on the boards of directors of Advance Paradigm, Inc., a provider of pharmacy benefit management services, and Suiza Foods Corporation, a manufacturer and distributor of dairy products and plastic packaging, as well as a number of private companies. Mr. Green is also a member of the board of directors of our Openclose.com, Inc. subsidiary.

         Michael K. Lee has been a director since March 1996. In 1985 Mr. Lee founded Dominion Ventures, Inc., a venture capital firm specializing in emerging growth companies, and has served as its President and Chief Executive Officer since its founding. Affiliates of Dominion Ventures, Inc. are principal stock-holders in our company, and Mr. Lee is the managing general partner of those affiliates. He serves on the boards of directors of Online Resources & Communications Corp., a provider of financial e-commerce hubs, and a number of private companies. Mr. Lee is also a member of the board of directors of our Openclose.com, Inc. subsidiary.

         C. Toms Newby, III has been a director since May 2000. Mr. Newby has been a general partner in Technology Crossover Ventures, one of our principal stockholders, since July 1998. From April 1996 to June 1998, Mr. Newby was an associate at Technology Crossover Ventures. From July 1994 through April 1996, he was an investment banker at Montgomery Securities. Mr. Newby currently serves on the boards of directors of several private companies, including our Openclose.com, Inc. subsidiary.

Committees of the Board of Directors

         The audit committee of the board of directors consists of three non-employee directors, C. Toms Newby, Stephen Green and George Naddaff, all of whom are independent directors. The audit committee reviews and recommends outside auditors and compensation paid to outside auditors, reviews results and recommendations in each external audit, assists external auditors in connection with the preparation of financial statements, review the procedures we use to prepare financial statements and related management commentary and meets periodically with management to review our major financial risk exposures.

         The compensation committee of the board of directors consists of two independent non-employee directors, Stephen Green and George Naddaff. The compensation committee oversees and reviews all decisions regarding the compensation of executive officers and directors and the granting of stock options under our stock option plan.


Directors' Compensation

         Non-employee directors are reimbursed for out of pocket expenses incurred in attending the meetings. No director who is an employee receives separate compensation for services rendered as a director. Non-employee directors are eligible to participate in our stock option plan.


Executive Compensation

         The following table summarizes the compensation we paid or accrued for services rendered for the years ended December 31, 1997, 1998 and 1999, to our Chief Executive Officer and each of the four other most highly compensated executive officers who earned more than $100,000 in salary and bonus for the year ended December 31, 1999:

                           Summary Compensation Table

                                                                                  Long Term
                                            Annual Compensation              Compensation Awards
                                     ----------------------------------    -----------------------
                                                                             Number of Securities           All Other
Name and Principal Position          Year        Salary         Bonus         Underlying Options          Compensation
---------------------------          ----        ------         -----        --------------------         ------------

Seth S. Werner                       1999       $350,000             --             400,000                $26,165(1)
   Chairman, President and           1998        190,000       $100,000             350,000                 26,165(1)
   Chief Executive Officer           1997        165,000             --                  --                 21,253(1)

John J. Hogan                        1999        250,000             --             350,000                 23,000(2)
   Senior Executive Vice             1998        161,347        100,000             140,000                 22,248(2)
   President                         1997        240,652        223,897             175,000                  8,869(2)

David Larson                         1999        195,417         50,000                  --                 24,808(3)
   Executive Vice President          1998        190,000        100,000             350,000                 53,841(3)
                                     1997         92,813             --           1,050,000                 10,500(3)

Don M. Lashbrook                     1999        150,616         87,500             119,000                 21,555(4)
   Executive Vice President,         1998         23,333             --                  --                    900(4)
   Operations                        1997             --             --                  --                     --

John T. Rodgers                      1999        187,500        139,014             105,000                 11,000(5)
   Executive Vice President,         1998        142,536             --                  --                  6,576(5)
   Sales and Marketing               1997             --             --                  --                     --

---------------------
(1) The 1999 and 1998 figures each consist of an $18,000 car allowance, $5,000 in matching company contributions to the 401(k) plan and $3,165 in life insurance premiums. The 1997 figure consists of an $18,000 car allowance, $88 in matching company contributions to the 401(k) plan and $3,165 in life insurance premiums.
(2) The 1999 figure consists of an $18,000 car allowance and $5,000 in matching company contributions to the 401(k) plan. The 1998 figure consists of an $18,000 car allowance and $4,248 in matching company contributions to the 401(k) plan. The 1997 figure consists of a $7,500 car allowance and $1,369 in matching company contributions to the 401(k) plan.
(3) Mr. Larson's employment was terminated in February 2000. The 1999 figure consists of an $18,000 car allowance, $5,000 in matching company contributions to the 401(k) plan and $1,808 in life insurance premiums. The 1998 figure consists of an $18,000 car allowance, $3,633 in matching company contributions to the 401(k) plan, $1,808 in life insurance premiums and a $30,400 relocation allowance. The 1997 figure consists of a $10,500 car allowance.
(4) The 1999 figure consists of a $5,400 car allowance, $2,772 in matching company contributions to the 401(k) plan and a $13,382 relocation allowance. The 1998 figure consists of a $900 car allowance.
(5) The 1999 figure consists of a $6,000 car allowance and $5,000 in matching company contributions to the 401(k) plan. The 1998 figure consists of an $4,500 car allowance and $2,076 in matching company contributions to the 401(k) plan.


Employment Agreements

         We have entered into employment agreements with most of our executive officers. Each employment agreement entitles the executive officer to participate in our company's benefits plans, including health insurance plans, 401(k) plan and stock option plan. Each also prohibits the executive officer from making any unauthorized disclosures of our confidential information.

         Mr. Werner's employment agreement requires him to be our President and Chief Executive Officer and also requires us to nominate him for the board of directors at each annual meeting. His employment agreement expires December 31, 2003, with provision for annual one year renewals. Effective January 1, 2000, his base salary is $350,000 per year, subject to annual increases. Mr. Werner has agreed to a 30% holdback of his salary until such time as we are using cash at a rate of less than $1 million per month for two consecutive months. When this financial milestone is achieved, Mr. Werner will be entitled to the amount held back, plus an additional bonus equal to the amount held back. He also is entitled to bonuses based on merit and on the financial performance of our company. We also pay premiums on a life insurance policy of which Mr. Werner is the beneficiary. If Mr. Werner is terminated without cause or if he quits for good reason, we must pay him a lump sum cash severance amount.

         Mr. Werner's employment agreement contains provisions to provide him economic security after a change of control. Mr. Werner may terminate his employment for good reason any time within two years after a change of control. If that happens, or if we terminate him without cause within two years after a change of control, or in some circumstances, prior to a change of control, Mr. Werner is entitled to a lump sum cash payment equal to three times his base salary and three times his bonuses. Mr. Werner also may terminate his employment for any reason after 120 days have passed since the change of control. If that happens, Mr. Werner is entitled to a lump sum cash payment equal to his base salary and his average bonus over the three prior years or his bonus for the current year. In either case, he is entitled to immediate vesting of all of his stock options and the deadline for exercise of those options may be extended. To the extent Mr. Werner incurs any federal excise taxes on the severance amount or the value of the accelerated stock options, Mr. Werner is entitled to be reimbursed by us for those tax consequences.

         If we terminate Mr. Werner for cause or if he terminates his employment without good reason, he is prohibited from competing with the company for three years following the date of his termination. If we terminate Mr. Werner without cause, or if he terminates his employment for good reason he is prohibited from competing with the company for one year following the date of his termination. In addition, if we terminate Mr. Werner for cause or if he leaves voluntarily, he is prohibited from soliciting our employees or any of the businesses with whom we have business relationships for a period of two years after the date of termination.

         Mr. Hogan's employment agreement requires him to be an executive vice president. The agreement also requires us to nominate him for the board of directors at each annual meeting during the term of his employment agreement. His employment agreement expires by its terms on December 31, 2001, with provision for annual one year renewals. Effective January 1, 2000, Mr. Hogan's base salary is $250,000 per year, subject to annual increases. Mr. Hogan has agreed to a 30% holdback of his salary until such time as we are using cash at a rate of less than $1 million per month for two consecutive months. When this financial milestone is achieved, Mr. Hogan will be entitled to the amount held back, plus an additional bonus equal to the amount held back. Mr. Hogan is also entitled to merit bonuses at the discretion of the board of directors. We also pay premiums on a life insurance policy of which he is the beneficiary. If Mr. Hogan is terminated without cause or if he quits for good reason, we must pay him a lump sum cash severance amount.

         Mr. Hogan's employment agreement contains change of control provisions substantially similar to the change of control provisions in Mr. Werner's employment agreement. In addition, the non-competition and non-solicitation provisions in Mr. Hogan's agreement are substantially similar to Mr. Werner's agreement.

         Our employment agreement with Mr. Larson was terminated in February 2000. Mr. Larson's employment agreement required him to head our broker services group, which administered openclose.com before we contributed the assets of openclose.com to our subsidiary. Mr. Larson was entitled to merit bonuses based on the number of lenders and brokers who committed to openclose.com. We also paid premiums on a life insurance policy of which he is the beneficiary.

         We believe Mr. Larson resigned from his employment with us. Mr. Larson has taken the position that he was terminated without cause. His employment agreement provided that if Mr. Larson is terminated without cause, we must pay him certain severance benefits which have a value of approximately $575,000 over a 21 month period and his stock options become fully vested.

         His employment agreement also provided for the opportunity to earn additional incentive compensation. Under the employment agreement, Mr. Larson was entitled to receive, beginning on January 1, 2001, a portion of the pre-tax net profits earned by Openclose.com. His percentage interest was to peak at 10% on January 1, 2004. We believe that Mr. Larson resigned his employment and therefore is not entitled to this additional incentive compensation. If it is determined that Mr. Larson was terminated without cause, Mr. Larson may have a right to this incentive compensation in perpetuity or the right to elect to trade his profit interest in Openclose.com for the right to exercise options to purchase 350,000 shares of our common stock which exercise rights Mr. Larson has foregone in consideration of the opportunity to receive a portion of the pre-tax net profits of Openclose.com. We also would have the right to redeem his profit interest in Openclose.com for cash equal to the appraised value of his profit interest in Openclose.com.

         Because we believe Mr. Larson has resigned, his employment agreement prohibits him from competing with us for one year following the date of his termination. He also is prohibited from soliciting our employees or any of the businesses with which we have business relationships for a period of one year after the date of termination. If Mr. Larson is determined to have been terminated without cause, he will not be bound by these non-competition and non-solicitation provisions.

         Our employment arrangement with John T. Rodgers makes him an executive vice president and the head of our sales and marketing group. Effective January 1, 2000, his base salary is $187,500. Mr. Rodgers has agreed to a 15% holdback of his salary until such time as we are using cash at a rate of less than $1 million per month for two consecutive months. When this financial milestone is achieved, Mr. Rodgers will be entitled to the amount held back, plus an additional bonus equal to the amount held back. Mr. Rodgers is entitled to bonuses based on merit and on the financial performance of our company. In March 2000, we paid Mr. Rodgers a bonus of $42,500, which he has agreed to repay if he resigns before March 1, 2001. If Mr. Rodgers is terminated for any reason, he is prohibited from competing with the company for one year following the date of his termination. In addition, if Mr. Rodgers is terminated for any reason, he is prohibited from soliciting our employees or any of the businesses with which we have business relationships for a period of one year after the date of termination.

         Mr. Lashbrook's employment arrangement provides for his employment as an executive vice president for an indefinite term at an annual base salary of $150,000, subject to annual increases. Mr. Lashbrook is entitled to merit bonuses at the discretion of the chief executive officer. However, his total compensation for each year may not exceed $250,000. If Mr. Lashbrook is terminated without cause, we must continue to pay him his base salary as severance pay for six months or until he finds new employment, whichever occurs first.


Stock Option Plan

         We have adopted a stock option plan as of April 24, 1996 to assist us in attracting and retaining highly competent people to serve as employees, directors and advisors who will contribute to our success and the success of the members of our network. We also seek to motivate those people to achieve long-term objectives that will benefit our stockholders. The following groups of people are eligible to receive options under the stock option plan:

         o    employees

         o    directors

         o advisors and consultants, including former employees who have become members of our network or have become employees of members of our network, at our request

         The compensation committee administers the stock option plan and has wide discretion to award options. Subject to the provisions of the stock option plan, the compensation committee determines who will be granted options, the type and timing of options to be granted, vesting schedules and other terms and conditions of options, including the exercise price. All of our employees are granted options. The number of options awarded to a person is based on the person's potential ability to contribute to our company's success, the person's position with our company and sometimes length of service. The compensation committee makes its granting decisions monthly.

         The compensation committee may award "incentive" options or "non-qualified" options. We have granted both incentive and non-qualified options under the stock option plan. If the holder of an incentive option exercises the option and holds the shares of common stock he receives for the holding periods required by the Internal Revenue Code, the exercise of the option does not result in taxable income to the holder. We are therefore not entitled to a corresponding tax deduction. The incentive options we grant under the stock option plan are designed to meet the requirements of the Internal Revenue Code, including a requirement that the exercise price is at least 100% of the fair market value of our common stock on the date we grant the option and that the option has a term no longer than ten years.

         By contrast, if the holder of a non-qualified option exercises the option, the holder will be required to recognize taxable income on the date of exercise. The taxable income is equal to the difference between the fair market value of the shares acquired by exercising the option and the exercise price of the option. We are then entitled to a corresponding tax deduction.

         During the period from October 1998 to May 1999, the compensation committee granted options with exercise prices subsequently determined to be below fair market value at the date of grant. To determine the fair market value of the stock, Mortgage.com's management analyzed equity financing transactions, recent value-creating events and activities, and relevant market and industry developments. Management assigned weighting factors to each event on a scale of 1 through 10 to create a distribution of value-creating events over the period from October 1998 through May 1999. It combined these events with its growth in Internet loan originations to determine the fair market value of the common stock for each of the months analyzed. The difference between the estimated fair market value and the exercise price of these options has been classified as unearned compensation in the stockholders equity section of our balance sheet and is amortized as compensation expense over the vesting period.

         We have reserved 21,000,000 shares of common stock for issuance through our stock option plan, 7,606,602 of which were available for issuance as of March 31, 2000. Only options that are vested may be exercised. The options terminate after a period of time following the termination of employment. Options that expire unexercised or that are forfeited become available again for issuance under the stock option plan. All of the option agreements contain customary anti-dilution adjustments that provide for adjustments to the exercise price and number of shares subject to the warrants upon events such as stock splits, stock dividends and consolidations. The vesting of many of the options accelerates upon a change of control of the company.

         The compensation committee may not grant options if the granting of the options would make the total number of shares issuable upon exercise of all outstanding options exceed 30% of the then outstanding shares of common stock, including any convertible preferred on an "as if converted" basis. However, a higher percentage may be approved by at least two-thirds of the outstanding shares entitled to vote.

         We have awarded the following options under the stock option plan during the last fiscal year to the executive officers named in the summary compensation table:

                              Option Grants in 1999

                                                                                               Potential Realizable Value at Assumed
                                                                                               Rates of Stock Price Appreciation for
                                       Individual Grants                                                  Option Term(4)
---------------------------------------------------------------------------------------------  -------------------------------------
                                           % of Total                  Assumed
                                             Options                   Market
                             Shares        Granted to                  Value
                           Covered by     Employees in     Exercise    on Grant    Expiration
Name                       Options(1)    Fiscal Year(2)      Price       Date         Date        0% ($)      5% ($)        10% ($)
---------------------     ------------  ----------------   --------    --------    ----------- ----------   ----------    ----------

Seth S. Werner               400,000          5.6%           $2.14      $5.36       2/28/09    $1,288,000   $2,636,350    $4,704,984
John J. Hogan                350,000          4.9             2.14       5.36       2/28/09     1,127,000    2,306,806     4,116,861
David W. Larson                   --          --              --         --                            --           --            --
Don M. Lashbrook             105,000          1.5             2.14       5.36       2/28/09       338,100      692,042     1,235,058
Don M. Lashbrook              14,000          0.2             8.00       8.00       8/11/09            --       70,436       178,499
John T. Rodgers              105,000          1.5             4.29       6.44       4/30/09       225,750      651,009     1,303,439

---------------------
(1) All options are either incentive stock options or nonqualified stock options and generally vest over five years at the rate of 20% of the shares on each anniversary of the date of grant. Options expire ten years from the date of grant.
(2) Based on options to purchase a total of 7,083,630 shares of common stock granted under the stock option plan in 1999.
(3) Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the assumed market value on the date of grant, (2) assuming that the aggregate stock value derived from that calculation compounds at the annual 0%, 5% or 10% rates shown in the table for the entire ten-year term of the option and (3) subtracting from that result the aggregate option exercise price. The 0%, 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

         None of the named executive officers or directors who have been granted options under the stock option plan exercised any of the options in fiscal year 1999. The following table provides information about exercisable and unexercisable stock options held as of December 31, 1999 by the named executive officers.

                    Aggregated Fiscal Year End Option Values

                             Number of Securities Underlying            Value of Unexercised
                                  Unexercised Options at                In-the-Money Options
                                     Fiscal Year End                     at Fiscal Year End
                            --------------------------------      ----------------------------------

Name                          Exercisable       Unexercisable       Exercisable      Unexercisable
----                          -----------       -------------       -----------      -------------

Seth S. Werner                  420,000            980,000           $2,051,350        $3,736,600
John J. Hogan                   203,000            462,000              946,610         1,751,540
David W. Larson                 490,000            910,000            2,283,540         4,155,060
Don M. Lashbrook                 21,000             98,000               77,070           308,280
John T. Rodgers                      --            105,000                   --           160,335

401(k) Savings Plan

         We maintain a 401(k) savings plan that is intended to satisfy the tax qualification requirements of the Internal Revenue Code of 1986, as amended. All of our employees aged 18 or older are eligible to participate in the 401(k) plan after two months of service with us. The 401(k) plan permits participants to contribute up to 15% of their annual compensation. We match up to 50% of an employee's contributions to the 401(k) plan, not to exceed 2.5% of their annual compensation. We contributed $562,163 to the 401(k) plan in 1999.


Compensation Committee Interlocks and Insider Participation

         The compensation committee is presently comprised of Stephen Green and George Naddaff. Prior to our initial public offering, the compensation committee of the board of directors consisted of Seth S. Werner, Stephen Green and Michael Lee. Seth Werner is our President and Chief Executive Officer. Mr. Green and Mr. Lee are each partners in one or more of our principal stock-holders. For more information on our transactions with members of the compensation committee, please see "Certain Transactions."

         Prior to our initial public offering, the compensation committee recommended to the board of directors appropriate executive officer compensation and the granting of stock options under the stock option plan. The board of directors historically made all final decisions regarding executive officer compensation and the granting of stock options under the stock option plan. Mr. Werner did not participate in making recommendations to the board of directors when his compensation was being reviewed and approved.

                              CERTAIN TRANSACTIONS

Venture Capital Financings

         Upon completion of our initial public offering in August 1999, each share of preferred stock described in this section was converted to common stock. The information in this section has been adjusted for a 7-for-1 stock split which was effective in August 1999 and states preferred shares as the number of common shares into which they were converted.

         Between December 1996 and June 1997, we sold 3,733,352 shares of Series C Preferred Stock to Canaan Equity, L.P., Canaan Ventures II Limited Partnership, Canaan Ventures II Offshore CV, Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership, CV, and Dominion Fund III. The aggregate consideration was approximately $4,000,000. Each of these entities is a principal shareholder. Director Stephen Green is a principal in Canaan and director Michael K. Lee is a principal in Dominion.

         In August 1997, we sold $1,500,000 of Senior Subordinated Convertible Notes due September 30, 2002, and warrants to purchase 350,000 shares of common stock at approximately $1.07 per share to Canaan Equity, L.P. and Dominion Fund
III. In December

1997, the principal of these Notes was converted into an aggregate of 1,442,000 shares of Series C Preferred Stock based on a conversion value of approximately $1.07 per share.

         In January 1998, we sold $2,000,000 of Senior Subordinated Convertible Notes due January 31, 2003, to Canaan Equity, L.P. and Dominion Fund III. In connection with this sale, we issued warrants to purchase an aggregate of 466,669 shares of our common stock at an exercise price of approximately $1.07 per share. In May 1998, the principal of the Senior Subordinated Convertible Notes was converted into an aggregate of 1,217,384 shares of Series D Preferred Stock based on a conversion value of approximately $1.64 per share.

         In addition, in May 1998, we sold an aggregate of 45,640 shares of Series D Preferred Stock to directors Stephen Green and Michael K. Lee individually for approximately $1.64 per share. The aggregate consideration was $74,980. In August 1998, Stephen Green purchased an additional 60,865 shares of Series D Preferred Stock for approximately $1.64 per share, for aggregate consideration of $99,992.50.

         In April 1998, we entered into a settlement agreement with FMN Associates Limited Partnership. FMN Associates was the sole holder of the Series A Preferred Stock, which converted into common stock upon the closing of our initial public offering. Under an earlier agreement with FMN Associates, we agreed to become a licensed insurance agent and pay FMN Associates a portion of the profits we generated from that business. In consideration of foregoing this right, FMN Associates received in the settlement agreement warrants to purchase 252,000 shares of our common stock at an exercise price of approximately $1.64 per share. FMN Associates has since distributed those warrants to its partners.

         In February 1999, we sold $2,000,000 of Senior Subordinated Notes due February 9, 2000, to Canaan Equity, L.P., Intuit, Inc., Dominion Fund IV, which is an affiliate of Dominion Fund III, and Technology Crossover Ventures, each of whom are principal shareholders or affiliates of principal shareholders. C. Toms Newby, III, a director, is a principal in Technology Crossover Ventures. In connection with that sale, we issued warrants to purchase an aggregate of 46,676 shares of common stock at an exercise price of $8.00. Later the same month, we sold $8,000,000 of Senior Subordinated Notes due February 26, 2001, to Intuit, Dominion Fund IV and Technology Crossover Ventures. In connection with that sale, we issued warrants to purchase an aggregate of 373,408 shares of common stock at an exercise price of $8.00. Adjustments provided for in the warrants have subsequently reduced the number of shares subject to the warrants to an aggregate of 126,416 shares and the exercise price has been adjusted to $7.91.

         In May 1999, we sold $27.5 million of Senior Subordinated Convertible Notes due May 5, 2001 to Intuit Inc. The Notes were retired with a portion of the proceeds from our initial public offering in August 1999.

         In May 1999, we sold 1,750,007 shares of Series F Preferred Stock to Dominion Fund IV, L.P., Canaan Equity, L.P., and Technology Crossover Ventures. The Series F Preferred Stock was sold for approximately $8.57 per share, for aggregate consideration of $15.0 million. Each of the purchasers is a principal stockholder of our company.

         We believe that each of these transactions was completed on terms no less favorable to us than we would have obtained from unrelated third parties.


Openclose.com, Inc. Transaction

         On January 27, 2000, we contributed certain assets constituting our "Openclose" division to a newly formed corporation, Openclose.com, Inc., in exchange for $24 million in cash and common stock of Openclose.com representing 51% of its outstanding securities. Simultaneously with this contribution, Technology Crossover Ventures, Canaan Equity II, L.P., Canaan Equity II, L.P.
(Q), Canaan Equity II Entrepreneurs LLC, each an affiliate of other Canaan entities which are principal shareholders, and Dominion Fund V, an affiliate of Dominion Fund III and Dominion Fund IV, contributed $30 million in cash to Openclose.com in exchange for convertible preferred stock representing the remaining 49% of its outstanding securities.

         The amount of consideration paid was based on the estimated fair value of the assets contributed as determined in negotiations between our management and the investors. Our board of directors obtained a fairness opinion from an investment banking firm and believes the transaction was completed on terms no less favorable to us than we would have obtained from unrelated third parties.

         We also have entered into an Administrative Services Agreement with Openclose.com under which we will provide certain management, accounting and technical services. We believe this agreement has terms that are fair to both us and Openclose.com.


Transactions with Dominion Ventures, Inc.

         We have obtained a lease line of credit from Dominion Ventures, Inc., an affiliate of two of our principal stockholders: Dominion Fund III and Dominion Fund IV, L.P. Dominion Ventures has agreed to acquire computer and office equipment when we request it, and to lease the equipment to us. Upon signing the agreement, we were required to pay Dominion Ventures advance rent of approximately $140,247. In addition, each time Dominion Ventures leases us equipment, we are required to make monthly rental payments equal to the cost of the equipment multiplied by the "rental factor", initially 2.81%. The rental factor is subject to upward and downward adjustment based on the change in the yield, if any, for U.S. Treasury Notes of comparable maturity. Prior to the end of the lease term on each piece of equipment, we have an option to purchase the equipment for its fair market value. The total value of the equipment leased under the lease line of credit cannot exceed $3,394,637.48.

         In consideration of Dominion Ventures providing us with the lease line of credit, we issued to Dominion Fund III a warrant to purchase 68,600 shares of our common stock at an exercise price of $1.64 per share and issued to Dominion Capital Management LLC two warrants, the first to purchase 61,950 shares of our common stock at an exercise price of $1.64 per share, and the second to purchase 38,403 shares of our common stock at $5.16 per share. We believe that the lease line of credit we obtained from Dominion Ventures contains rental rates and terms no less favorable to us than we would have obtained in an arm's length transaction with another lease line of credit provider.


Transactions with Intuit Lender Services

         On May 26, 1999, we entered into a distribution, marketing, facilities and services agreement with Intuit Lender Services, a wholly owned subsidiary of Intuit Inc., which through an affiliate is a principal stockholder in our company. On November 9, 1999, Intuit Lender Services terminated this agreement, although the agreement contained a nine-month phase down period that required us to continue to process a minimum number loans in return for payment by Intuit Lender Services. On February 29, 2000, we signed a Termination Agreement with Intuit Lender Services that terminated the phase down periods from the sub-prime agreement and an earlier terminated prime loan processing agreement we had with Intuit Lender Services. Under the Termination Agreement, we paid Intuit Lender Services $25,276 in consideration of the release from these minimum processing requirements. We believe that the Termination Agreement was entered into with terms no less favorable to us than we would have obtained in an arm's length transaction.


Transactions with Executive Officers

         In 1997, we merged OnLine Capital into our company and paid for the merger with a combination of cash and common stock for an approximate aggregate purchase price of $793,000. We accounted for this acquisition under the purchase method of accounting. In addition, we entered into an employment agreement with John Hogan, who was the sole shareholder of OnLine Capital and who is now senior executive vice president and a member of our board of directors. In 1998, we revised Mr. Hogan's compensation. In consideration of the revisions, Mr. Hogan, or any entity designated by Mr. Hogan, is entitled to receive cash in an amount equal to a percentage of the quarterly pre-tax profits of our mortgage services group and Mr. Hogan received 700,000 shares of common stock. The amount of cash that can be earned is capped at $3,400,000 and Mr. Hogan's right to earn the cash consideration ends on June 30, 2001. Mr. Hogan has designated J.J.H. Financial, LLC, a company principally owned by him, as the recipient of the cash consideration. Through March 15, 2000, we have paid J.J.H. Financial $2,228,694. We believe that the revised terms are no less favorable to us than we would have obtained in an arm's length transaction.

                             PRINCIPAL STOCKHOLDERS

         The following table provides information about the beneficial ownership of our common stock as of March 31, 2000. We have listed each person that beneficially owns more than 5% of the outstanding common stock, each of our directors and executive officers identified in the summary compensation table and all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise noted in the footnotes, the address for each principal stockholder is 1643 North Harrison Parkway, Sunrise, Florida 33323

         For purposes of calculating the number of shares of common stock beneficially owned after the offering, we have assumed the sale of all shares covered by the registration statement of which this prospectus is a part. For purposes of calculating the percentage beneficially owned after the offering, the total number of shares of common stock deemed outstanding includes (1) the shares of common stock covered by the registration statement of which this prospectus is a part that are registered on behalf of Sugarplum Investments Limited and (2) shares of common stock covered by the registration statement of which this prospectus is a part that are issuable upon the exercise of warrants.

                                                               Before Offering                       After Offering
                                                      ---------------------------------    --------------------------------
                                                      Number of Shares      Percent of     Number of Shares     Percent of
                                                      of Common Stock         Class        of Common Stock        Class
Name and Address                                      ----------------      ----------     ----------------     ----------
----------------

Stephen Green(1), (2)                                      8,680,256           19.5%           8,680,256           16.3%
Canaan Partners(2)                                         8,604,180           19.3            8,604,180           16.2
C. Toms Newby, III(3), (4)                                 6,656,143           15.1            6,656,143           12.7
Technology Crossover Ventures(4)                           6,656,143           15.1            6,656,143           12.7
Michael K. Lee(5), (6)                                     6,580,832           14.8            6,580,832           12.4
Dominion Ventures(6)                                       6,550,403           14.7            6,550,403           12.4
Intuit Ventures Inc. (7)                                   3,606,703            8.2            3,606,703            6.9
Seth S. Werner(8)                                          2,012,500            4.5            2,012,500            3.8
George A. Naddaff(9)                                       1,627,185            3.6            1,627,185            3.0
John J. Hogan(10)                                          1,261,176            2.9            1,261,176            2.4
David W. Larson(11)                                          700,000            1.6              700,000            1.3
John T. Rodgers(12)                                          334,184            *                334,184            *
Don M. Lashbrook(13)                                          21,000            *                 21,000            *
All directors and executive officers as a group           27,224,276           57.6           27,224,276           48.8
    (13 persons)**

--------------------
*   Represents less than 1%.
** As of the first quarter 2000, David W. Larson is neither an executive officer nor a director. Accordingly, he has not been included in the figures for directors and executive officers as a group. Edwin Johnson, whose term as our chief financial officer ended May 31, 2000, and Stephen H. Foltz, who assumed the duties of Mr. Johnson on an interim basis beginning June 1, 2000, have each been included in the figures for directors and executive officers as a group.



                [Footnotes are continued on the following pages.]

(1) Mr. Green is a member of our board of directors and is a partner in Canaan Partners. Mr. Green has shared voting power with respect to the shares owned by Canaan Partners and shared investment power with respect to the shares and warrants owned by Canaan Partners. See footnote (2).
(2) Includes shares and presently exercisable warrants beneficially owned as follows:

                                                                  Shares Owned          Presently Exercisable
                                                                  Beneficially        Warrants (Exercise Price)
                                                                  ------------        -------------------------

     Canaan Capital Limited Partnership                               390,383
     Canaan Capital Offshore Limited Partnership, C.V.              3,258,108
     Canaan Ventures II Limited Partnership                           362,131
     Canaan Ventures II Offshore, C.V.                                571,200
     Canaan Equity, L.P.                                            3,432,707                 6,320 ($7.91)
                                                                                            583,331 ($1.07)

     The address for each of these Canaan entities is 105 Rowayton Avenue, Rowayton, Connecticut 06853.
(3) Mr. Newby is a member of our board of directors. He is a member of Technology Crossover Management II, L.L.C. ("TCM II"), which is the general partner of the TCV II Funds listed below in footnote (4), and a member of Technology Crossover Management III, L.L.C. ("TCM III"), which is the general partner of the TCV III Funds listed below in footnote (4). Mr. Newby has neither voting power nor investment power over shares held by the TCV Funds. Mr. Newby disclaims beneficial ownership of those shares. Nevertheless, through his respective interests in TCM II and TCM III, Mr. Newby has a pecuniary interest in the shares held by the TCV Funds. See footnote (4).
(4) Includes shares and presently exercisable warrants beneficially owned as follows:

                                                   Shares Owned          Presently Exercisable
                                                   Beneficially        Warrants (Exercise Price)
                                                  --------------       -------------------------
    Technology Crossover Ventures II, L.P.            2,075,985               9,069 ($7.91)
    TCV II, V.O.F.                                       67,440                 296 ($7.91)
    TCV II (Q), L.P.                                  1,596,046               6,973 ($7.91)
    TCV II Strategic Partners, L.P.                     283,244               1,240 ($7.91)
    Technology Crossover Ventures II, C.V.              316,962               1,384 ($7.91)
    TCV III (GP)                                         16,680
    TCV III, L.P.                                        79,241
    TCV III (Q), L.P.                                 2,106,201
    TCV III Strategic Partners, L.P.                     95,379

     Jay C. Hoag and Richard H. Kimball are the sole managing members of TCM II, the general partner of each of the TCV II Funds, and TCM III, the general partner of each of the TCV III Funds. Consequently, TCM II and Messrs. Hoag and Kimball may each be deemed to beneficially own all of the shares held by the TCV II Funds, and TCM III and Messrs. Hoag and Kimball may each be deemed to beneficially own all of the shares held by the TCV III Funds. TCM II, TCM III and Messrs. Hoag and Kimball each disclaim beneficial ownership of such shares, except to the extent of their pecuniary interests in those shares. The address for each of these TCV entities is 575 High Street, Suite 400, Palo Alto, California 94301.
(5) Mr. Lee is a member of our board of directors and is a principal in the general partner of the Dominion Ventures entities. Mr. Lee has sole voting power with respect to the shares owned by Dominion Ventures and has shared investment power with respect to the shares and warrants owned by Dominion Ventures. See footnote (6).

(6) Includes shares and presently exercisable warrants beneficially owned as follows:

                                                Shares Owned          Presently Exercisable
                                                Beneficially        Warrants (Exercise Price)
                                                ------------        -------------------------

    Dominion Fund III                             5,366,851                68,600 ($1.64)
                                                                          233,338 ($1.07)
    Dominion Fund IV, L.P.                          750,005                31,604 ($7.91)
    Dominion Capital Management LLC                                        61,950 ($1.64)
                                                                           38,403 ($5.16)

     The address for Dominion Fund III, Dominion Capital Management LLC and Dominion Fund IV, L.P. is 1656 N. California Blvd, Suite 300, Walnut Creek, CA 94596.
(7) Includes 3,537,173 shares of common stock beneficially owned by Intuit Ventures Inc. and warrants to purchase 69,530 shares of common stock at $7.92 per share. The address for Intuit Ventures, Inc. is 2535 Garcia Avenue, Mountain View, California 94043.
(8) Consists of 1,382,500 shares of common stock beneficially owned by the Seth Werner Revocable Trust dated October 1, 1996 and the following presently exercisable options for the purchase of common stock: 350,000 shares at approximately $0.79 per share; 140,000 shares at approximately $1.64 per share; and 140,000 shares at $2.14 per share.
(9) Consists of 509,089 shares of common stock and the following presently exercisable warrants to purchase common stock which are held by FirstMN, LLC, of which Mr. Naddaff, a member of our board of directors, is 50% owner: 350,000 shares at approximately $0.71 per share; 256,032 shares at approximately $1.14 per share; 256,032 shares at approximately $1.50 per share; and 256,032 shares at approximately $1.86 per share. The address for Mr. Naddaff and FirstMN, LLC is 305 Walnut Street, Newton, MA 02160.
(10) Consists of 988,176 shares of common stock and the following presently exercisable options for the purchase of common stock: 175,000 shares at approximately $1.07 per share; and 28,000 shares at approximately $1.64 per share; and 70,000 shares at $2.14 per share.
(11) Consists of the following presently exercisable options for the purchase of common stock: 630,000 shares at approximately $1.07 per share; and 70,000 shares at approximately $1.64 per share. Mr. Larson's address is 21562 St. Andrews Grand Circle, Boca Raton, FL 33486.
(12) Consists of 192,780 shares of common stock, warrants to purchase 120,404 shares of common stock at approximately $1.07 per share and presently exercisable options for the purchase of 21,000 shares of common stock at $4.29 per share.
(13) Consists of presently exercisable options for the purchase of 21,000 shares of common stock at approximately $2.14 per share.

                          DESCRIPTION OF CAPITAL STOCK

General

         We are authorized to issue up to 210,000,000 shares of common stock, $.01 par value per share, and 15,000,000 shares of preferred stock, $.01 par value per share. As of March 31, 2000, 44,001,992 shares of common stock were issued and outstanding. We have no preferred stock outstanding. All of the outstanding capital stock is and will be, fully paid and non-assessable.


Common Stock

         Holders of common stock are entitled to one vote per share. All actions submitted to a vote of stockholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

         Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

         In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock, if there are any.

         Holders of common stock are not entitled to preemptive rights and the common stock is not subject to redemption.

         The rights of holders of common stock are subject to the rights of holders of any preferred stock that we designate or have designated. The rights of preferred stockholders may adversely affect the rights of the common stockholders.


Preferred Stock

         Our board of directors has the ability to issue up to 15,000,000 shares of preferred stock in one or more series, without stockholder approval. The board of directors may designate for the series -

         o    the number of shares and name of the series,

         o the voting powers of the series, including the right to elect directors, if any,

         o    the dividend rights and preferences, if any,

         o    redemption terms, if any,

         o liquidation preferences and the amounts payable on liquidation or dissolution,

         o the terms upon which such series may be converted into any other series or class of our stock, including the common stock and

         o    any other terms that are not prohibited by law.

         It is impossible for us to state the actual effect it will have on common stock holders if the board of directors designates a new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors' authority to issue preferred stock without shareholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.


Options and Warrants

         As of March 31, 2000, 12,005,358 options for shares were outstanding under our stock option plan and 7,606,602 shares were available for future grants under our stock option plan. The Board has authorized an additional 2,000,000 of the available options for issuance to account executives to provide incentive for their business-to-business marketing efforts. Terms of these account executive options will be determined at the discretion of management, but we anticipate that vesting will be tied to performance targets.

         In addition to options granted through the stock option plan, the following options and warrants were outstanding as of March 31, 2000 and are presently exercisable for shares of common stock.

                Warrants and Options Outside of Stock Option Plan

                 Number of Shares
                    Purchasable                         Exercise Price(1)
                 -----------------                      -----------------
                   2,415,000                                  $0.71
                     395,388                                   0.79
                   2,205,546                                   1.07
                     256,032                                   1.14
                     256,032                                   1.50
                     382,550                                   1.64
                     256,032                                   1.86
                     664,120(2)                                2.41
                      38,388                                   5.16
                     164,234                                   7.92
                       5,775                                   8.00

----------------------
(1)  Exercise prices are rounded to the nearest cent.
(2) Consists of the warrants issued to Ladenburg Thalmann Co. Inc. as a placement fee, and the warrants issued to Sugarplum Investments
     Limited in connection with closing the common stock purchase agreement.

         Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants.


Statutory Provisions And Provisions Of Our Articles Of Incorporation And Bylaws

         The following provisions of the Florida Business Corporation Act and our articles of incorporation and bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.


     Statutory Provisions

         We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

         The Florida Business Corporation Act prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:

         o    1/5 or more but less than 1/3

         o    1/3 or more but less than a majority

         o    a majority or more

         There are some exceptions to the "control share acquisition" rules.

         The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless

         o the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder

         o the corporation has not had more than 300 stockholders of record during the past three years

         o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years

         o the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors)

         o consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or fair market value, and other specified conditions are met or

         o the transaction is approved by the holders of two-thirds of the Company's voting shares other than those owned by the interested shareholder.

          An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. The Florida Business Corporation Act defines "beneficial ownership" in more detail.


     Indemnification and Limitation of Liability

         The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnifica-tion applies against liability incurred in connection with such a proceeding, including any appeal thereof, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his conduct was unlawful.

         In the case of an action by or on behalf of a corporation, indemnifica-tion may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

         The indemnification provisions of the Florida Business Corporation Act require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he was a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

         The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Each of our directors and executive officers has signed an indemnification agreement. The indemnification agreements provide for full indemnification under Florida law. The indemnification agreements also provide that we will indemnify the officer or director against liabilities and expenses incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, or in which the officer or director is called upon to testify as a witness or deponent, in each case arising out of actions of the officer or director in his official capacity. The officer or director must repay such expenses if it is subsequently found the officer or director is not entitled to indemnification. Exceptions to this additional indemnification include criminal violations by the officer or director, transactions involving an improper personal benefit to the officer or director, unlawful distributions of our assets under Florida law and willful misconduct or conscious disregard for our best interests.

         Our bylaws provide for the indemnification of directors, former directors and officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he is or was a director or officer of our corporation, or at our request, a director, officer, employee or agent of another corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director against liability asserted against the director in such capacity.

         Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to us or to any other person for acts or omissions in his capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law and transactions in which the director derived an improper personal benefit. As a result, stockholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.



Transfer Agent and Registrar

         The transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.





            [The Remainder of This Page Is Intentionally Left Blank]

                        COMMON STOCK PURCHASE AGREEMENT

Overview

         We signed a common stock purchase agreement with Sugarplum Investments Limited, a British Virgin Islands corporation, on March 27, 2000, for the future issuance and purchase of shares of our common stock. The transaction closed on March 28, 2000. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

         In general, the drawdown facility operates like this: the investor, Sugarplum, has committed to provide us up to $40 million as we request it over a 24 month period, in return for common stock we issue to Sugarplum. Once every 22 trading days, we may request a draw of up to $4,000,000 of that money, subject to a maximum of 12 draws. The maximum amount we actually can draw down upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request. Each draw down must be for at least $250,000.

         At the end of a 22 day trading period following the drawdown request, the actual drawdown amount is determined based on the volume-weighted average stock price during that 22 day period. We then use the formulas in the common stock purchase agreement to determine the number of shares we will issue to Sugarplum in return for that money. The formulas for determining the actual drawdown amounts, the number of shares we issue to Sugarplum and the price per share paid by Sugarplum are described in detail beginning on page 95. We may make up to a maximum of 12 draws; however, the aggregate total of all draws cannot exceed $40 million and no single draw can exceed $4 million. We are under no obligation to request a draw for any period.

         The per share dollar amount Sugarplum pays for our common stock for each drawdown includes a 7% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee of $1,500 and a 5% placement fee payable to the placement agent, Ladenburg Thalmann & Co. Inc., which introduced Sugarplum to us. Ladenburg Thalmann is not obligated to purchase any of our shares, but as an additional placement fee, we have issued to Ladenburg Thalmann warrants to purchase 332,060 shares of our common stock at an exercise price of $2.4092. The common stock issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part.

         In lieu of providing Sugarplum with a minimum aggregate drawdown commitment, we have issued to Sugarplum a stock purchase warrant to purchase 332,060 shares of our common stock with an exercise price of $2.4092, which was the volume-weighted average share price on March 27, 2000, the day prior to the closing date. The warrant expires March 28, 2002.

         Based on a review of our trading volume and stock price history and the number of drawdowns we estimate making, we are registering 8,090,000 shares of common stock for possible issuance under the stock purchase agreement and 664,120 shares underlying the warrants for common shares delivered to Sugarplum and Ladenburg Thalmann & Co. Inc. The listing requirements of The Nasdaq National Market prohibit us from issuing 20% or more of our issued and outstanding common shares in a single transaction if the shares may be issued for less than the greater of market value or book value, unless we get shareholder approval. Based on shares of common stock issued and outstanding on March 28, 2000, the date of closing of the common stock purchase agreement, we may not issue more than 8,754,157 shares under the common stock purchase agreement, the Sugarplum warrant and the Ladenburg warrant, without the approval of our shareholders. Because 664,120 of these shares are committed to the Sugarplum warrant and the Ladenburg warrant, if we wish to draw amounts under the common stock purchase agreement which would cause an issuance of more than 8,090,037 shares under the common stock purchase agreement, we must receive shareholder approval prior to any such drawdown. At that time, our officers and directors as a group may own sufficient shares of our common stock to approve such a drawdown.

         In addition, the common stock purchase agreement does not permit us to draw down funds if the issuance of shares of common stock to Sugarplum pursuant to the drawdown would result in Sugarplum owning more than 9.9% of our outstanding common stock on the drawdown exercise date.


The Drawdown Procedure and the Stock Purchases

         We may request a drawdown by faxing a drawdown notice to Sugarplum, stating the amount of the drawdown we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares. A pricing committee consisting of two directors sets the threshold price by determining the price below which we are unwilling to sell shares of our common stock. The pricing committee has complete descretion when determining the threshold price.


     Amount of the Draw

         No draw can exceed the lesser of $4,000,000 and the capped amount that is derived from the following formula:

         o Average daily trading volume for the 45 trading days immediately prior to the date we give notice of the drawdown, multiplied by 22;
                                  multiplied by
         o The average of the volume-weighted average daily prices for the 22 trading days immediately prior to the date we give notice of the drawdown;
                                  multiplied by
         o    20%.

         The lesser of our draw request and the capped amount is reduced by 1/22 for every day in the 22 trading days after our drawdown request that the volume-weighted average daily price for a trading day is below the threshold price set by us in the request. If the daily price for a day is below the threshold price, we will not issue any shares and Sugarplum will not purchase any shares for that day. Thus, if our pricing committee sets a threshold price too high and our stock price does not consistently meet that level during the 22 trading days after our drawdown request, the amount we can draw and the number of shares we issue to Sugarplum will be reduced. On the other hand, if our pricing committee sets a threshold price too low and our stock price falls significantly but stays above the threshold price, we will be able to draw the lesser of our draw request and the capped amount, but we will have to issue a greater number of shares to Sugarplum at the reduced price. We cannot make another drawdown request until expiration of the 22 trading days that follow a drawdown request we have already made.


     Number of Shares

         The 22 trading days immediately following the drawdown notice are also used to determine the number of shares we will issue in return for the money provided by Sugarplum, and thus the price per share Sugarplum will pay for our shares.

         To determine the number of shares of common stock we must issue in connection with a drawdown, take 1/22 of the drawdown amount determined by the formulas above, and for each of the 22 trading days immediately following the date we give notice of the drawdown, divide it by 93% of the volume-weighted average daily trading price of our common stock for that day. The 93% accounts for Sugarplum's 7% discount. The sum of these 22 daily calculations produces the number of common shares we will issue, unless the volume-weighted average daily price for any given trading day is below the threshold amount, in which case that day is ignored in the calculation. The price per share Sugarplum ultimately pays is determined by dividing the final drawdown amount by the number of shares we issue Sugarplum.


Sample Calculation of Stock Purchases

         The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Sugarplum in connection with that drawdown based on hypothetical assumptions.

     Sample drawdown amount calculation.

         We provide a drawdown notice to Sugarplum that we wish to make a drawdown. Suppose that our pricing committee of the board of directors has specified in the notice a threshold price of $1.75, below which we will not sell any shares to Sugarplum during this drawdown period.

         Suppose the average daily trading volume for the 45 trading days prior to our drawdown notice is 200,000 and that the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice is $2.00. You can apply the formula to these hypothetical numbers as follows:

         o the average trading volume for the 45 trading days prior to our drawdown notice (200,000) multiplied by 22, equals 4,400,000 multiplied by
         o the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice ($2.00)
                                  multiplied by
         o    20%

         The maximum amount we can draw down under the formula is therefore capped at $1,760,000, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 22 trading days following the drawdown notice is below the threshold price we set of $1.75. For example, if the volume-weighted average daily price of our common stock is below $1.75 on two of those 22 days, the $1,760,000 would be reduced by 1/22 for each of those days and our draw down amount would be 20/22 of $1,760,000, or $1,600,000.


     Sample Calculation of Number of Shares

         Assume that we have made a drawdown request with a threshold price of $1.75. Assume the maximum amount we can draw down is capped at $1,760,000 based on the formula above. Also, assume that the volume-weighted average daily price for our common stock is as set forth in the table on the next page.

         The number of shares to be issued based on any trading day during the drawdown period is calculated from the formula:

         o    1/22 of the drawdown amount of $1,760,000
                              divided by
         o    93% of the volume weighted average daily price.

         For example, for the first trading day in the example in the table below, the calculation is as follows: 1/22 of $1,760,000 is $80,000. Divide $80,000 by 93% of the volume-weighed average daily price for that day of $2.00 per share, to get 43,011 shares. Perform this calculation for each of the 22 measuring days, excluding any days on which the volume-weighted average daily price is below the $1.75 threshold price, and add the results to determine the number of shares to be issued. In the table below, there are two days which must be excluded: days 16 and 17.

         After excluding the days that are below the threshold price, the amount of our drawdown in this example would be $1,600,000 and the total number of shares we would issue to Sugarplum for this drawdown request would be 869,046, so long as those shares would not cause Sugarplum to beneficially own more than 9.9% of our then outstanding common stock. Sugarplum would pay $1.84 per share for these shares.

                                                                                         Number of Shares of Common
                          Volume-Weighted Average Daily     1/22 of Requested Draw       Stock to be Issued for the
      Trading Day                 Stock Price*                    Down Amount                   Trading Day
      -----------         -----------------------------     ----------------------       ---------------------------

          1                             $2.000                      $80,000.00                     43,011
          2                              2.125                       80,000.00                     40,481
          3                              2.000                       80,000.00                     43,011
          4                              1.875                       80,000.00                     45,878
          5                              1.875                       80,000.00                     45,878
          6                              1.750                       80,000.00                     49,155
          7                              1.875                       80,000.00                     45,878
          8                              2.000                       80,000.00                     43,011
          9                              2.125                       80,000.00                     40,481
         10                              2.250                       80,000.00                     38,232
         11                              2.375                       80,000.00                     36,220
         12                              2.250                       80,000.00                     38,232
         13                              2.000                       80,000.00                     43,011
         14                              1.875                       80,000.00                     45,878
         15                              1.750                       80,000.00                     49,155
         16                              1.625                           --                            --
         17                              1.625                           --                            --
         18                              1.750                       80,000.00                     49,155
         19                              1.875                       80,000.00                     45,878
         20                              2.000                       80,000.00                     43,011
         21                              2.125                       80,000.00                     40,481
         22                              2.000                       80,000.00                     43,011
                                                                  ------------                    -------
         Total                                                   $1,600,000.00                    869,046
                                                                  ============                    =======

------------------
* The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.
** Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice.

         We would receive the amount of our drawdown ($1,600,000.00) less a 5% cash fee paid to the placement agent of $80,000.00, less a $1,500.00 escrow fee, for net proceeds to us of $1,518,500.00. The delivery of the requisite number of shares and payment of the draw will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York. The escrow agent pays 95% of the draw to us -- after subtracting its escrow fee -- and 5% to Ladenburg Thalmann & Co. Inc., our placement agent, in satisfaction of placement agent fees.


Necessary Conditions Before Sugarplum is Obligated to Purchase our Shares

         The following conditions must be satisfied before Sugarplum is obligated to purchase the common shares that we wish to sell from time to time:

         o A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Sugarplum;

         o There can be no material adverse change in our business, operations, properties, prospects or financial condition;

         o We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;

         o No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement;

         o No litigation or proceeding nor any investigation by any governmental authority can be pending or threatened against us or Sugarplum seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

         o Trading in our common shares must not have been suspended by the Securities and Exchange Commission or The Nasdaq National Market, nor shall minimum prices have been established on securities whose trades are reported by The Nasdaq National Market.

         On each drawdown settlement date for the sale of common shares, we must deliver an opinion from our counsel about these matters.

         A further condition is that Sugarplum may not purchase more than 19.9% of our common shares issued and outstanding on March 28, 2000, the closing date under the stock purchase agreement, without us first obtaining approval from our shareholders for such excess issuance.


Restrictions on Future Financings

         The common stock purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the market price until the earlier of 24 months from the effective date of the registration statement of which this prospectus is a part or the date which is 60 days after Sugarplum has purchased the maximum of $40,000,000 worth of common stock from us under the common stock purchase agreement.

         There are exceptions to this limitation for securities sold in the following situations:

         o in a registered public offering which is underwritten by one or more established investment banks;

         o in one or more private placements where the purchasers do not have registration rights;

         o pursuant to any presently existing or future employee benefit plan which plan has been or is approved by the our stockholders;

         o pursuant to any compensatory plan for a full-time employee or key consultant;

         o in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; and

         o    a transaction to which Sugarplum gives its written approval.


Costs of Closing the Transaction

         At the closing of the transaction on March 28, 2000, we delivered the requisite opinion of counsel to Sugarplum and paid the escrow agent, Epstein Becker & Green P.C., $20,000 for Sugarplum's legal, administrative and escrow costs. We paid Ladenburg Thalmann & Co. Inc. an additional $35,000 for its expenses. Ladenburg Thalmann also received warrants for a total of 332,060 shares of our common stock with an exercise price equal to the volume-weighted average price of our common stock as reported on The Nasdaq National Market on March 27, 2000 or $2.4092. Ladenburg Thalmann is not obligated to purchase any of our shares pursuant to the warrant.


Termination of the Stock Purchase Agreement

         Sugarplum may terminate the equity draw down facility under the stock purchase agreement if any of the following events occur:

         o We suffer a material adverse change in our business, operations, properties, or financial condition;

         o Our common shares are delisted from The Nasdaq National Market unless such delisting is in connection with the listing of such shares on a comparable stock exchange in the United States; or

         o    We file for protection from creditors.


Indemnification of Sugarplum

         Sugarplum is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Sugarplum to us for inclusion in the registration statement and prospectus.

                              SELLING STOCKHOLDERS

Overview

         Common shares registered for resale under this prospectus constitute 22.1% of our issued and outstanding common shares as of March 31, 2000. The number of shares we are registering is based in part on our good faith estimate of the maximum number of shares we will issue to Sugarplum under the common stock purchase agreement. Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement may be higher than the number we actually issue under the common stock purchase agreement.


Sugarplum Investments Limited

         Sugarplum Investments Limited is engaged in the business of investing in publicly traded equity securities for its own account. Sugarplum's principal offices are located at Aeulestrasse 74, FL-9490 Vaduz, Liechtenstein. Investment decisions for Sugarplum are made by its board of directors. Other than the warrants we issued to Sugarplum in connection with closing the common stock purchase agreement, Sugarplum does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Sugarplum and us other than the common stock purchase agreement.


Ladenburg Thalmann & Co. Inc.

         Ladenburg Thalmann & Co. Inc. has acted as placement agent in connection with the common stock purchase agreement. Ladenburg Thalmann introduced us to Sugarplum and assisted us with structuring the equity line of credit with Sugarplum. Ladenburg Thalmann's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities.

         This prospectus covers 332,060 shares of common stock issuable upon exercise of warrants we have issued to Ladenburg Thalmann as a placement fee for introducing us to Sugarplum. Those warrants are exercisable at $2.4092 per share and expire March 28, 2002. The decision to exercise any warrants issued, and the decision to sell the common stock issued pursuant to the warrants, will be made by Ladenburg Thalmann's officers and board of directors. Other than the warrants, Ladenburg Thalmann does not currently own any of our securities as of the date of this prospectus. Our agreement with Ladenburg Thalmann provides Ladenburg Thalmann with a right of first refusal for one year after completion of the offering under the common stock purchase agreement, as underwriter or placement agent, all of our financing arrangements at terms no less favorable than we could obtain in the market.


Other Selling Stockholders

         Of the 9,734,120 shares we are registering, 980,000 shares are being registered and may be offered for sale from time to time during the period the registration statement remains effective, by or for the accounts of the selling stockholders described in the table below. The selling stockholders currently hold unregistered shares of our common stock and/or warrants for the purchase of common stock. The shares of common stock being offered by the selling stockholders were acquired from us in private placement transactions or pursuant to warrants issued in private placement transactions. Certain of the shares of common stock being registered for resale will be issued upon exercise of warrants issued in connection with private placement transactions.

         Based on information provided to us by each selling stockholder, the following table shows, as of May 26, 2000:

         o    The name of the selling stockholder;

         o The number of shares and the percentage the selling stockholder beneficially owns before this offering based on our common stock outstanding on March 31, 2000;

         o How many shares of common stock the selling stockholder may resell under this prospectus; and

         o Assuming the selling stockholder sells all the shares it is entitled to sell under this prospectus, how many shares of common stock and the percentage the selling stockholder will beneficially own after completion of the offering, based on our common stock outstanding on March 31, 2000 and the issuance of shares included in this prospectus.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                                              Shares of Common Stock                       Shares of Common Stock to
                                             Beneficially Owned Before                       be Beneficially Owned
                                                     Offering                                    After Offering
                                               Under this Prospectus                        Under this Prospectus(1)
                                            ---------------------------    Shares to be    -------------------------
             Name                               Number       Percentage       Offered         Number(2)    Percentage
-------------------------------------       -------------  ------------    ------------    -------------  -----------

A.J. Miller(3)                                  175,000         0.4           175,000               --        0.0
AMC Financial, Inc.(4)                           70,000         0.2            70,000               --        0.0
Frederic C. Hamilton(5)                         910,000         2.1           455,000          455,000        0.9
Robert Grosser and Robin F. Grosser(6)          175,000         0.4           175,000               --        0.0
Elisabeth W. Ireland(7)                         140,000         0.3            70,000           70,000        0.1
Segal Family Partners(8)                        107,550         0.2            35,000           72,550        0.1
                                              ---------        ----          --------         --------       ----
Total                                         1,577,550         3.6%          980,000          597,550        1.1%
                                              =========        ====          ========         ========       ====

--------------
1 Assumes the sale of all shares selling stockholders may sell under this prospectus.
2 The shares listed in this column are available for sale without limitation under Rule 144(k) of the Securities Act of 1933.
3 Consists of 175,000 shares of common stock issuable upon exercise of immediately exercisable warrants.
4 Consists of 70,000 shares of common stock. D. Richard Thompson, President, has sole voting and investment power with respect to the securities, subject to the direction of the board of directors. Mr. Thompson's address is c/o Aegis Mortgage Corporation, 11111 Wilcrest Green, Suite 250, Houston, Texas 77042.
5    Consists of 910,000 shares of common stock.
6 Consists of 175,000 shares of common stock issuable upon exercise of immediately exercisable warrants.
7    Consists of 140,000 shares of common stock.
8 Consists of 107,550 shares of common stock. Roberta Segal, general partner, has sole voting and investment power with respect to these securities. Ms. Segal's address is 1065 N.E. 125th Street, Suite 405, North Miami, Florida 33161

         The selling stockholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock except Robert Grosser is a consultant to us and is a client through an independent mortgage company we helped establish. We may amend or supplement this prospectus from time to time to update the disclosure.

                              PLAN OF DISTRIBUTION

General

         Sugarplum is offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Sugarplum. Sugarplum may be offering for sale up to 8,422,060 common shares acquired by it pursuant to the terms of the stock purchase agreement more fully described under the section above entitled "The Common Stock Purchase Agreement" and the warrants we issued to it in connection with the transaction. Sugarplum has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. Sugarplum has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of The Nasdaq National Market.

         On May 10, 2000, we had 44,280,263 shares of common stock outstanding. The following table shows the number of shares we would issue to Sugarplum and the price it would pay for those shares given the hypothetical variables shown in the table, if

         o we requested drawdowns of the maximum amounts under the common stock purchase agreement;

         o    we set a threshold price of $1.00;

         o the volume-weighted average daily price in the table is the volume-weighted average daily price of our common stock for the 22 trading days before each drawdown request under the common stock purchase agreement and the 22 trading days after each drawdown request;

         o the average trading volume in the table is the average trading volume for the 45 trading days before each drawdown request; and

         o we do not issue more shares to Sugarplum under the common stock purchase agreement than we are currently registering for resale of the shares issued under the common stock purchase agreement.

                                                               Number of Shares Issuable to
 Volume-Weighted Average        Average Trading                  Sugarplum under Common Stock     Price per share paid
       Daily Price                  Volume                         Purchase Agreement(g)             by Sugarplum
 -----------------------        ---------------                ------------------------------     --------------------

        $1.0000(a)                 119,764(d)                            6,323,513                      $0.93
        1.6435(b)                  239,527(e)                            8,090,000(h)                    1.53
        2.4653(c)                  359,291(f)                            8,090,000(h)                    2.29

----------------
(a) Represents the lowest price at which our shares can remain listed on The Nasdaq National Market.
(b) Represents the average closing price of our common stock for the 22 trading days before May 26, 2000.
(c) Represents 150% of the average closing price of our common stock for the 22 trading days before May 26, 2000.
(d) Represents 50% of the average trading volume of our common stock for the 45 trading days preceding May 26, 2000.
(e) Represents the average trading volume of our common stock for the 45 trading days preceding May 26, 2000.
(f) Represents 150% of the average trading volume of our common stock for the 45 trading days preceding May 26, 2000.
(g) The number of shares we would issue could be limited by a provision of the common stock purchase agreement that prevents us from issuing shares to Sugarplum to the extent Sugarplum would beneficially own more than 9.9% of our then outstanding common stock.
(h) Represents all 8,090,000 shares we are registering under the common stock purchase agreement.

         To permit Sugarplum to resell the common shares issued to it under the stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Sugarplum that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

         o the date after which all of the common shares held by Sugarplum or its transferees that are covered by the registration statement of which this prospectus is a part have been sold under the provisions of Rule 144 under the Securities Act of 1933;

         o the date after which all of the common shares held by Sugarplum or its transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend;

         o the date after which all of the common shares held by Sugarplum or its transferees that are covered by the registration statement have been sold by Sugarplum or its transferees pursuant to such registration statement;

         o the date after which all of the common shares held by Sugarplum or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, under Rule 144 under the Securities Act of 1933 irrespective of any applicable volume limitations;

         o the date after which all of the common shares held by Sugarplum or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under

              Rule 144(k) or similar provision then in effect under the Securities Act of 1933; or

         o the date after which none of the common shares held by Sugarplum that are covered by the registration statement are or may become issued and outstanding.

         Shares of common stock offered through this prospectus may be sold from time to time by Sugarplum, Ladenburg Thalmann and the other selling stockholders or by pledgees, donees, transferees or other successors in interest to the other selling stockholders. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.

         Sales may be made on The Nasdaq National Market, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling stockholders that there are no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling stockholders through this prospectus. Selling stockholders may be deemed underwriters in connection with resales of their shares.

         The common shares may be sold in one or more of the following manners:

         o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer for its account under this prospectus; or

         o ordinary brokerage transactions and transactions in which the broker solicits purchases.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling stockholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

         Broker-dealers may agree with the selling stockholders to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

         In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and have reimbursed Sugarplum $20,000 for its legal, administrative and escrow costs.

         Sugarplum is subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, in connection with the transactions in the common shares, Sugarplum and we will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

         The selling stockholders will pay all commissions and their own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

         The price at which we will issue the common shares to Sugarplum under the stock purchase agreement will be 93% of the volume-weighted average daily price traded on The Nasdaq National Market, for each day in the pricing period with respect to each drawdown request. Assuming we use the entire $40 million of financing available under the stock purchase agreement using 12 drawdowns, and assuming we issue all 8,090,000 shares registered for issuance under the common stock purchase agreement, we will pay underwriting compensation to and expenses for Sugarplum, and other offering expenses, as follows:

                     Underwriting Compensation and Expenses

                                                           Per Share                   Total
                                                       ------------------       ------------------

Discount to Sugarplum (7%)(a)                                $0.37                 $3,010,752.69
Expenses payable on behalf of Sugarplum:
    Escrow Fees                                               0.00                     18,000.00
    Legal fees of Sugarplum                                   0.00                     20,000.00
Estimated offering expenses:
    Placement agent fees(b)                                   0.25                  2,000,000.00
    SEC filing fee                                            0.00                     14,102.52
    Accountants' fees and expenses                            0.00                     35,000.00
    Legal fees and expenses                                   0.02                    150,000.00
                                                       ------------------       ------------------
Total                                                        $0.65                 $5,247,855.21
                                                       ==================       ==================

------------------
(a) We also issued to Sugarplum a warrant to purchase 332,060 shares of our common stock at $2.4092 per share as consideration for providing the common stock purchase agreement. Our common stock price on May 26, 2000 was $1.344. The warrant expires March 28, 2002.
(b) We also issued to the placement agent a warrant to purchase 332,060 shares of our common stock at $2.4092 per share as consideration for placement services. Our common stock price on May 26, 2000 was $1.344. The warrant expires March 28, 2002.


Limited Grant of Registration Rights

         We granted registration rights to Sugarplum to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation -

         o to assist or cooperate with Sugarplum in the offering or disposition of such shares;

         o to indemnify or hold harmless the holders of any such shares (other than Sugarplum) or any underwriter designated by such holders;

         o to obtain a commitment from an underwriter relative to the sale of any such shares; or

         o    to include such shares within any underwritten offering we do.

         We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

         We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Sugarplum, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

         o    the name of any broker-dealers;

         o    the number of common shares involved;

         o    the price at which the common shares are to be sold;

         o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

         o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         o    any other facts material to the transaction.

         Our registration rights agreement with Sugarplum permits us to restrict the resale of the shares Sugarplum has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Sugarplum for more than 30 consecutive days and our stock price declines during the restriction period, we are required to pay to Sugarplum cash to compensate Sugarplum for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between our stock price on the first day of the restriction period and the last day of the restriction period, for each share held by Sugarplum during the restriction period that has been purchased under the common stock purchase agreement.

                                  LEGAL MATTERS

         The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Foley & Lardner, Jacksonville, Florida. An individual attorney at Foley & Lardner beneficially owns 30,429 shares of our common stock. That attorney has not participated in the preparation of this prospectus.

                                     EXPERTS

         Our financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, have been included in this prospectus and in the Registration Statement filed with the Securities and Exchange Commission in reliance upon the report of KPMG LLP, independent certified public accountants, upon its authority as experts in accounting and auditing. KPMG LLP's report on the financial statements can be found at the end of this prospectus and in the Registration Statement.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, relating to the common stock we are offering. This prospectus does not contain all the information that is in the Registration Statement. Portions of the Registration Statement have been omitted as allowed by the rules and regulations of the Securities and Exchange Commission. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the Registration Statement.

         For further information regarding our company and our common stock, please see the Registration Statement and its exhibits and schedules. You may examine the Registration Statement free of charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of the Registration Statement may also be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates.

         In addition, the Registration Statement and other public filings can be obtained from the Commission's Web site at http://www.sec.gov. We intend to furnish our stockholders written annual reports containing audited financial statements certified by an independent public accounting firm.

                               MORTGAGE.COM, INC.
                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Independent Auditors' Report............................................    F-2
Consolidated Balance Sheets as of December 31, 1999 and 1998............    F-3
Consolidated Statements of Operations for the years ended
    December 31, 1999, 1998, and 1997...................................    F-4
Consolidated Statements of Changes in Shareholders' Equity
    for the years ended December 31, 1999, 1998, and 1997...............    F-5
Consolidated Statements of Cash Flows for the years ended
    December 31, 1999, 1998, and 1997...................................    F-7
Notes to Consolidated Financial Statements..............................    F-9

Consolidated Balance Sheet as of March 31, 2000 and
    December 31, 1999 (unaudited).......................................    F-26
Consolidated Statements of Operations for the three months ended
    March 31, 2000 and 1999 (unaudited).................................    F-27
Consolidated Statements of Cash Flows for the three months ended
    March 31, 2000 and 1999 (unaudited).................................    F-28
Notes to Unaudited Consolidated Financial Statements....................    F-29

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Mortgage.com, Inc.:

     We have audited the accompanying consolidated balance sheets of Mortgage.com, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mortgage.com, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Fort Lauderdale, Florida
February 11, 2000, except for footnote 17, which is as of March 27, 2000

                      MORTGAGE.COM, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                  December 31,
                                                                            -------------------------
                                                                                1999          1998
                                                                            -----------   -----------
                                                                              (In thousands, except
                                                                                    share data)
ASSETS

Cash and cash equivalents ...............................................    $   7,537     $   3,412
Mortgage loans available for sale, net ..................................       93,120       176,373
Property and equipment, net .............................................       16,408         5,266
Capitalized software development costs, net .............................        2,817           978
Goodwill and other intangible assets, net ...............................        9,780         4,688
Other assets ............................................................        8,413         2,721
                                                                             ---------     ---------
Total assets ............................................................    $ 138,075     $ 193,438
                                                                             =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY

Warehouse and other notes payable .......................................    $  88,399     $ 172,166
Accounts payable, accrued expenses and other liabilities ................       13,691         5,558
Capital lease obligations ...............................................        2,409         1,566
Deferred revenue ........................................................           --         1,012
                                                                             ---------     ---------
   Total liabilities ....................................................      104,499       180,302
                                                                             ---------     ---------
Minority interest .......................................................          249            --

Shareholders' equity:
 Preferred stock, $.01 par value. Authorized 15,000,000 shares,
   issued and outstanding 3,199,073 shares at December 31, 1998 .........           --            32
 Common stock, $.01 par value. Authorized 210,000,000 shares, issued and outstanding 43,221,964 and 9,398,270 shares at
   December 31, 1999 and 1998, respectively .............................          432            94
 Additional paid-in capital .............................................      107,011        31,531
 Unearned compensation ..................................................       (8,860)         (631)
 Accumulated deficit ....................................................      (65,256)      (17,890)
                                                                             ---------     ---------
   Total shareholders' equity ...........................................       33,327        13,136
                                                                             ---------     ---------
Total liabilities and shareholders' equity ..............................    $ 138,075     $ 193,438
                                                                             =========     =========

          See accompanying notes to consolidated financial statements.

                      MORTGAGE.COM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          Years ended December 31,
                                                                 ------------------------------------------
                                                                     1999           1998           1997
                                                                 ------------   ------------   ------------
                                                                   (In thousands, except per share data)
Revenues:
 Secondary marketing revenue, net ............................    $  35,616       $ 28,598       $ 11,595
 Loan production and processing fees, net ....................       10,629          5,338          2,347
 Management, technology and other fees .......................        4,331          1,868          2,032
 Interest income .............................................       10,682          6,998          3,550
                                                                  ---------       --------       --------
   Total revenues ............................................       61,258         42,802         19,524
                                                                  ---------       --------       --------
Expenses:
 Compensation and employee benefits ..........................       53,575         26,075         13,083
 Marketing and advertising ...................................       16,524          1,335            238
 Research and development ....................................        2,110          2,888          1,079
 Depreciation and amortization ...............................        5,316          1,873            480
 General and administrative ..................................       18,919          9,598          5,126
 Interest expense ............................................       11,310          7,111          3,050
                                                                  ---------       --------       --------
   Total expenses ............................................      107,754         48,880         23,056
                                                                  ---------       --------       --------
Loss before minority interest and extraordinary item .........      (46,496)        (6,078)        (3,532)

Minority interest ............................................           (4)            --             --
                                                                  ----------      --------       --------
Loss before extraordinary item ...............................      (46,500)        (6,078)        (3,532)

Extraordinary item--loss on extinguishment of debt ...........         (436)            --             --
                                                                  ---------       --------       --------
Net loss .....................................................    $ (46,936)      $ (6,078)      $ (3,532)
                                                                  =========       ========       ========
Net loss per share--basic and diluted:
 Loss before extraordinary item ..............................    $   (2.17)      $  (1.02)      $  (0.55)
 Extraordinary item ..........................................        (0.02)            --             --
                                                                  ---------       --------       --------
Net loss .....................................................    $   (2.19)      $  (1.02)      $  (0.55)
                                                                  =========       ========       ========

          See accompanying notes to consolidated financial statements.

                      MORTGAGE.COM, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                     Years ended December 31, 1999, 1998 and 1997
                                                   ------------------------------------------------
                                                       Preferred Stock           Common Stock
                                                   ------------------------ -----------------------
                                                        Shares      Amount      Shares      Amount
                                                   --------------- -------- -------------- --------
                                                          (In thousands, except share data)
Balance at December 31, 1996 .....................     1,452,507    $   14     7,923,594     $ 79
 Issuance of preferred stock .....................       266,668         3            --       --
 Issuance of common stock warrants ...............            --        --            --       --
 Issuance of common stock in acquisitions ........            --        --       501,676        5
 Conversion of subordinated debentures ...........       206,000         2            --       --
 Retirement of treasury stock ....................            --        --      (735,000)      (7)
 Net loss ........................................            --        --            --       --
                                                       ---------    ------     ---------     ----
Balance at December 31, 1997 .....................     1,925,175        19     7,690,270       77
 Issuance of preferred stock, net of expenses
  of $343,000.....................................     1,080,427        11            --       --
 Issuance of common stock warrants ...............            --        --            --       --
 Issuance of common stock in acquisitions ........            --        --     1,400,000       14
 Issuance of common stock for services ...........            --        --       308,000        3
 Conversion of subordinated debentures ...........       193,471         2            --       --
 Stock option plan compensation ..................            --        --            --       --
 Amortization of unearned compensation ...........            --        --            --       --
 Dividends paid ..................................            --        --            --       --
 Net loss ........................................            --        --            --       --
                                                       ---------    ------     ---------     ----
Balance at December 31, 1998 .....................     3,199,073        32     9,398,270       94
 Issuance of preferred stock, net of expenses
  of $495,050.....................................       250,001         2            --       --
 Issuance of common stock in an initial public
  offering, net of expenses of $5,743,649.........            --        --     7,441,875       74
 Issuance of common stock for acquisition of
  mortgage.com Internet domain name ..............            --        --       140,000        1
 Issuance of common stock in acquisition .........            --        --       162,500        2
 Issuance of common stock warrants ...............            --        --            --       --
 Conversion subordinated debentures ..............            --        --        46,669        1
 Conversion of preferred stock ...................    (3,449,074)      (34)   24,515,961      245
 Exercise of stock options .......................            --        --     1,306,689       13
 Repurchase of common stock warrants .............            --        --            --       --
 Exercise of common stock warrants ...............            --        --       210,000        2
 Stock option plan compensation ..................            --        --            --       --
 Amortization of unearned compensation ...........            --        --            --       --
 Dividends paid ..................................            --        --            --       --
 Net loss ........................................            --        --            --       --
                                                      ----------    ------    ----------     ----
BALANCE AT DECEMBER 31, 1999 .....................            --    $   --    43,221,964     $432
                                                      ==========    ======    ==========     ====



                                      F-5


                                                            Years ended December 31, 1999, 1998 and 1997
                                                   ---------------------------------------------------------------
                                                    Additional
                                                     Paid-in      Unearned     Accumulated   Treasury
                                                     Capital    Compensation     Deficit      Stock       Total
                                                   ----------- -------------- ------------- --------- ------------
                                                                  (In thousands, except share data)
Balance at December 31, 1996 .....................  $  11,270    $      --      $  (7,530)   $ (550)   $    3,283
 Issuance of preferred stock .....................      1,997           --             --        --         2,000
 Issuance of common stock warrants ...............          8           --             --        --             8
 Issuance of common stock in acquisitions ........        533           --             --        --           538
 Conversion of subordinated debentures ...........      1,498           --             --        --         1,500
 Retirement of treasury stock ....................       (543)          --             --       550            --
 Net loss ........................................         --           --         (3,532)       --        (3,532)
                                                    ---------    ---------      ---------    ------    ----------
Balance at December 31, 1997 .....................     14,763           --        (11,062)       --         3,797
 Issuance of preferred stock, net of expenses
  of $343,000.....................................     12,011           --             --        --        12,022
 Issuance of common stock warrants ...............         86           --             --        --            86
 Issuance of common stock in acquisitions ........      1,486           --             --        --         1,500
 Issuance of common stock for services ...........        327           --             --        --           330
 Conversion of subordinated debentures ...........      2,198           --             --        --         2,200
 Stock option plan compensation ..................        660         (660)            --        --            --
 Amortization of unearned compensation ...........         --           29             --        --            29
 Dividends paid ..................................         --           --           (750)       --          (750)
 Net loss ........................................         --           --         (6,078)       --        (6,078)
                                                    ---------    ---------      ---------    ------    ----------
Balance at December 31, 1998 .....................     31,531         (631)       (17,890)       --        13,136
 Issuance of preferred stock, net of expenses
  of $495,050.....................................     14,503           --             --        --        14,505
 Issuance of common stock in an initial public
  offering, net of expenses of $5,743,649.........     53,717           --             --        --        53,791
 Issuance of common stock for acquisition of
  mortgage.com Internet domain name ..............        645           --             --        --           646
 Issuance of common stock in acquisition .........      1,339           --             --        --         1,341
 Issuance of common stock warrants ...............        529           --             --        --           529
 Conversion subordinated debentures ..............         99           --             --        --           100
 Conversion of preferred stock ...................       (211)          --             --        --            --
 Exercise of stock options .......................      1,216           --             --        --         1,229
 Repurchase of common stock warrants .............    (12,433)          --             --        --       (12,433)
 Exercise of common stock warrants ...............        148           --             --        --           150
 Stock option plan compensation ..................     15,928      (15,928)            --        --            --
 Amortization of unearned compensation ...........         --        7,699             --        --         7,699
 Dividends paid ..................................         --           --           (430)       --          (430)
 Net loss ........................................         --           --        (46,936)       --       (46,936)
                                                    ---------    ---------      ---------    ------    ----------
BALANCE AT DECEMBER 31, 1999 .....................  $ 107,011    $  (8,860)     $ (65,256)   $   --    $   33,327
                                                    =========    =========      =========    ======    ==========

          See accompanying notes to consolidated financial statements.

                      MORTGAGE.COM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years ended December 31,
                                                                           -------------------------------------------
                                                                                1999           1998           1997
                                                                           -------------   ------------   ------------
                                                                                         (In thousands)
Net cash flows from operating activities:
 Net loss ..............................................................     $ (46,936)     $   (6,078)    $  (3,532)
 Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
  Amortization and depreciation ........................................         5,316           1,873           480
  Amortization of unearned compensation ................................         7,699              29            --
  Provision for losses .................................................         1,269             899           133
  Extraordinary item ...................................................           436              --            --
  Minority interest ....................................................             4              --            --
 Decrease (increase) in mortgage loans available for sale, net .........        82,949        (102,703)      (36,490)
 Changes in other operating assets and liablities:
  (Increase) decrease in other assets ..................................        (6,564)         (1,639)          846
  Increase (decrease) in accounts payable, accrued expenses and
    other liabilities ..................................................         5,530           2,912        (4,432)
  Decrease in deferred revenue .........................................        (1,012)             --           (20)
                                                                             ---------      ----------     ---------
    Net cash provided by (used in) operating activities ................        48,691        (104,707)      (43,015)
                                                                             ---------      ----------     ---------
Cash flows from investing activities:
 Additions to capitalized software development costs ...................        (2,765)           (832)         (518)
 Additions to property and equipment ...................................        (9,619)         (2,580)       (1,065)
 Purchase of companies, net cash acquired ..............................          (621)         (2,650)          366
 Additions to intangible assets ........................................        (3,564)             --            --
                                                                             ---------      ----------     ---------
    Net cash used in investing activities ..............................       (16,569)         (6,062)       (1,217)
                                                                             ---------      ----------     ---------
Cash flows from financing activities:
 Net (repayments) proceeds from warehouse notes payable ................       (83,760)         99,554        39,031
 Proceeds from issuance of subordinated debentures .....................        40,500           2,000         1,500
 Repayment of subordinated debentures ..................................       (40,500)           (200)           --
 Proceeds from other notes payable .....................................           100              --           396
 Payment of other notes payable ........................................            (7)           (468)          (31)
 Payment of capital lease obligations ..................................        (1,387)             --            --
 Proceeds from issuance of common stock ................................        59,535              --            --
 Costs of issuing common stock .........................................        (5,744)             --            --
 Proceeds from exercise of stock options ...............................         1,229              --            --
 Proceeds from issuance of preferred stock .............................        15,000          12,365         3,000
 Costs of issuing preferred stock ......................................          (495)             --            --
 Proceeds from exercise of warrants ....................................           150              --             8
 Redemption of warrants ................................................       (12,433)             --            --
 Dividends paid ........................................................          (430)           (750)           --

 Contributions from minority interests .................................           245              --            --
                                                                             ---------      ----------     ---------
    Net cash provided by (used in) financing activities ................       (27,997)        112,501        43,904
                                                                             ---------      ----------     ---------
    Net increase (decrease) in cash and cash equivalents ...............         4,125           1,732          (328)
Cash and cash equivalents at beginning of year .........................         3,412           1,680         2,008
                                                                             ---------      ----------     ---------
Cash and cash equivalents at end of year ...............................     $   7,537      $    3,412     $   1,680
                                                                             =========      ==========     =========

                                                                    (Continued)

                      MORTGAGE.COM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 Years ended December 31,
                                                                            ----------------------------------
                                                                               1999         1998        1997
                                                                            ----------   ---------   ---------
                                                                                      (In thousands)
Supplemental disclosures of cash flow information:
 Cash paid during the period for interest ...............................    $10,107      $6,731      $ 2,749
                                                                             =======      ======      =======
 Cash paid during the period for income taxes ...........................    $     2      $   26      $    --
                                                                             =======      ======      =======
Non-cash investing and financing activities:
 Common stock issued in connection with purchase of Internet domain name         646          --           --
 Common stock issued to facilitate capital investments ..................         --         330           --
 Conversion of preferred stock for common stock .........................         34          --           --
 Conversion of subordinated debentures for common stock .................        100          --           --
 Conversion of subordinated debentures for preferred stock ..............         --       2,200        1,500
 Unearned compensation on stock options .................................     15,928         660           --
 Capital lease obligations incurred for equipment .......................      2,230          --           --
 Receivable for subordinated debentures .................................         --       2,000           --
 Receivable for preferred stock .........................................         --          --        1,000
 Property received in exchanged for note receivable .....................         --         131           --
 Retirement of treasury stock ...........................................         --          --          550
 Construction in progress accrued but unpaid ............................      2,681          --           --
 Acquisition of businesses:
  Fair value of assets acquired .........................................         --       2,540       14,276
  Liabilities assumed ...................................................          2         319       13,482
  Common stock issued at acquisition ....................................      1,341         750          538
  Common stock issued under earnout agreement ...........................         --         750           --

          See accompanying notes to consolidated financial statements.

                              MORTGAGE.COM, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS

(a) ORGANIZATION

     Mortgage.com, Inc. (the "Company") is incorporated in Florida and provides online mortgage services to consumers and to other businesses. The Company has developed state-of-the-art technology to support its own loan origination, processing, underwriting, closing and secondary marketing of mortgage loans and is using this technology as a platform to enable other industry participants to improve the efficiency and effectiveness of their operations.

     The Company commenced operations in 1994 as a wholesale mortgage lender providing independent mortgage brokers with various support services, including processing and closing services, as well as a source of funding for their loans. In 1995, the Company acquired a software system designed to support mortgage origination, processing, underwriting and closing operations. This system was enhanced and became known as CLOser, a proprietary platform that supports all of the services that the Company offers. The Company uses the CLOser software system to enable financial institutions and non-traditional mortgage originators such as realtors and homebuilders to originate mortgages as an ancillary service. The Company also uses the CLOser platform to provide management processing and back-office services to those customers on an outsourced basis and also provides funding for the mortgages originated by them.

     Effective January 7, 1999, the Company changed its name from First Mortgage Network, Inc. to Mortgage.com.

(b) RISKS AND UNCERTAINTIES

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties.

     Additionally, in the normal course of business, companies in the mortgage banking industry encounter certain economic and regulatory risks. Economic risks include interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company will generally experience a decrease in loan production, which may negatively impact the Company's operations. Credit risk is the risk of default, primarily in the Company's mortgage loans that result from the mortgagors' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of mortgage loans available for sale and in commitments to originate loans.

     As a non-depository mortgage banker, the Company is dependent on specialized mortgage credit facilities to finance its mortgage lending activities. Several commercial banks and institutional investors provide these funding sources. Most of these financing arrangements have one-year terms and some are cancelable by the lenders at any time. Management expects the lenders will continue to finance its mortgage banking activities; however, there can be no assurance that they will continue to do so. The termination of one or more of these relationships would adversely affect the Company's business.

     The Company sells loans to mortgage loan purchasers on a servicing released basis without recourse. As such, the purchasers have assumed the risk of loss or default by the borrower. However, the Company is usually required by these purchasers to make certain representations relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans and indemnify these purchasers for any losses from borrower defaults. To date, repurchase of loans has not been significant.

(c) LIQUIDITY AND CAPITAL RESOURCES

     The Company has experience a period of rapid growth that has placed a significant strain on its resources. Net losses for the years ended December 31, 1999, 1998 and 1997 amounted to $46.9 million, $6.1 million and $3.5 million, respectively. Since inception, the Company has funded its operations primarily through cash raised from the issuance of subordinated debt and from private placements of preferred and common

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

stock. On August 11, 1999, the Company completed an initial public offering in which 7,062,500 shares of common stock were sold. Subsequently, the underwriters of the public offering exercised an option to purchase additional 379,375 shares of common stock to cover over-allotments of shares. The gross proceeds from these transactions were $59.5 million, or $55.4 million net of underwriter discounts. A portion of the proceeds was used to repay the $40.5 million of subordinated debt, and $433,000 was used to redeem certain warrants. Expenses in addition to underwriter discounts incurred in the offering were approximately $1.6 million.

     The Company's near and long-term strategies focus on exploiting existing and potential competitive advantages while eliminating or mitigating competitive disadvantages. In response to current market conditions and as a part of its ongoing corporate strategy, the Company is pursuing several initiatives intended to increase liquidity and better position the Company to compete under current market conditions.

     On January 27, 2000, the Company contributed certain assets constituting the Company's "Openclose" division to a newly formed corporation, Openclose.com, Inc., in exchange for $24 million in cash and common stock of Openclose.com representing 51 percent of its outstanding securities. Simultaneously with this contribution, certain accredited investors contributed $30 million in cash to Openclose.com in exchange for convertible preferred stock representing the remaining 49 percent of its outstanding securities. The assets contributed by the Company consisted primarily of the www.openclose.com Internet web site, the programming and computer code, and certain customer contracts pertaining to the web site. These contributed assets were carried on the Company's balance sheet at a nominal amount. The Company will account for the transaction as a capital contribution in its 2000 consolidated financial statements.

     The Company has and is pursuing aggressive cost cutting programs by reducing employee levels across the Company, streamlining overhead and administrative expenses and reorganizing back office operations around one platform. The Company has also entered into a strategic alliance and licensing agreement in February 2000 with eOriginal, Inc., a technology company that has a patented process to enable the electronic creation of negotiable instruments and other critical source documents in the Internet and the ability to transmit, store and retrieve these protected electronic original documents. This strategic alliance and licensing agreement will allow the Company to embed this technology into the products and services the Company provides to its business customers.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and of all of its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) BASIS OF PRESENTATION

     The consolidated financial statements of the Company have been prepared on the accrual basis of accounting. Certain prior year balances have been reclassified to conform to current year presentation. In particular, the presentation of interest expense, which in prior years was presented as an offset of revenue, in 1999 is being included within expenses. The effect of this reclassification has been to increase total revenue and total expenses by $7,111,344 and $3,049,591 for the year ended December 31, 1998 and 1997, respectively, as compared to previously reported amounts.

(c) USE OF ESTIMATES

     In preparation of the financial statements, management has considered all events and/or transactions that are subject to reasonable and normal methods of estimation, and the financial statements reflect that consideration. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(d) CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(e) MORTGAGE LOANS AVAILABLE FOR SALE, NET

     Mortgage loans available for sale, net of discounts and deferred fees, are carried at the lower of cost or aggregate market value. Market value is determined by outstanding commitments from investors or current investor yield requirements. The net deferred fees and costs are credited to income when the related loans are sold. The loans are secured by one to four family residential real estate located throughout the United States.

(f) PROPERTY AND EQUIPMENT, NET

     Property and equipment is carried at cost less accumulated depreciation. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets. Useful lives for property and equipment are as follows:

   Building ........................................................   30 years
   Computer hardware and software ..................................    3 years
   Furniture and fixtures, telephone equipment and vehicle .........    5 years

     Leased property and equipment meeting certain criteria is capitalized and the present value of lease payments is recorded as a capital lease obligation. Amortization of capitalized leased assets is provided on the straight-line basis over the shorter of the useful lives or the term of the lease.

(g) CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Costs incurred in developing computer software for internal use are charged to expense when incurred as research and development costs, until the project has reached the application development stage. Software development costs incurred thereafter are capitalized . Capitalized costs include (i) external direct costs of material and services consumed in developing internal-use software, and (ii) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use. Capitalized software development costs are amortized on a straight-line basis over a three years period.

     The Company periodically evaluates impairment of capitalized software costs by considering, among other factors, whether the software is not expected to provide substantive service potential, and a significant change is made or will be made to the software program. A loss measured by the lower of carrying value or fair value, if any, less cost to sell, is recognized when the value of the undiscounted cash flow benefit related to the asset falls below the unamortized cost.

(h) GOODWILL AND OTHER INTANGIBLE ASSETS, NET

     Goodwill is recognized in business combinations where the purchase price exceeds the fair value of the identifiable assets acquired less liabilities assumed. Other intangible assets are recorded at cost, represented by the cash paid and/or the fair value of the shares of common stock exchanged. Goodwill and other intangible assets are amortized on a straight-line basis over the following estimated useful lives:

   Goodwill ........................   15 years
   Internet domain name ............   10 years
   Covenant not to compete .........    2 years

(i) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces deferred tax assets when it is "more likely than not" that some portion or all of the deferred tax assets will not be realized.

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(j) ALLOWANCE FOR LOSSES

     The Company provides for losses relating to the origination and sale of mortgage loans and receivables. The allowance for losses is based on management's evaluation of various factors, including potential for repurchase-related expenses and contractual recourse obligations relating to loans sold in the secondary market. While management uses the information available to make evaluations, future adjustments to the allowance may be necessary if future economic conditions differ substantially from the assumptions used in making the evaluations. Management has considered all events and/or transactions that are subject to reasonable and normal methods of estimations, and the financial statements reflect that consideration.

     Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for losses through a charge to the provision.

     The Company has agreements with several unaffiliated investors, whereby all loans that are originated and funded are sold on an individual loan basis. The agreements include clauses whereby loans that fail to meet specific criteria require repurchase by the Company. Loans that are repurchased are usually resold to other investors once the specific deficiencies are resolved. The impact of such repurchases has not been significant to date.

(k) SECONDARY MARKETING REVENUE, NET

     Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans. Loan origination fees and direct loan origination costs on one to four family residential mortgage loans are deferred until the loans are sold to permanent investors and are considered part of the carrying value of a loan. Deferred origination fees and expenses, net of commitment fees paid in connection with the sale of the loans, are recognized when the related loans are sold.

(l) LOAN PRODUCTION AND PROCESSING FEES, NET

     Loan production and processing fees, which are received for underwriting, processing and preparing documents for loans originated, are recorded when the loans are closed. Any disbursements incurred in originating the loans, such as for credit reports, appraisals and flood certifications, are charged as an offset against this revenue.

(m) INTEREST INCOME AND EXPENSE

     Interest income is accrued as earned. Loans are placed on non-accrual status when any portion of principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible. Interest expense is recorded when incurred.

(n) MANAGEMENT, TECHNOLOGY AND OTHER FEES

     Revenue from software sales to unaffiliated third parties is recorded as revenue in the period during which the sale occurs, when there are no further obligations on behalf of the Company and no right of return exists. Maintenance fees are recorded as revenue in the period when services are rendered.

     Software sales, development, maintenance and user fees of approximately $1.9 million, $1.6 million and $1.9 million were earned from one customer for the years ended December 31, 1999, 1998 and 1997, respectively.

(o) RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses are charged to operations in the year incurred and are comprised of the compensation and general and administrative expenses directly related to such activities.

(p) MARKETING AND ADVERTISING COSTS

     Marketing and advertising costs are expensed as incurred.

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(q) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company reviews long-lived assets, goodwill and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

(r) STOCK COMPENSATION

     The Company accounts for its stock-based employee compensation arrangements in conformity with the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company recognizes unearned compensation as a direct charge to shareholders' equity the excess of the estimated market price of the Company's common stock at the date of grant over the amount, if any, an employee must pay to acquire the stock. Unearned compensation is amortized to the statement of operations on a straight-line basis over the related vesting period.

(s) NET LOSS PER SHARE

     Basic net loss per share is computed by dividing the net loss available to common shareholders for the year by the weighted-average number of shares of common stock outstanding during the year. Diluted net loss per share is computed by dividing the net loss available to common shareholders for the year by the weighted-average number of common stock and potential common stock outstanding during the year, to the extent that such potential common stock is dilutive. Potential common stock includes the shares issuable pursuant to the exercise of stock options, convertible debentures and convertible preferred stock. Since the potential common stock for all years were antidilutive (i.e. reduce net loss per share), basic and dilutive net loss per share are the same.

     The following table presents the computation of basic and diluted net loss per share:

                                                              1999           1998            1997
                                                         -------------   ------------   -------------
                                                            (In thousands, except per share data)
   Loss before extraordinary item ....................    $  (46,500)     $  (6,078)      $  (3,532)
   Preferred stock dividends:
    Paid .............................................          (430)          (750)             --
    Cumulative unpaid ................................        (2,217)        (2,115)           (953)
                                                          ----------      ---------       ---------
   Loss available to common shareholders .............       (49,147)        (8,943)         (4,485)
   Extraordinary item ................................          (436)            --              --
                                                          ----------      ---------       ---------
   Net loss available to common shareholders .........    $  (49,583)     $  (8,943)      $  (4,485)
                                                          ==========      =========       =========
   Weighted-average number of shares .................        22,646          8,729           8,162
                                                          ==========      =========       =========
   Basic and diluted net loss per share:
    Loss before extraordinary item ...................    $    (2.17)     $   (1.02)      $   (0.55)
    Extraordinary item ...............................          (.02)            --              --
                                                          ----------      ---------       ---------
    Net loss .........................................    $    (2.19)     $   (1.02)      $   (0.55)
                                                          ==========      =========       =========

(t) NEW ACCOUNTING PRONOUNCEMENTS

     DERIVATIVES. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. In June 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-- DEFERRAL OF THE EFFECTIVE DATE OF FASB SFAS NO. 133. SFAS 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The impact of this Statement is not anticipated to have a material impact on the Company's consolidated statements of operations, balance sheets or cash flows upon the adoption of this standard.

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3) ACQUISITIONS

     On October 7, 1999, the Company acquired all the outstanding common stock of Capital Savings Co., a wholly-owned subsidiary of CSC Holdings, LLC engaged as retail mortgage broker, and certain other assets and contracts for $1,590,625 consisting of $250,000 in cash and 162,500 shares of common stock (valued at $1,340,625). The acquisition has been accounted under the purchase method of accounting, and the results of operations of the acquired business have been included in the consolidated statements of operations since the date of acquisition. The purchase price has been allocated to the respective assets acquired and liabilities assumed based on their estimated fair values. Goodwill recorded in conjunction with this purchase was $1,338,141 and is being amortized on a straight-line basis over 15 years. The term of the purchase agreement provides for the sellers to receive additional payments in shares of the Company based on the revenues of certain of the operations acquired.

     During 1998, the Company acquired all the outstanding common stock of RM Holdings, Inc., an internet-based mortgage lender and call center for $2,221,000 consisting of $1,471,000 in cash and 700,000 shares of common stock (valued at $750,000). The acquisition has been accounted under the purchase method of accounting, and the results of operations of the acquired business have been included in the consolidated statements of operations since the date of acquisition. The purchase price has been allocated to the respective assets acquired and liabilities assumed based on their estimated fair values. Goodwill recorded in conjunction with this purchase was $2,112,629 and is being amortized on a straight-line basis over 15 years.

     During 1997, the Company acquired all the outstanding common stock of OnLine Capital, a mortgage lender for $793,186 consisting of $255,672 in cash and 501,676 shares of common stock (valued at $537,510). The acquisition has been accounted under the purchase method of accounting, and the results of operations of the acquired business have been included in the consolidated statements of operations since the date of acquisition. The purchase price has been allocated to the respective assets acquired and liabilities assumed based on their estimated fair values. Goodwill recorded in conjunction with this purchase was $476,475 and is being amortized on a straight-line basis over 15 years. The terms of the purchase agreement provided for the sole shareholder of OnLine Capital to receive an additional 700,000 shares of common stock and a contingent considerations of up to $3,400,000 in cash, calculated based upon a percentage of the profits of the business, payable quarterly until the limit is reached or until June 30, 2001, whichever comes first. During 1998, 700,000 shares (valued at $750,000) were issued together with cash consideration amounting to $1,652,694. During 1999, $548,048 has been paid under this contingent payment provision of the purchase agreement. Additional goodwill of $548,048 and $2,402,694 has been recognized at December 31, 1999 and 1998, respectively.

     Pro forma financial information assuming that the acquisitions occurred as of January 1, 1998 is not significantly different than the actual amounts recognized in the consolidated financial statements.

(4) MORTGAGE LOANS AVAILABLE FOR SALE, NET

     Mortgage loans available for sale, net consist of the following at December 31:

                                                                              1999          1998
                                                                           ----------   -----------
                                                                                (In thousands)
   Mortgage loans available for sale ...................................    $ 92,677     $ 175,683
   Loan broker premiums, origination points and discounts, net .........          31           186
   Deferred loan origination costs .....................................         412           504
                                                                            --------     ---------
    Mortgage loans available for sale, net .............................    $ 93,120     $ 176,373
                                                                            ========     =========

     All mortgage loans held for sale are pledged as collateral for the warehouse notes at December 31, 1999 and 1998 (see note 9).

(5) PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following at December 31:

                                                            1999          1998
                                                        -----------   ----------
                                                             (In thousands)
   Land ..............................................   $    132      $    132
   Building ..........................................        288           288
   Computer hardware and software ....................     11,685         4,617
   Furniture and fixtures ............................      1,901         1,052
   Leasehold improvements ............................        652           453
   Telephone equipment ...............................      1,281           743
   Construction in progress ..........................      6,053            --
   Vehicle ...........................................         --            12
                                                         --------      --------
                                                           21,992         7,297
   Less accumulated depreciation and amortization ....     (5,584)       (2,031)
                                                         --------      --------
    Property and equipment, net ......................   $ 16,408      $  5,266
                                                         ========      ========

     Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $3,386,878, $1,091,941 and $330,869, respectively.

(6) CAPITALIZED SOFTWARE DEVELOPMENT COSTS, NET

     Capitalized software development costs at December 31, 1999 and 1998, were net of accumulated amortization of $1,594,675 and $666,253, respectively.

     Information related to net capitalized software costs is as follows:

                                               1999         1998       1997
                                            ----------   ---------   --------
                                                     (In thousands)
   Balance at beginning of year .........     $  978      $  639      $  250
   Capitalized costs ....................      2,765         827         518
   Amortization .........................       (926)       (488)       (129)
                                              ------      ------      ------
   Balance at end of year ...............     $2,817      $  978      $  639
                                              ======      ======      ======

(7) GOODWILL AND OTHER INTANGIBLE ASSETS, NET

     Goodwill and other intangible assets, net consists of the following at December 31:

                                                           1999          1998
                                                       -----------   -----------
                                                            (In thousands)
   Goodwill ........................................    $  6,877       $ 4,992
   Internet domain name ............................       2,387            --
   Covenant not to compete .........................       1,823            --
                                                        --------       -------
                                                          11,087         4,992
   Less accumulated amortization ...................      (1,307)         (304)
                                                        --------       -------
   Goodwill and other intangible assets, net .......    $  9,780       $ 4,688
                                                        ========       =======

     The amortization of goodwill and other intangible assets during the years ended December 31, 1999, 1998 and 1997 was $1,003,238, $292,632 and $20,637,
respectively.

     On January 31, 1999, the Company acquired the internet domain names of www.mortgage.com and www.hipotecas.com for $241,180 in cash, including legal costs, and 140,000 shares of common stock valued at $646,000. The agreement provides that the Company pay certain amounts based on the level of loan volume generated by such web sites. On July 1,1999, the Company settled this contingency with a cash payment of $1.5 million.

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On July 1, 1999, the Company entered into three covenants not to compete with certain former employees of the Company. The agreements provide for a total cash payment of $1,822,958 based on an initial cash payment of $1,203,958 and additional cash payments of $77,375 over the subsequent eight-month period.

(8) OTHER ASSETS

     Other assets consist of the following at December 31, 1999 and 1998:

                                                  1999         1998
                                               ----------   ----------
                                                   (In thousands)
   Accounts receivable .....................    $   333      $   571
   Note receivable .........................        300           --
   Due from sale of mortgage loans .........        748           --
   Broker fee receivables ..................      1,133          672
   Interest receivable .....................        366          197
   Prepaid expenses ........................      1,906          457
   Deposits ................................      3,593          821
   Other ...................................         34            3
                                                -------      -------
                                                $ 8,413      $ 2,721
                                                =======      =======

     The Company entered into an agreement on December 5, 1996, to sell internally developed software to an investment firm. As a condition to the agreement, the Company entered into a ten-year distribution and profit sharing agreement for the software with the same investment firm. The purchase price of the software was $10,800,000 of which $1,080,000 was received as of December 31, 1996, and $533,222 was received as of March 31, 1997. The proceeds from the transaction, net of related costs, were recorded as deferred revenue. Due to contract contingencies, whereby the deferred revenue could be refundable, the Company elected to recognize the revenue when the contingencies where satisfied. These contract contingencies also affected the ultimate collectibility of the note. The note was due on or before November 30, 2006, and bore interest at 5 percent. The note was discounted to its net present value and, due to the contingencies affecting collectibility, was fully reserved at December 31, 1998.

     On March 31, 1999, this software profit sharing agreement was sold to an unrelated company as part of a sale of a subsidiary of the Company. The Company was relieved of any further obligations.

(9) WAREHOUSE AND OTHER NOTES PAYABLE

     Warehouse and other notes payable at December 31, consisted of the following:

                                                                                        1999          1998
                                                                                     ----------   -----------
                                                                                          (In thousands)
   Warehouse lines of credit totaling $90 and $205 million at December 31, 1999 and 1998, respectively, with unaffiliated lenders to support the funding of mortgage loans. The term of the lines of credit call for monthly interest rate ranging from 1.75% to 3% over the applicable lending rate, primarily prime rate, LIBOR or commercial paper rate. The weighted-average interest rate at
    December 31, 1999 and 1998 was 8.17% and 7.41, respectively. The warehouse lines of credit are collateralized by mortgage loans available for sale amounting to $91,981,126 and $174,838,356 at December 31, 1999 and
    1998, respectively ...........................................................    $ 88,017     $ 171,777

   Subordinated convertible debenture bearing an interest rate of 12% and maturing on May 1, 1999. Interest is due and payable monthly through maturity. The debt was converted to 46,669 shares of common stock
    during 1999 ..................................................................          --           100

   Unsecured promissory note bearing an interest rate of 6.00% maturing on
    December 31, 2003 payable to a mortgage broker ...............................         100            --

   Mortgage note payable bearing an interest rate of 9.25% maturing though
    April 10, 2002. Note payable is collateralized by certain Company property ...         282           289
                                                                                      --------     ---------
                                                                                      $ 88,399     $ 172,166
                                                                                      ========     =========

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The warehouse lines of credit contain customary conditions and events of default, the failure to comply with, or occurrence of, would prevent any further borrowings and would generally require the prepayment of any outstanding borrowings under the lines of credit. These conditions include financial covenants requiring the Company to maintain a minimum tangible net worth, adjusted tangible net worth, current ratio and leverage ratio, as defined in the agreements.

     In addition to the warehouse lines of credit, the Company maintains repurchase facilities amounting to $100 million and $25 million at December 31, 1999 and 1998, respectively, with other lenders for the sale of mortgage loans.

     During 1999, the Company issued $40,500,000 of subordinated debentures to shareholders of the Company. The debentures consisted of (i) $27,500,000 of debt convertible to 3,208,331 shares of common stock and, (ii) $13,000,000 of debt with detachable warrants to purchase 563,415 shares at $4.29 per share. The debentures bore interest at 12% and were due at various dates through May 5, 2001. The proceeds of the issuance of the debentures with detachable warrants have been allocated between the warrants and the debt based on the relative fair values at the time of issuance. The portion allocable to the warrants amounting to $529,440 has been accounted for as additional paid-in capital with an offsetting discount on the debentures. The subordinated debentures were extinguished with the proceeds of the initial public offering. The Company recognized an extraordinary loss of $435,601 on the extinguishment of debt.

     The following table provides detail of common warrants outstanding at December 31, 1999. All warrants are currently exercisable.

Exercise price      Number of shares
----------------   -----------------
$    0.71              3,010,000
     0.79                395,388
     1.07              2,205,546
     1.14                256,032
     1.50                256,032
     1.64                382,550
     1.86                256,032
     5.19                 38,150
     8.00                168,310
                       ---------
                       6,968,040
                       =========

(10) ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

     Accounts payable and accrued expenses consist of the following at December 31:

                                                                                 1999         1998
                                                                             -----------   ---------
                                                                                 (In thousands)
   Accounts payable ......................................................    $  8,184      $ 3,226
   Accrued expenses ......................................................       2,584        1,489
   Construction in progress payable ......................................       2,681            -
   Warehouse line interest payable .......................................         195          512
   Profit distribution payable ...........................................          28          312
   Deferred rent .........................................................          19           19
                                                                              --------      -------
    Total accounts payable, accrued expenses and other liabilities .......    $ 13,691      $ 5,558
                                                                              ========      =======

(11) STOCK OPTION PLANS

     The Company has two stock option plans that provide for the granting of incentive stock options and nonqualified stock options to directors, officers, key employees and consultants. The objectives of these plans include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing the opportunity to acquire common stock.

     The 1996 Employee Stock Option Plan (the "Plan") provides for the granting of incentive and nonqualified options for up to 21,000,000 shares to officers, key employees and consultants of the Company. Incentive stock options granted under the Plan vest 40 percent on the second anniversary from the date of grant and 20 percent in each of three years thereafter, except that California residents vest 20 percent on the first

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

anniversary. The options are exercisable for a period of up to ten years from the date of grant at an exercise price, which is not less than the fair market value of the Company's common stock on the date of the grant. For any stockholder owning more than 10 percent of the outstanding common stock, incentive stock options are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than 110 percent of the fair market value of the Company's common stock on the date of the grant. Nonqualified options vest at 40 percent after the second anniversary of the date of first service as an employee or consultant to the Company and then equally over three years on the anniversary date of service, and are granted on terms determined by the Company's board of directors.

     Options totaling 376,089 shares were also issued to certain directors, employees and consultants prior to 1997 outside the stock option plan. During 1999, 201,089 of these shares were exercised.

     The Directors' 1996 Stock Option Plan (the "Directors' Plan") provides for the granting of nonqualified stock options for up to 420,000 shares to the Company's nonexecutive directors. Stock options granted under the Directors' Plan vest 66.67 percent on the second anniversary of the date of first service as a director of the Company and entirely on the third anniversary and are exercisable for a period of up to 3 1/2 years from the date of grant at an exercise price which is not less than the fair market value of the Company's common stock on the date of grant. The Directors' Plan is administered by the board of directors or a committee appointed by the board of directors consisting of at least three of its members.

     In addition, options for 375,555 shares have been issued outside the plan to employees, and 200,555 of these shares were exercised in 1999.

     Stock option activity during the periods indicated is as follows:

                                                                                Number of       Weighted-average
                                                                                  Shares         Exercise price
                                                                             ---------------   -----------------
   Outstanding at December 31, 1996 ......................................       2,621,500         $   0.79
    Granted ..............................................................       1,631,000             1.07
    Forfeited ............................................................        (343,700)            0.91
                                                                                 ---------         --------
   Outstanding at December 31, 1997 (1,631,000 shares exercisable) .......       3,908,800             0.90
    Granted ..............................................................       4,400,739             1.47
    Forfeited ............................................................        (462,875)            1.16
                                                                                 ---------         --------
   Outstanding at December 31, 1998 (2,793,819 shares exercisable) .......       7,846,664             1.21
    Granted ..............................................................       7,284,185             3.91
    Exercised ............................................................      (1,306,689)            1.23
    Forfeited ............................................................      (1,521,924)            3.66
                                                                                ----------         --------
   Outstanding at December 31, 1999 (5,280,039 shares exercisable) .......      12,302,236         $   2.46
                                                                                ==========         ========

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                           Weighted average
                           Number       remaining contractual       Number
   Exercise price       Outstanding          life (years)         exercisable
--------------------   -------------   -----------------------   ------------
  $0.79 -  1.07          4,213,472             6.9                2,966,478
   1.64 -  2.14          6,311,064             7.9                2,311,041
   4.29                    262,220             9.3                    2,520
   8.00 - 11.53          1,515,480             9.6                       --
                         ---------                                ---------
                        12,302,236                                5,280,039
                        ==========                                =========

     The Company recognized unearned compensation for $15,928,000 and $660,000 during the years ended December 31, 1999 and 1998, respectively, for certain incentive stock options granted from October 1998 through April 1999 where the estimated fair value of the options exceeded their exercise price at the date of grant. For the years ended December 31, 1999 and 1998, the amortization of unearned compensation was $7,699,100 and $29,000, respectively.

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table provides the fair value of options granted during the year ended December 31, 1999, 1998 and 1997 together with a description of the assumptions to calculate the fair value. The Black-Scholes Model was used in estimating the fair market value of options and a discount for lack of marketability was used as the options granted prior to August 11, 1999 are not traded on a public market. Management has reviewed both internal and external factors, which influence the value of the options. Internal factors include, among other things, the Company's financial position, results of its operations and the size and marketability of the interest being valued. External factors include, among other things, the status of the industry, the position of the Company relative to the industry and the local, national and international economic environment.

                                                             1999              1998              1997
                                                       ---------------   ---------------   ---------------
   Risk-free interest rate .........................       5.10-5.67%        4.42-5.74%        6.12-6.73%
   Expected volatility .............................             150%               --                --
   Dividend yield ..................................              --                --                --
   Weighted-average expected option life ...........         5 YEARS           6 years           5 years
   Weighted-average fair value of options ..........     $      3.79       $      0.37       $      0.03

     Had compensation cost for the Company's stock option plans been determined based on the fair value at the date of grant consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share (basic and diluted) for the years ended December 31, 1999, 1998 and 1997 would have increase to the pro forma amounts indicated below (amounts in thousands except per share data):

                                                1999             1998            1997
                                           --------------   -------------   -------------
                                               (In thousands, except per share data)
   Net loss--as reported ...............     $  (46,936)      $  (6,078)      $  (3,532)
   Net loss--pro forma .................        (48,825)         (6,212)         (3,571)
   Loss per share--as reported .........          (2.19)          (1.02)          (0.55)
   Loss per share--pro forma ...........          (2.27)          (1.04)          (0.55)

     The pro forma effects of applying SFAS No. 123 are not indicative of future amounts because this statement does not apply to options granted prior to 1996. Additional stock options are anticipated in future years.

(12) INCOME TAXES

     No current or deferred provision for income taxes was recorded for the years ended December 31, 1999, 1998 and 1997, due to the Company's operating losses in the respective years.

     At December 31, 1999, the Company had approximately $57.7 million of tax net operating loss carryforwards. If not used, the net operating loss carryforwards will expire between 2008 and 2019.

     Utilization of these carryforwards is dependent on the future profitability of the Company and may be limited if certain changes in ownership occur. If certain substantial changes in the Company's ownership should occur, there would be an annual limitation in the amount of tax net operating loss carryforwards, which could be utilized.

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The composition of net deferred tax assets at December 31, is as follows:

                                                                           1999         1998
                                                                       -----------   ----------
                                                                            (In thousands)
   Deferred tax assets:
    Tax net operating loss carryforward ............................    $  21,713     $  6,053
    Deferred revenue ...............................................           --          607
    Stock compensation .............................................        2,908           --
    Organization costs .............................................           --           30
    Allowance for losses ...........................................          599          182
    Property and equipment principally due to depreciation .........          255           38
    Internet domain name ...........................................           20           --
    Other ..........................................................            9           11
                                                                        ---------     --------
                                                                           25,504        6,921
   Valuation allowance .............................................      (24,385)      (6,480)
                                                                        ---------     --------
    Net deferred tax asset .........................................        1,119          441
                                                                        ---------     --------
   Deferred tax liabilities:
    Covenant not to compete ........................................          427           --
    Capitalized software development costs .........................          692          441
                                                                        ---------     --------
                                                                            1,119          441
                                                                        ---------     --------
     Total .........................................................    $      --     $     --
                                                                        =========     ========

     A 100 percent valuation allowance was established against the net deferred tax asset at December 31, 1999 and 1998. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1999 will be recognized as an income tax benefit in the statement of operations, except for $62,671 relating to the tax benefit from the exercise of stock options which will be recorded as additional paid-in capital.

(13) RELATED PARTIES

     The Company has a consulting agreement with two consulting firms of which the principle owners are shareholders of the Company. Total consulting fees expensed related to these consulting firms were $316,000 $604,600 and $300,100 during the years ended December 31, 1999, 1998 and 1997, respectively. As of December 31, 1999, total unpaid fees for services rendered during 1999 under such agreement totaled $15,000.

(14) FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidations. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. The fair value of amounts disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. Also, because of differences in methodologies and assumption used to estimate fair value, the Company's fair values should not be compared to those of other companies.

     The methods and assumptions to estimate the fair value of each class of financial instrument are as follows:

     MORTGAGE LOANS HELD FOR SALE--The fair value of mortgage loans held for sale is based on the estimated value at which the loans could be sold in the secondary market. These loans are priced to be sold with servicing rights released, as is the Company's normal business practice. The fair value of mortgage loans held for sale at December 31, 1999 and 1998 was $93,540,636 and $177,167,458 (carrying value of $93,119,907 and $176,372,516), respectively.

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     WAREHOUSE AND OTHER NOTES PAYABLE--The fair value of warehouse notes payable approximates its carrying value because of the short maturity of the notes. The fair value of subordinated debentures is estimated using the estimated fair value of the preferred stock into which the subordinated debt can be converted. The fair value of other notes payable is estimated by discounting estimated future cash flows using a rate commensurate with the risks involved. The fair value of warehouse and other notes payable at December 31, 1999 and 1998 was $88,398,872 and $172,406,856 (carrying value of
$88,398,872 and $172,166,273), respectively.

     OTHER FINANCIAL INSTRUMENTS--The fair value of other financial instruments (cash and cash equivalents, receivables, payables, accrued expenses and letters of credit) approximate their carrying amount because of the short maturity of those instruments.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business, the Company is party to financial instruments with off-balance sheet risk, primarily commitments to originate mortgage loans and forward commitments to sell mortgage loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount in excess of the amounts recognized in the consolidated balance sheets. The contract amount of those instruments reflects the extent of involvement the Company has in these particular classes of financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party with respect to loan commitments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For forward commitments, the contract or notional amounts exceed the Company's exposure to credit loss.

     Commitments to originate loans are agreements to lend to a customer, provided the customer meets all conditions established in the contract. Commitments have fixed expiration dates and may require payment of a fee. Forward commitments to sell mortgage loans are contracts, which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company may purchase securities in the open market to deliver against the contracts.

     The following table represents outstanding commitments at December 31:

                                                           1999          1998
                                                       -----------   -----------
                                                             (In thousands)
   Commitments to originate mortgage loans .........    $ 87,096      $ 156,229
   Commitments to sell mortgage loans ..............     112,836        184,106

     The Company is contingently liable for performance under letters of credit totaling $3,122,971 at December 31, 1999. These letters of credit secure certain lease agreements and commitments under a construction contract and are collateralized by certificates of deposit (presented as deposits in other assets) amounting to $3,123,013.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially expose the Company to credit risk consist primarily of cash and cash equivalents, mortgage loans held for sale and receivables. The Company maintains cash and cash equivalents with various major financial institutions and at times such amounts exceed federal deposit insurance coverage limits. Mortgage loans held for sale are secured by mortgages on residential properties and arise from customers throughout the United States. Other receivables arise from a variety of customers where the Company continually evaluates the creditworthiness but does not require collateral. Management believes that no significant concentration of credit risk exist with respect to the Company's financial instruments.

(15) COMMITMENTS AND CONTINGENCIES

(A) LEASES

     The Company is obligated under various lease agreements relating to property and equipment. Lease terms expire through 2009, subject to renewal options. The following is a schedule of future minimum lease payments as of December 31, 1999:

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                          Capital     Operating
Year ending December 31,                                  Leases        Leases
-----------------------------------------------------   ----------   -----------
                                                             (In thousands)
   2000 .............................................    $ 1,373      $  6,085
   2001 .............................................      1,173         5,476
   2002 .............................................        378         4,143
   2003 .............................................         --         3,089
   2004 .............................................         --         1,837
   2005 and thereafter ..............................         --         7,553
                                                         -------      --------
     Total minimum lease payments ...................      2,924      $ 28,183
                                                                      ========
   Less amount representing interest at 12% .........        515
                                                         -------
     Capital lease obligations ......................    $ 2,409
                                                         =======

     Cost of property and equipment under capital leases and related accumulated amortization at December 31, 1999 and 1998 is as follows:

                                                             1999         1998
                                                          ----------   ---------
                                                              (In thousands)
   Computer hardware and software .....................    $  3,184     $ 1,102
   Furniture and fixtures .............................         323         322
   Leasehold improvements .............................         127         107
   Telephone equipment ................................         584         527
                                                           --------     -------
                                                              4,218       2,058
   Less: accumulated depreciation and amortization ....      (1,476)       (397)
                                                           --------     -------
                                                           $  2,742     $ 1,661
                                                           ========     =======

     Rent expense for the years ended December 31, 1999, 1998 and 1997 was $4,699,814, $2,313,552 and $1,583,606 respectively.

     The Company has entered into a 10-year lease for approximately 110,000 square feet in an existing facility in Sunrise, Florida and expects to consolidate operations that are in three separate facilities early in 2000. Rental payments will be approximately $100,000 per month.

(B) LITIGATION

     The Company is a defendant in various lawsuits arising during the ordinary course of business. Management has consulted with legal counsel and is of the opinion, based on legal counsel's advice, that none of these matters will have a material adverse effect on the financial position of the Company. Where appropriate, the Company has adequately reserved for fees and costs.

(C) OTHER

     The Company has entered into arrangements with certain employees and third parties, which provide for profit sharing based on results of operations of specified products or divisions of the Company. In conjunction with these arrangements, the Company has also entered into employment and noncompetitive agreements with certain individuals.

(16) SEGMENT INFORMATION

     The Company operates in two reportable business segments: the "Direct to Consumer" reportable segment, which includes the Mortgage.com internet web site and retail mortgage brokerage operations, both of which originate mortgage loans that are subsequently sold in the secondary market; and the "Business to Business" reportable segment, which includes back-office mortgage services for lenders, realtors, homebuilders and software and internet conduits, technology platform licenses to mortgage industry participants and the Openclose.com web site that enables brokers, lenders and insurance companies to conduct their business through a neutral internet site with selected financial institutions using automated underwriting capabilities provided by the Federal National Mortgage Association. The Business to Business reportable segment generates revenues by charging fees for these services or by funding and selling loans

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

originated through a business customer in the secondary market. These segments are characterized by the nature of their customers and represent components of the Company about which separate financial information is available that is evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Summarized financial information concerning the business segments is shown in the following table. Certain expenses that are not directly attributable to the business channels have been reclassified to overhead in these tables.

     Assets not allocated to reportable segments include all assets other than mortgage loans available for sale, net. All segment revenues are from external customers. Expenses not allocated to reportable segments include corporate overhead related to facilities, general and administrative costs and executive salaries. Certain costs are allocated between segments based on either the number of loans processed and/or originated. Research and development costs are not allocated as the development efforts are primarily related to the technology platform, which is used to support the activities conducted by all segments.

                                                                                    Direct to     Business to
Year ended December 31, 1999                                           Total         Consumer      Business
----------------------------------------------------------------   -------------   -----------   ------------
                                                                                 (In thousands)
   Revenue:
    Secondary marketing revenue, net ...........................     $  35,616      $  9,849       $ 25,767
    Loan production and processing fees, net ...................        10,629         1,932          8,697
    Management, technology and other fees ......................         4,331            --          4,331
    Interest income ............................................        10,682         2,036          8,646
                                                                     ---------      --------       --------
     Total revenue .............................................        61,258        13,817         47,441
                                                                     ---------      --------       --------
   Expenses:
    Compensation and employee benefits .........................        43,038        10,754         32,284
    Marketing and advertising ..................................        16,331         4,031         12,300
    Depreciation and amortization ..............................         3,972           511          3,461
    General and administrative .................................        14,913         2,942         11,971
    Interest expense ...........................................         9,516         1,968          7,548
                                                                     ---------      --------       --------
     Total segment expenses ....................................        87,770        20,206         67,564
                                                                                    --------       --------
   Segment loss ................................................                    $  6,389       $ 20,123
                                                                                    ========       ========
    Research and development not allocated to segments .........         2,110
    Expenses not allocated to segments .........................        17,874
                                                                     ---------
     Total expenses ............................................       107,754
   Minority interest ...........................................            (4)
   Extraordinary items .........................................          (436)
                                                                     ---------
     Net loss ..................................................     $  46,936
                                                                     =========
   Segmental assets ............................................     $  93,868      $ 24,477       $ 69,391
   Other assets not allocable to segments ......................        44,207
                                                                     ---------
     Total assets ..............................................     $ 138,075
                                                                     =========

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                     Direct to     Business to
Year ended December 31, 1998                                           Total         Consumer        Business
----------------------------------------------------------------   -------------   ------------   -------------
                                                                                  (In thousands)
   Revenue:
    Secondary marketing revenue, net ...........................     $  28,598       $ 12,571        $ 16,027
    Loan production and processing fees, net ...................         5,338          1,826           3,512
    Management, technology and other fees ......................         1,868             --           1,868
    Interest income ............................................         6,998          2,056           4,942
                                                                     ---------       --------        --------
     Total revenue .............................................        42,802         16,453          26,349
                                                                     ---------       --------        --------
   Expenses:
    Compensation and employee benefits .........................        23,641         10,732          12,909
    Marketing and advertising ..................................         1,325            613             712
    Depreciation and amortization ..............................           743            240             503
    General and administrative .................................         7,997          3,008           4,989
    Interest expense ...........................................         7,111          2,274           4,837
                                                                     ---------       --------        --------
     Total segment expenses ....................................        40,817         16,867          23,950
                                                                                     --------        --------
   Segment (loss) income .......................................                     $   (414)       $  2,399
                                                                                     ========        ========
    Research and development not allocated to segments .........         2,888
    Expenses not allocated to segments .........................         5,175
                                                                     ---------
     Total expenses ............................................        48,880
     Net loss ..................................................     $  (6,078)
                                                                     =========
   Segmental assets ............................................     $ 176,373       $ 93,325        $ 83,048
   Other assets not allocable to segments ......................        17,065
                                                                     ---------
     Total assets ..............................................     $ 193,438
                                                                     =========

                                                                                    Direct to     Business to
Year ended December 31, 1997                                           Total         Consumer      Business
----------------------------------------------------------------   -------------   -----------   ------------
                                                                                 (In thousands)
   Revenue:
    Secondary marketing revenue, net ...........................     $  11,595      $  4,998       $  6,597
    Loan production and processing fees, net ...................         2,347           788          1,559
    Management, technology and other fees ......................         2,032            --          2,032
    Interest income ............................................         3,550           412          3,138
                                                                     ---------      --------       --------
     Total revenue .............................................        19,524         6,198         13,326
                                                                     ---------      --------       --------
   Expenses:
    Compensation and employee benefits .........................        12,058         4,781          7,277
    Marketing and advertising ..................................            58            51              7
    Depreciation and amortization ..............................           318            91            227
    General and administrative .................................         3,258           714          2,544
    Interest expense ...........................................         3,050           354          2,696
                                                                     ---------      --------       --------
     Total segment expenses ....................................        18,742         5,991         12,751
                                                                                    --------       --------
   Segment income ..............................................                    $    207       $    575
                                                                                    ========       ========
    Research and development not allocated to segments .........         1,078
    Expenses not allocated to segments .........................         3,235
                                                                     ---------
     Total expenses ............................................        23,056
     Net loss ..................................................     $  (3,532)
                                                                     =========
   Segmental assets ............................................     $  73,738      $ 31,243       $ 42,494
   Other assets not allocable to segments ......................         8,189
                                                                     ---------
     Total assets ..............................................     $  81,927
                                                                     =========

                              MORTGAGE.COM, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(17) SUBSEQUENT EVENT

     On March 27, 2000, the Company entered into a common stock purchase agreement with an investor granting the Company an option to sell stock to that investor over the next 24 months, commencing on the effective date of a registration statement. Under this commitment the Company will be able to sell, subject to certain conditions, up to a total of $40 million of its unissued common stock.

                       MORTGAGE.COM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                        (In thousands except share data)
                                   (Unaudited)

                                                                                   March 31,          December 31,
                                                                                     2000                 1999
                                                                                ----------------     ----------------
ASSETS:
Cash and cash equivalents ...............................................       $       21,996       $        7,537
Mortgage loans available for sale, net ..................................               99,182               93,120
Property and equipment, net .............................................               14,965               16,408
Capitalized software development costs, net .............................                3,277                2,817
Goodwill and other intangible assets, net ...............................                9,375                9,780
Other assets ............................................................                7,726                8,413
                                                                                ----------------     ----------------
     Total assets .......................................................       $      156,521       $      138,075
                                                                                ================     ================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Warehouse and other notes payable .......................................       $       96,590       $       88,399
Accounts payable, accrued expenses and other liabilities ................                5,375               13,691
Capital lease obligations................................................                3,346                2,409
                                                                                ----------------     ----------------
     Total liabilities ..................................................              105,311              104,499
                                                                                ----------------     ----------------

Minority interest .......................................................                  170                  249

Shareholders' equity:
   Preferred stock of Opernclose.com, Inc. subsidiary, $.01 par value.
     Authorized 10,000,000 shares; issued and outstanding 3,000,000
     and no shares respectively .........................................                   30                   --
   Preferred stock, $.01 par value.  Authorized 15,000,000 shares;
     no shares issued and outstanding ...................................                   --                   --
   Common stock, $.01 par value. Authorized 210,000,000 shares; issued
     and outstanding 44,001,992 and 43,221,964 shares, respectively .....                  440                  432
   Additional paid-in capital ...........................................              136,944              107,011
   Unearned compensation ................................................               (8,326)              (8,860)
   Accumulated deficit ..................................................              (78,048)             (65,256)
                                                                                ----------------     ----------------
     Total shareholders' equity .........................................               51,040               33,327
                                                                                ----------------     ----------------
     Total liabilities and shareholders' equity .........................       $      156,521       $      138,075
                                                                                ================     ================

        See accompanying notes to the consolidated financial statements.

                       MORTGAGE.COM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands except per share data)
                                   (Unaudited)

                                                                              Three Months Ended
                                                                              ------------------
                                                                                   March 31
                                                                        --------------------------------
                                                                            2000              1999
                                                                        -------------     --------------
Revenues:
   Secondary marketing revenue, net ...........................         $     5,488       $      8,600
   Loan production and processing fees, net ...................               2,292              2,598
   Management, technology and other fees ......................                 714              1,991
   Interest income ............................................               1,673              2,677
                                                                        -------------     --------------
Total revenues ................................................              10,167             15,866
                                                                        -------------     --------------

Expenses:
   Compensation and employee benefits .........................              11,989              9,645
   Marketing and advertising...................................               1,123              1,536
   Research and development ...................................                 418                777
   Depreciation and amortization ..............................               2,029                698
   General and administrative .................................               5,773              3,759
   Interest expense ...........................................               1,706              2,650
                                                                        -------------     --------------
Total expenses ................................................              23,038             19,065
                                                                        -------------     --------------
Loss before minority interest .................................             (12,871)            (3,199)
Minority interest .............................................                  79                 --
                                                                        -------------     --------------
Net loss ......................................................         $   (12,792)      $     (3,199)
                                                                        =============     ==============

   Net loss ...................................................         $   (12,792)      $     (3,199)
   Preferred stock dividends:
     Paid .....................................................                  --               (179)
     Cumulative unpaid ........................................                  --               (750)
                                                                        -------------     --------------

Net loss available to common shareholders .....................         $   (12,792)      $     (4,128)
                                                                        =============     ==============

Net loss per share - basic and diluted                                  $      (.30)      $       (.44)
                                                                        =============     ==============

Weighted average number of shares..............................              43,385              9,492
                                                                        =============     ==============


        See accompanying notes to the consolidated financial statements.

                       MORTGAGE.COM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                                         Three Months Ended
                                                                                         ------------------
                                                                                             March 31
                                                                                -------------------------------------
                                                                                     2000                 1999
                                                                                ----------------     ----------------
Net cash flows from operating activities:
   Net loss .............................................................       $      (12,792)      $       (3,199)
   Adjustments to reconcile net loss to cash provided by (used in)
     operating activities:
     Amortization and depreciation ......................................                2,029                  698
     Amortization of unearned compensation ..............................                  534                  193
     Provision for losses ...............................................                  158                  111
     Loss on disposal of property and equipment .........................                  121                 --
     Minority interest...................................................                  (79)                --
   (Increase) decrease in mortgage loans available for sale, net ........               (6,289)              10,232
   Changes in other assets and liabilities:
     Decrease (increase) in other assets.................................                  642               (1,311)
     (Decrease) increase in accounts payable, accrued expenses and other
     liabilities.........................................................               (7,533)                 419
     Decrease in deferred revenue........................................                 --                 (1,012)
                                                                                ----------------     ----------------
Net cash (used in) provided by operating activities .....................              (23,209)               6,131
                                                                                ----------------     ----------------

Net cash flows from investing activities:
   Additions to capitalized software development costs ..................                 (839)                (501)
   Additions to property and equipment...................................                 (553)                (110)
   Proceeds from sale and leaseback of property and equipment............                1,293                 --
   Purchase of companies, net of cash acquired ..........................                 --                    (91)
   Additions to intangible assets .......................................                 --                   (234)
                                                                                ----------------     ----------------
Net cash used in investing activities ...................................                  (99)                (936)
                                                                                ----------------     ----------------

Net cash flows from financing activities:
   Net proceeds (repayments) from warehouse notes payable ...............                8,193              (12,127)
   Proceeds from issuance of subordinated debentures.....................                 --                 10,000
   Proceeds from other notes payable ....................................                 --                    100
   Payment of other notes payable .......................................                   (2)                  (2)
   Payment of capital lease obligations .................................                 (394)                (148)
   Proceeds from issuance of common stock ...............................                 --                      1
   Costs of issuance of preferred stock .................................                 --                     (2)
   Proceeds from exercise of stock options ..............................                  255                 --
   Proceeds from exercise of warrants ...................................                  427                 --
   Proceeds from sale of interest in subsidiary .........................               30,000                 --
   Costs of sale of interests in subsidiary .............................                 (710)                --
   Dividends paid .......................................................                 --                   (179)
                                                                                ----------------     ----------------
Net cash provided by (used in) financing activities .....................               37,767               (2,357)
                                                                                ----------------     ----------------

Net increase (decrease) in cash and cash equivalents ....................               14,459                2,838
Cash and cash equivalents at beginning of period.........................                7,537                3,413
                                                                                ----------------     ----------------
Cash and cash equivalents at end of period...............................       $       21,996       $        6,251
                                                                                ================     ================
Supplemental disclosures of cash flow information:
   Cash paid during the period for interest .............................       $        1,960       $        2,738
                                                                                ================     ================
   Cash paid during the period for income taxes .........................       $            4       $            1
                                                                                ================     ================


        See accompanying notes to the consolidated financial statements.

                               MORTGAGE.COM, INC.

Item 1.  Notes To Unaudited Consolidated Financial Statements


1.       Description of Business
         -----------------------

         Mortgage.com, Inc. (the "Company"), is incorporated in Florida and provides online mortgage services to consumers and to other businesses. The Company has developed state-of-the-art technology to support its own loan origination, processing, underwriting, closing and secondary marketing of mortgage loans and is using this technology as a platform to enable other industry participants to improve the efficiency and effectiveness of their operations.

         The Company commenced operations in 1994 as a wholesale mortgage lender providing independent mortgage brokers with various support services, including processing and closing services, as well as a source of funding for their loans. In 1995, the Company acquired a software system designed to support mortgage origination, processing, underwriting and closing operations. This system was enhanced and became known as CLOser, a proprietary platform that supports all of the services that the Company offers. The Company uses the CLOser software system to enable financial institutions and non-traditional mortgage originators such as realtors and homebuilders to originate mortgages as an ancillary service. The Company also uses the CLOser platform to provide management processing and back-office services to those customers on an outsourced basis and also provides funding for the mortgages originated by them.

         In January 1999, the Company changed its name from First Mortgage Network, Inc. to Mortgage.com, Inc.

2.       Unaudited Interim Consolidated Financial Statements
         ---------------------------------------------------

         The consolidated financial statements as of March 31, 2000 and for the three month periods ended March 31, 2000 and 1999 are unaudited. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and should be read in conjunction with the Company's audited consolidated financial statements as of and for the year ended December 31, 1999 as set forth in the Company's Annual Report on Form 10-K. In the opinion of management, all adjustments of a recurring nature which are necessary to present a fair statement of results for the interim periods have been made. The unaudited results of operations for the interim periods are not necessarily indicative of the results for the full year or any future period.

         All share and per share amounts, and additional paid-in capital, have been restated to reflect a seven-for-one common stock split effective August 11, 1999.

3.       Use of Estimates
         ----------------

         In preparation of the consolidated financial statements, management has considered all events and/or transactions that are subject to reasonable and normal methods of estimation, and the financial statements reflect that consideration. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

4.       Other Assets
         ------------

         The Company entered into an agreement in 1996 to sell internally developed software to an investment firm. As a condition to the agreement, the Company entered into a ten-year distribution and profit sharing agreement for the software with the same investment firm. The purchase price of the software was $10,800,000 of which $1.61 million was received in cash. Due to certain contract contingencies, the proceeds from the transaction, net of related costs, were recorded as deferred revenue to be recognized when the contingencies were satisfied. The related note was included in accounts and notes receivable on the balance sheet at December 31, 1998 at its discounted net present value and, due to the contingencies affecting collectibility, was fully reserved for at December 31, 1998. On March 31, 1999, this software profit sharing agreement was sold to an unrelated company as part of a sale of a subsidiary of the Company. The Company was relieved of any further obligations. As a result, the $1.01 million in deferred revenue was recorded as management, technology and other fees income in the three months ended March 31, 1999.

5.       Shareholders' Equity
         --------------------

         (a)    Common Stock Transactions

         During January 1999, the Company issued 140,000 shares of common stock at a value of $4.61 per share in connection with the acquisition of the Internet domain name www.mortgage.com as described in Note 5.

         Options to purchase 185,028 shares of common stock were exercised during the three month period ending March 31, 2000.

         (b)    Stock Warrant Transactions

         During the three month period ending March 31, 2000, 595,000 common stock warrants were exercised.

         On January 1, 2000, the Company issued warrants to purchase 233,331 shares of common stock to John Rodgers, Andrew Heller and Kyle Meyer as earn-out consideration in connection with our merger with American Finance & Investment in 1998. The exercise price of the warrants is $1.071. The issuance of these warrants is exempt pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.

         On March 27, 2000, the Company issued warrants to purchase 332,060 shares of common stock to Ladenburg Thalmann & Co., Inc. in consideration of certain investment banking services performed in connection with an equity line of credit we entered into with Sugarplum Investments Limited. The exercise price of the warrants is $2.4092. The issuance of these warrants is exempt pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.

         On March 27, 2000, the Company issued warrants to purchase 332,060 shares of common stock to Sugarplum Investments Limited in consideration of Sugarplum providing us with an equity line of credit. The exercise price of the warrants is $2.4092. The issuance of these warrants is exempt pursuant to Regulation S under the Securities Act of 1933. Ladenburg Thalmann & Co. Inc. acted as placement agent in connection with the issuance of these warrants and received warrants to purchase 332,060 shares of common stock as partial compensation for its services.

         (c)    Openclose.com, Inc. Subsidiary

         On January 27, 2000, the Company contributed certain assets constituting the Company's "Openclose" division to a newly formed corporation, Openclose.com, Inc., in exchange for $24 million in cash and common stock of Openclose.com representing 51 percent of its outstanding securities. Simultaneously with this contribution, certain accredited investors contributed $30 million in cash to Openclose.com in exchange for convertible preferred stock representing the remaining 49 percent of its outstanding securities. The assets contributed by the Company consisted primarily of the www.openclose.com Internet web site, the programming and computer code, and certain customer contracts pertaining to the web site. These contributed assets were carried on the Company's balance sheet at a nominal amount. The Company has accounted for the transaction as a capital contribution.

         (d)    Additional Financing

         On March 27, 2000, the Company entered into a common stock purchase agreement with an investor granting the Company an option to sell stock to that investor over the next 24 months, commencing on the effective date of a registration statement. Under this commitment, the Company will be able to sell, subject to certain conditions, up to a total of $40 million of its unissued common stock.

         (e)    Unearned Compensation

         Unearned compensation resulted when stock options were granted in 1998 and 1999 at prices that were subsequently determined to be less than their estimated fair value. The Company recorded an estimate of the excess of fair value over the exercise price of approximately $16.6 million as a separate component of shareholders' equity. During the three month periods ended March 31, 2000 and 1999, the Company amortized approximately $534,000 and $193,000 to compensation and employee benefits expense, respectively. As the Company's stock option plan has a five-year vesting requirement, the remaining deferred compensation cost is being amortized on a straight line basis over the vesting period. Stock-based compensation is a non-cash expense.

6.       Income Taxes
         ------------

         No current or deferred provision for income taxes was recorded for the three month periods ended March 31, 2000 and 1999 due to the Company's operating losses in the respective periods.

7.       Segment Information
         -------------------

         The Company operates in two reportable business segments: the Direct to Consumer reportable Segment, which includes the Mortgage.com Internet web site which originates mortgage loans that are subsequently sold in the secondary market; and the Business to Business reportable Segment, which includes back-office mortgage services for lenders, realtors, homebuilders and software and Internet conduits, technology platform licenses to mortgage industry participants and the Openclose.com web site that enables brokers, lenders and insurance companies to conduct their business through a neutral Internet site with selected financial institutions using automated underwriting capabilities provided by the Federal National Mortgage Association. The Business to Business reportable Segment generates revenues by charging fees for these services or by funding and selling loans originated through a business customer in the secondary market. These segments are characterized by the nature of their customers and represent components of the Company about which separate financial information is available that is evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Summarized financial information concerning the business segments is shown in the following table: (Certain expenses that are not directly attributable to the business channels have not been allocated to segments in these tables.)


(In Thousands)                                                                         Business to            Direct to
                                                                   Total                Business              Consumer
                                                              ---------------        --------------        --------------
Three months ended March 31, 2000
   Revenues:
     Secondary marketing revenue, net ....................     $       5,488         $      5,077          $     411
     Loan production and processing fees, net ............             2,292                2,050                242
     Management, technology and other fees ...............               714                  709                  5
     Interest income .....................................             1,673                1,486                187
                                                               ---------------       --------------        --------------
   Total revenues ........................................            10,167                9,322                845


                                      F-32



   Expenses:
     Compensation and employee benefits ..................            10,021                9,526                495
     Marketing  and advertising...........................             1,118                1,115                  3
     Depreciation and amortization .......................             1,539                1,487                 52
     General and administrative ..........................             3,737                3,523                214
     Interest expense ....................................               310                  289                 21
                                                               ---------------       --------------        --------------
   Total segment expenses ................................            16,725               15,940                785
                                                                                     --------------        --------------
   Segment loss ..........................................                           $     (6,618)         $      60
                                                                                     --------------        --------------
   Research and development not allocated to segments ....               418
   Expenses not allocated to segments ....................             5,895
                                                               ---------------
   Total expenses ........................................            23,038
                                                               ---------------
   Loss before minority interest .........................           (12,871)
   Minority interest .....................................                79
                                                               ---------------
   Net loss ..............................................     $       5,895
                                                               ===============

Segment assets at March 31, 2000 .........................     $      99,182         $     84,690          $  14,492
                                                                                     --------------        --------------
Other assets not allocated to segments ...................            57,339
                                                               ---------------
Total assets .............................................     $     156,521
                                                               ===============

Three Months ended March 31, 1999
   Revenues:
     Secondary marketing revenue, net ....................     $       8,600         $      6,147          $   2,453
     Loan production and processing fees, net ............             2,598                2,065                533
     Management, technology and other fees ...............             1,991                1,991                 --
     Interest income .....................................             2,677                2,155                522
                                                               ---------------       --------------        --------------
   Total revenues ........................................            15,866               12,358              3,508
                                                               ---------------       --------------        --------------

   Expenses
     Compensation and employee benefits ..................             8,753                6,246              2,508
     Marketing  and advertising...........................             1,349                  998                351
     Depreciation and amortization .......................               385                  293                 91
     General and administrative ..........................             2,988                2,482                506
     Interest expense ....................................             2,507                2,005                502
                                                                   -----------       --------------        --------------
   Total segment expenses ................................            15,982               12,025              3,957
                                                                                     --------------        --------------
   Segment loss ..........................................                           $        333          $    (449)
                                                                                     --------------        --------------
   Research and development not allocated to segments ....               776
   Expenses not allocated to segments ....................             2,307
                                                               ---------------
   Total expenses ........................................            19,065
                                                               ---------------
   Net loss  .............................................     $      (3,199)
                                                               ===============


                                      F-33


Segment assets at March 31, 1999 .........................     $     166,149         $    113,713          $  52,436
Other assets not allocated to segments ...................            22,656
                                                               ---------------
Total assets .............................................     $     188,805
                                                               ===============

                                [BACK COVER PAGE]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

         The following table provides the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the securities being registered. All amounts are estimates, except the Securities and Exchange Commission registration fee. All of these costs and expenses will be borne by the registrant.

         Securities and Exchange Commission filing fee.............  $ 14,102.52
         Accountants' fees and expenses............................    35,000.00
         Legal fees and expenses...................................   150,000.00
         Total.....................................................  $199,102.52


Item 14.  Indemnification of Directors and Officers.

         Section 607.0850 of the Florida Business Corporation Act authorizes a court to award, or permits a Florida corporation to grant, indemnity to present or former directors and officers, as well as certain other persons serving at the request of the corporation in related capacities. This permitted indemnity is sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933, including reimbursement for expenses incurred.

         The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. The registrant's Bylaws provide for the indemnification of directors, former directors and officers to the maximum extent permitted by Florida law. The registrant's Bylaws also provide that it may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity. In addition, the registrant has entered into Indemnification Agreements (Exhibits 10.29, 10.30 and 10.31 hereto) with each officer and director.


Item 15.  Recent Sales of Unregistered Securities

         Within the past three years, the registrant has sold the following securities that were not registered under the Securities Act. The purchases and sales were exempt pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder) as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant. The information in this item has been adjusted for a 7-for-1 stock split for the common stock effective August 11, 1999 and states preferred shares as the number of common shares into which they were converted.

         1. Between December 24, 1996 and June 30, 1997, the registrant issued 3,733,352 shares of Series C Preferred Stock to six accredited institutional investors, Canaan Equity, L.P., Canaan Ventures II Limited Partnership, Canaan Ventures II Offshore CV, Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership, CV, and Dominion Fund III, for aggregate consideration of approximately $4,000,000. We undertook this transaction to raise funds for general working capital purposes. In connection with this issuance and sale, between December 24, 1996 and March 10, 1997, the registrant also issued warrants to purchase 104,664 shares of common stock at approximately $1.07 per share to Raymond James and Associates, Inc. in consideration for its services as placement agent in the sale of Series C Preferred Stock. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.

         2. As of June 30, 1997, the registrant issued 250,838 shares of common stock to John Hogan in consideration for the merger of OnLine Capital into the registrant. On January 1, 1998, the registrant issued an additional 250,838 shares of common stock to John Hogan pursuant to a clause in the OnLine Capital merger agreement. As of January 1, 1998, the registrant issued 700,000 shares of common stock to John Hogan in consideration of changing John Hogan's compensation plan.

         3. As of August 31, 1997, the registrant issued $1,500,000 in face amount of 12% Senior Subordinated Convertible Notes due September 30, 2002 and warrants to purchase 350,000 shares of common stock at approximately $1.07 per share to two accredited, institutional investors, Canaan Equity, L.P. and Dominion Fund III. We undertook this transaction to raise funds for general working capital purposes. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.

         4. As of December 31, 1997, the registrant issued 1,442,000 shares of Series C Preferred Stock to two accredited, institutional investors, Canaan Equity, L.P. and Dominion Fund III, upon their conversion of $1,500,000 in face amount of 12% Senior Subordinated Convertible Notes due September 30, 2002. We undertook this transaction to raise funds for general working capital purposes and to retire debt. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution and received or had access to adequate information about the registrant.

         5. As of January 30, 1998, the registrant issued $2,000,000 of 12% Senior Subordinated Convertible Notes due January 31, 2003 and warrants to purchase 466,669 shares of common stock at approximately $1.07 per share to two accredited, institutional investors, Canaan Equity, L.P. and Dominion Fund III. We undertook this transaction to raise funds for general working capital purposes. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.

         6. As of March 31, 1998, the registrant issued 700,000 shares of common stock to John Rodgers, Andrew Heller and Kyle Meyer as consideration for the merger of RM Holdings, Inc. into the registrant. The merger agreement also contained an earn-out provision that provided for the issuance of warrants to purchase 700,000 shares of common stock at approximately $1.07 per share, pursuant to a formula. On December 31, 1998, the registrant issued warrants to purchase 203,882 shares of common stock, and on December 31, 1999, the registrant issued warrants to purchase 233,331 shares of common stock, each at approximately $1.07 per share to John Rodgers, Andrew Heller and Kyle Meyer pursuant to the earn-out provision.

         7. As of April 1, 1998 the registrant issued a warrant to purchase 2,100,000 shares of common stock at approximately $1.07 per share and a warrant to purchase 700,000 shares of common stock at approximately $1.07 per share to an accredited, institutional investor, Superior Bank, FSB, in consideration of services under the Sale and Marketing Agreement between the registrant and Superior Bank dated as of April 28, 1995, as amended.

         8. As of April 15, 1998, the registrant issued a warrant to purchase 252,000 shares of common stock with an exercise price of approximately $1.64 per share to FMN Associates Limited Partnership in consideration for the settlement of a dispute.

         9. As of April 15, 1998, the registrant issued warrants to purchase 147,000 shares of common stock with an exercise price of approximately $1.07 per share and 308,000 shares of common stock to an accredited, institutional investor, Raymond James & Associates, Inc., in settlement of a dispute regarding services as a placement agent in connection with the sale of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

        10. As of April 1, 1998, the registrant issued a warrant to purchase 68,600 shares of Series D Preferred Stock with an exercise price of approximately $1.64 per share to an accredited, institutional investor, Dominion Fund III, as consideration for the establishment of an equipment lease line of credit with an affiliate of Dominion Fund III. As of November 20, 1998, the registrant issued a warrant to purchase 61,950 shares of Series D Preferred Stock with an exercise price of approximately $1.64 per share to Dominion Capital Management, LLC, an affiliate of the lessor, for an aggregate price of $672.60 in connection with an increase of $925,000 in the equipment lease line of credit. As of February 16, 2000, the registrant issued a warrant to purchase 38,150 shares of common stock with an exercise price of $5.19 per share to Dominion Capital Management, LLC in connection with a further increase of $1,800,000 in the equipment lease line of credit.

         11. Between May 29, 1998 and August 31, 1998, the registrant issued 8,917,286 shares of Series D Preferred Stock to sixteen investors in exchange for the retirement of $200,000 in face amount of 12% Senior Subordinated Notes due January 31, 2003 and $14,900,000 in cash. We undertook this transaction to raise funds for general working capital purposes and to retire debt. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.

        12. As of January 1, 1999, the registrant issued 140,000 shares of common stock to Credit.Com, LLC as partial consideration for the acquisition of the domain name "www.mortgage.com".

        13. As of February 9, 1999, the registrant issued an aggregate amount of $2,000,000 of 12% Senior Subordinated Notes due February 9, 2000 and warrants to purchase 46,678 shares common stock with an exercise price of $7.92 to eight accredited, institutional investors. We undertook this transaction to raise funds for general working capital purposes in the event funds were not available in the public market. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.

         14. As of February 26, 1999, the registrant issued an aggregate amount of $8,000,000 of 12% Senior Subordinated Notes due February 26, 2001 and warrants to purchase 373,338 shares of common stock with an exercise price of $8.00 to seven accredited, institutional investors. We undertook this transaction to raise funds for general working capital purposes in the event funds were not available in the public market. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.

        15. As of April 5, 1999, the registrant issued an aggregate amount of $3,000,000 of 12% Senior Subordinated Notes due April 5, 1999 and a warrant to purchase 140,028 shares of common stock with an exercise price of $8.00 to an accredited, institutional investor, TeleBanc Capital Markets, Inc. We undertook this transaction to raise funds for general working capital purposes in the event funds were not available in the public market. The purchase and sale was exempt pursuant to Rule 506 and Regulation D as a transaction by an issuer not involving a public offering, where the purchaser was an accredited investor, represented its intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.

         16. As of April 15, 1999, the registrant issued warrants to purchase an aggregate of 28,000 shares of common stock with an exercise price of $8.00 in consideration for the waiver by First Capital Corporation of Los Angeles and Mortgage Loan Specialists, Inc. of their respective conversion rights pursuant to Technology Member Correspondent Agreements dated as of November 1, 1998.

         17. As of April 30, 1999, the registrant issued 46,669 shares of common stock to Harris Friedman in conversion of a 12% Convertible Subordinated Debenture with a principal amount of $100,000 due May 1, 1999. We undertook this transaction to retire debt.

        18. As of May 6, 1999, the registrant issued $27,500,000 in face amount of 12% Senior Subordinated Convertible Debentures, due May 6, 2001, convertible in certain circumstances to common stock or Series E Preferred Stock, to an accredited, institutional investor, Intuit Inc. We undertook this transaction to raise funds for general working capital purposes and to purchase technology and redeem warrants. The purchase and sale was exempt pursuant to Rule 506 and Regulation D as a transaction by an issuer not involving a public offering, where the purchaser was an accredited investor, represented its intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.

        19. As of May 28, 1999, the registrant issued 1,875,007 shares of its Series F Preferred Stock to three accredited institutional investors consisting of affiliates of Dominion Fund III, Canaan Equity, L.P. and Technology Crossover Ventures, for aggregate consideration of $15,000,000. We undertook this transaction to raise funds for general working capital purposes in the event funds were available in the public market. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.

         20. In October 1999 the registrant issued 162,500 shares of common stock to CSC Holdings LLC as consideration for the acquisition by the registrant of certain assets. The purchase and sale was exempt pursuant to Section 4(2) of the Act as a transaction by the issuer not involving a public offering.

        21. Since May 1996, the registrant has granted stock options to purchase 15,912,869 shares of common stock with exercise prices ranging from $0.79 to $11.53 per share, to employees, directors, and consultants pursuant to the registrant's employee stock option plan. As of May 1, 1997, the Registrant also granted an option outside of the plan to an employee for 42,000 shares of common stock with an exercise price of approximately $0.79 per share as part of a severance arrangement.

         Of these options, 1,230,900 have been exercised for an aggregate consideration of $1,360,496. The issuance of common stock upon exercise of the options was exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.

        22. On November 10, 1999, we issued 35,000 shares of common stock pursuant to an exercise of warrants originally issued in November 1995. The exercise price for the warrants was approximately $0.71 per share.

         No underwriters were employed in any of the above transactions. Appropriate legends were affixed to the share certificates and warrants issued in the transactions.

Item 16.  Exhibits and Financial Statement Schedules.

          2.1        Common Stock Purchase Agreement dated March 27, 2000,
                     between Registrant and Sugarplum Investments Limited
                         (a) Amendment to Common Stock Purchase Agreement dated as of June 23, 2000
          2.2+       Registration Rights Agreement dated March 27, 2000, between
                     Registrant and Sugarplum Investments Limited
          2.3+       Escrow Agreement dated as of March 27, 2000, among
                     Registrant, Sugarplum Investments Limited and Epstein
                     Becker & Green, P.C.
          2.4+       Letter Agreement dated February 23, 2000, between the
                     Registrant and Ladenburg Thalmann & Co. Inc.
                         (a)  Amendment to Letter Agreement
          2.5+       Stock Purchase Warrant dated March 28, 2000, issued to
                     Ladenburg Thalmann & Co. Inc.
          2.6+       Stock Purchase Warrant dated March 28, 2000, issued to
                     Sugarplum Investments Limited
          2.7**      Agreement dated October 7, 1999, among MDCM Acquisition
                     Corp. (an affiliate of the registrant), CSC Holdings, LLC,
                     Capital Savings Co., Inc., PlanMax, Inc., ACM/USA, Inc.,
                     CSC Marketing Services, LLC, Todd Ballenger and Robert B.
                     Ballenger
          3.1*       Fourth Amended and Restated Articles of Incorporation, as
                     amended
          3.2*       Amended and Restated Bylaws
          4.1*       $27,500,000 Note Purchase Agreement dated as of May 5, 1999
                     (schedules omitted)
          4.2*       $8,000,000 Note Purchase Agreement dated as of February 26,
                     1999 (schedules omitted)
          4.3*       $3,000,000 Note Purchase Agreement dated as of April 19,
                     1999 (schedules omitted)
          4.4*       Registration Rights Agreement dated March 15, 1996, between the Registrant and Mason-McDuffie Real Estate, Inc.
          4.5*       Registration Rights Agreement dated May 1, 1996, between
                     the Registrant and Raymond James & Associates, Inc.
          4.6*       Registration Rights Agreement dated as of January 1, 1998, between the Registrant and Credit.com, LLC

          4.7* Series B Preferred Stock Purchase Agreement dated as of March 29, 1996 among the Registrant, purchasers of the Series B Preferred Stock, Purchasers of the Series C Preferred Stock, Purchasers of the Series D Preferred Stock, Andrew Heller, Kyle Meyer, John T. Rodgers, TeleBanc Capital Markets, Inc. and Dominion Fund IV, L.P., as amended
          4.8*       Specimen certificate for shares of Registrant's common
                     stock
          4.9* Recapitalization Agreement and Plan of Reorganization between the registrant and Mason-McDuffie Real Estate, Inc.
          4.10* Letter Agreement dated September 1, 1998 from the registrant to Technology Crossover Ventures II, L.P.
          5.1+       Legal Opinion of Foley & Lardner as to legality of
                     securities
          10.1* Employment Agreement between the Registrant and Seth S. Werner dated January 1, 1999
          10.2* Employment Agreement between the Registrant and John J. Hogan dated May 28, 1999
          10.3* Amended and Restated Employment Agreement between the Registrant and David Larson dated May 28, 1999
          10.4* Purchase and Sale Agreement dated April 7, 1995 among the Registrant, Morbank Financial Systems, Inc., Globe Mortgage Company, John Buscema, and Financial Resources Group
                         (a)  Waiver of Rights to Software
          10.5*      Amended and Restated Stock Option Plan (as of March 24,
                     1999)
          10.6*      Form of Stock Option Agreements under Employee Stock Option
                     Plan
                         (a)  Mortgage.com, Inc. (f/k/a First Mortgage Network,
                              Inc.) Non-Qualified Stock Option Agreement
                         (b)  Mortgage.com, Inc. (f/k/a First Mortgage Network,
                              Inc.) Non-Qualified Stock Option Agreement (For Employees of Network Members)
                         (c) Mortgage.com, Inc. (f/k/a First Mortgage Network, Inc.) Incentive Stock Option Agreement
                         (d) Mortgage.com, Inc. Non-Qualified Stock Option Agreement (Revised April 26, 1999)
                         (e) Mortgage.com, Inc. Non-Qualified Stock Option Agreement (For Employees of Network Members Revised April 26, 1999)
                         (f) Mortgage.com, Inc. Incentive Stock Option Agreement (Revised April 26, 1999)

          10.7* Superior Bank Warrant Repurchase Agreement between Registrant and Superior Bank, FSB dated May 4, 1999
                         (a) First Amendment to Superior Bank Warrant Repurchase Agreement made as of August 11, 1999
          10.8* Agreement between Registrant and Superior Bank, FSB dated as of April 1, 1998
          10.9* Common Stock Warrant dated April 1, 1998 to Superior Bank, FSB to purchase 300,000 shares of Common Stock at $5.00 per share
          10.10* Common Stock Warrant dated April 1, 1998 to Superior Bank, FSB to purchase 100,000 shares of Common Stock at $7.50 per share
          10.11* Amended and Restated Desktop Underwriter Seller/Servicer Software License and Subscription Agreement between Registrant and Fannie Mae executed October 15, 1998
          10.12** Termination Agreement dated February 29, 2000, between Registrant and Intuit Lender Services, Inc.
          10.13* Mortgage Loan Processing Agreement between the Registrant and Atlanta Internet Bank, FSB dated as of April 1, 1998
          10.14* Atlanta Internet Bank Mortgage Center Mortgage Loan Origination, Processing, Purchase and Sale Agreement between Registrant and Atlanta Internet Bank, FSB dated as of April 1, 1998
          10.15* License, Staffing, Purchase and Sale Agreement between Registrant and Atlanta Internet Bank, FSB dated as of
                     April 1, 1998
          10.16* Letter Agreement dated May 20, 1999, between the Registrant and NetBank
          10.17* $2,000,000 Note Purchase Agreement dated as of February 9, 1999 (schedules omitted)
          10.18*     Form of Common Stock Warrant dated August 31, 1997 with an exercise price of $7.50 per share (50,000 shares)
          10.19*     Form of Common Stock Warrant dated January 30, 1998 with an exercise price of $7.50 per share (66,667 shares)
          10.20* Form of Warrant dated February 9, 1999 with an exercise price of $30.00 per share (6,668 shares)
          10.21* Form of Warrant dated February 26, 1999 with an exercise price of $30.00 per share (53,334 shares)
          10.22* Form of Warrant dated April 19, 1999 with an exercise price of $30.00 per share (20,004 shares)
          10.23** Second Amended and Restated Warehousing Credit and Security Agreement (Syndicated Agreement) dated as of November 12, 1999, among the Registrant, Residential Funding Corporation and certain other lenders

                       **(a) First Amendment to Second Amended and Restated Warehousing Credit and Security Agreement (Syndicated Agreement) dated as of December 17, 1999
                      ***(b) Second Amendment to Second Amended and Restated Warehousing Credit and Security Agreement (Syndicated Agreement) dated as of March 17, 2000
                         (c) Third Amendment to Second Amended and Restated Warehousing Credit and Security Agreement (Syndicated Agreement) dated as of May 5, 2000
          10.24* Master Lease Agreement between Dominion Ventures, Inc. and Registrant dated as of April 1, 1998
          10.25** First Amendment to Master Lease Agreement No. 10571 dated November 5, 1998, between Dominion Ventures, Inc. and Registrant
          10.26+ Second Amendment to Master Lease Agreement No. 10571 dated February 16, 2000, between Dominion Ventures, Inc. and Registrant
          10.27* Agreement Regarding Creation of Western America Mortgage, Ltd. dated as of July 8, 1999 among the Registrant, FMN Management Company, Inc., Western America Mortgage, Ltd., Amcalfund, Inc. and Mason-McDuffie Real Estate, Inc.
                         (a) Western America Mortgage, Ltd. Limited Partnership Agreement among FMN Management Company, Inc. and Amcalfund, Inc.
                         (b) Office Use and Services Agreement between Mason-McDuffie Real Estate, Inc. and Western America Mortgage, Ltd.
                         (c) Noncompetition and Option Agreement between Western America Mortgage, Ltd., Amcalfund, Inc., FMN Management Company, Inc. and Mason-McDuffie Real Estate, Inc.
          10.28* Domain Name Assignment Agreement dated as of January 1, 1999, between the Registrant and Credit.com, LLC
                         (a) Amendment No. 1 to Domain Name Assignment Agreement dated as of June 30, 1999 between the registrant and Credit.com, LLC
          10.29* Form of Director Indemnification Agreement dated as of April 15, 1999
          10.30* Form of Director/Officer Indemnification Agreement dated as of April 15, 1999
          10.31*     Form of Officer Indemnification Agreement dated as of
                     April 15, 1999
          10.32* Waiver Agreement dated December 28, 1998, between Cendant Mortgage and Mortgage.com

          10.33*     B. Anderson Young - Terms of Offer of Employment
                         (a)  Non-competition Agreement for B. Anderson Young
          10.34**    Administrative Services and Technology Sharing Agreement
                     dated as of January 27, 2000, between the Registrant and
                     Openclose.com, Inc.
          10.35**    Contribution Agreement dated as of January 27, 2000, among the Registrant, Openclose.com, Inc. and certain investors
                     listed therein
          10.36**    Lease Agreement dated June 23, 1999 between the Registrant and ACP Office I, LLC.
          21.1**     List of Subsidiaries
          23.1       Consent of KPMG LLP
          23.2+      Consent of Foley & Lardner (included in Exhibit 5.1)
          24.1+      Power of Attorney (included on signature page hereto)

         --------------------
         *     Incorporated by reference from the registrant's Form S-1
               (333-79757)
         **    Incorporated by reference from the registrant's Form 10-K for
               December 31, 1999 (000-26787)
         ***   Incorporated by reference from the registrant's Form 10-Q for
               March 31, 2000 (000-26787)
         +     Previously filed.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes to provide to Sugarplum Investments Limited, which is deemed an "underwriter" within the meaning of the Securities Act of 1933 with respect to certain shares covered by this registration statement, certificates in such denominations and registered in such names as required by Sugarplum to permit prompt delivery to each subsequent purchaser.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on June 26, 2000.

                                       MORTGAGE.COM, INC.


                                       By: /s/ Seth S. Werner
                                          --------------------------------------
                                           Seth S. Werner, Chairman and Chief
                                           Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registrant's registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                Title                                 Date

/s/ Seth S. Werner                       Chairman of the Board, President and             June 26, 2000
------------------------------------     Chief Executive Officer
Seth S. Werner

/s/ John J. Hogan*                       Senior Executive Vice President and              June 26, 2000
------------------------------------     Director
John J. Hogan

/s/ George A. Naddaff*                   Vice-Chairman of the Board                       June 26, 2000
------------------------------------
George A. Naddaff

/s/ Stephen H. Foltz                     Interim Chief Financial Officer                  June 26, 2000
------------------------------------
Stephen H. Foltz

/s/ Stephen Green*                       Director                                         June 26, 2000
------------------------------------
Stephen Green

/s/ Michael K. Lee*                      Director                                         June 26, 2000
------------------------------------
Michael K. Lee

                                         Director
------------------------------------
C. Toms Newby, III

*By Seth S. Werner, attorney-in-fact